                                  EXHIBIT 99.1

                          INDEPENDENT AUDITORS' REPORT


The Shareholders and Board of Directors of PennCorp Financial Group, Inc.

We have audited the accompanying consolidated balance sheets of PennCorp Financial Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PennCorp Financial Group, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/KPMG PEAT MARWICK LLP
Raleigh, North Carolina
February 28, 1997
(except as to Note 19 which is as of November 14, 1997)

CONSOLIDATED STATEMENTS OF INCOME
(As restated)

                                                                               FOR THE YEARS ENDED DECEMBER 31,
             (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)               1996         1995        1994
                                                                              ---------    ---------   ---------
REVENUES:
   Premiums, principally accident and sickness                                $ 256,859    $ 239,010   $ 214,674
   Interest sensitive policy product charges                                     91,231       62,879      29,748
   Net investment income                                                        210,734      102,291       51,850
   Other income                                                                  22,666       17,076       1,056
   Net gains (losses) from the sale of investments                                1,257        3,770      (3,556)
                                                                              ---------    ---------   ---------
     Total revenues                                                             582,747      425,026     293,772
                                                                              ---------    ---------   ---------

BENEFITS AND EXPENSES:
   Claims incurred                                                              188,727      141,876     112,650
   Change in liability for future policy benefits and other
     policy benefits                                                             83,184       20,047      (9,329)
   Amortization of present value of insurance in force and
     deferred policy acquisition costs                                           56,470       51,535      28,466
   Amortization of costs in excess of net assets acquired                         8,648        6,486       5,241
   Underwriting and other administrative expenses                               116,560      106,105      77,817
   Interest and amortization of deferred debt issuance costs                     18,579       19,520      18,274
                                                                              ---------    ---------   ---------
     Total benefits and expenses                                                472,168      345,569     233,119
                                                                              ---------    ---------   ---------
Income before income taxes, undistributed earnings in
   unconsolidated affiliates and extraordinary charge                           110,579       79,457      60,653
     Income taxes                                                                40,957       27,829      22,163
                                                                              ---------    ---------   ---------
Net income before undistributed earnings in unconsolidated
   affiliates and extraordinary charge                                           69,622       51,628      38,490
     Undistributed earnings in unconsolidated affiliates                         21,037        4,718          --
                                                                              ---------    ---------   ---------
Net income before extraordinary charge                                           90,659       56,346      38,490
     Extraordinary charge (net of income taxes of $1,277, $- and $-)             (2,372)          --          --
                                                                              ---------    ---------   ---------
Net income                                                                       88,287       56,346      38,490
     Preferred stock dividend requirements                                       14,646        6,540       1,151
                                                                              ---------    ---------   ---------
Net income applicable to common stock                                         $  73,641    $  49,806   $  37,339
                                                                              =========    =========   =========

PER SHARE INFORMATION:

Primary:
   Net income applicable to common stock before extraordinary charge         $    2.67    $    2.17   $    1.88
     Extraordinary charge, net of income taxes                                    (0.08)          --          --
                                                                              ---------    ---------   ---------
   Net income applicable to common stock                                      $    2.59    $    2.17   $    1.88
                                                                              =========    =========   =========

Common shares used in computing primary earnings per share                       28,462       22,985      19,830
                                                                              =========    =========   =========

Fully diluted:
   Net income applicable to common stock before extraordinary charge          $    2.49    $    2.09

     Extraordinary charge, net of income taxes                                    (0.07)          --
                                                                              ---------    ---------
   Net income applicable to common stock                                      $    2.42    $    2.09
                                                                              =========    =========

Common shares used in computing fully diluted earnings per share                 35,229       25,566
                                                                              =========    =========



           See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS
(As restated)

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)                                     AS OF DECEMBER 31,
                                                                                                       1996           1995
                                                                                                    -----------    -----------
ASSETS:
Investments:
   Fixed maturity securities:
     Held for investment, at amortized cost (fair value $89,759 in 1996 and $51,354 in 1995)        $    87,330    $    51,366
     Available for sale, at fair value (amortized cost $2,941,268 in 1996 and $1,414,187 in 1995)     2,993,925      1,486,985
   Equity securities available for sale, at fair value (cost $17,511 in 1996 and $13,707 in 1995)        20,867         15,172
   Trading securities, at fair value                                                                     31,140         86,104
   Mortgage loans on real estate, net of allowance of $4,211 in 1996 and $- in 1995                     264,732         36,563
   Policy loans                                                                                         145,976        125,179
   Short term investments                                                                                63,113        416,953
   Other investments                                                                                     48,062         30,332
                                                                                                    -----------    -----------
     Total investments                                                                                3,655,145      2,248,654
Cash                                                                                                     39,464         40,325
Accrued investment income                                                                                48,360         30,992
Accounts and notes receivable, net of allowance of $6,528 in 1996 and $8,388 in 1995                     47,295         39,445
Investments in unconsolidated affiliates                                                                140,526        121,325
Present value of insurance in force                                                                     339,010        283,106
Deferred policy acquisition costs                                                                       252,428        185,570
Costs in excess of net assets acquired                                                                  148,080        122,398
Other assets                                                                                            139,015         71,103
                                                                                                    -----------    -----------
     Total assets                                                                                   $ 4,809,323    $ 3,142,918
                                                                                                    ===========    ===========

LIABILITIES:
Policy liabilities and accruals:
   Future policy benefits                                                                           $ 3,481,148    $ 2,145,721
   Policy and contract claims                                                                            44,878         36,429
   Other policyholder funds                                                                              40,429         39,011
                                                                                                    -----------    -----------
     Total policy liabilities and accruals                                                            3,566,455      2,221,161
Income taxes payable, primarily deferred                                                                 55,840         23,713
Notes payable                                                                                           210,325        307,271
Accrued expenses and other liabilities                                                                  114,462        101,638
                                                                                                    -----------    -----------
     Total liabilities                                                                                3,947,082      2,653,783
                                                                                                    -----------    -----------
Mandatorily redeemable preferred stock:
   Series B, $.01 par value, $100 initial redemption value; authorized, issued and
     outstanding 127,500 in 1996 and 1995                                                                14,689         13,307
   Series C, $.01 par value, $100 initial redemption value; authorized, issued and
     outstanding 178,500 in 1996 and 1995                                                                18,175         16,700

SHAREHOLDERS' EQUITY:
$3.375 Convertible Preferred Stock, $.01 par value, $50 redemption value;
authorized issued and outstanding 2,300,000 in 1996 and 1995                                            110,513        110,513
$3.50 Series II Convertible Preferred Stock, $.01 par value, $50 redemption value;
authorized issued and outstanding 2,875,000 in 1996                                                     139,157             --
Common stock, $.01 par value; authorized 50,000,000; issued and outstanding
   28,647,714 in 1996 and 22,879,708 in 1995                                                                286            229
Additional paid-in capital                                                                              393,156        220,482
Unrealized foreign currency translation losses                                                          (14,961)       (15,529)
Unrealized gains on securities available for sale                                                        20,064         30,353
Retained earnings                                                                                       186,032        117,987
Treasury shares (189,750 in 1996 and 1995)                                                               (3,370)        (3,370)
Notes receivable secured by common stock                                                                 (1,500)        (1,537)
                                                                                                    -----------    -----------
     Total shareholders' equity                                                                         829,377        459,128
                                                                                                    -----------    -----------
     Total liabilities and shareholders' equity                                                     $ 4,809,323    $ 3,142,918
                                                                                                    ===========    ===========

           See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(As restated)

                           (AMOUNTS IN THOUSANDS)                     FOR THE YEARS ENDED DECEMBER 31,
                                                                       1996         1995         1994
                                                                     ---------    ---------    ---------
CONVERTIBLE PREFERRED STOCK:
   Balance at beginning of year                                      $ 110,513    $      --    $      --
   Issuance of convertible preferred stock                             139,157      110,513           --
                                                                     ---------    ---------    ---------
       Balance at end of year                                          249,670      110,513           --
                                                                     ---------    ---------    ---------

COMMON STOCK:
   Balance at beginning of year                                            229          191          191
   Issuance of common stock                                                 56           38           --
   Exercise of stock options                                                 1           --           --
                                                                     ---------    ---------    ---------
       Balance at end of year                                              286          229          191
                                                                     ---------    ---------    ---------

ADDITIONAL PAID-IN CAPITAL:
   Balance at beginning of year                                        220,482      169,310      169,301
   Issuance of common stock                                            170,393       51,172           --
   Exercise of stock options                                             2,281           --           --
   Treasury stock awarded to employees, net of unearned award               --           --            9
                                                                     ---------    ---------    ---------
       Balance at end of year                                          393,156      220,482      169,310
                                                                     ---------    ---------    ---------

UNREALIZED FOREIGN CURRENCY TRANSLATION LOSSES:
   Balance at beginning of year                                        (15,529)     (17,875)     (13,118)
   Change in unrealized foreign currency translation losses during
     the year, net of income taxes                                         568        2,346       (4,757)
                                                                     ---------    ---------    ---------
       Balance at end of year                                          (14,961)     (15,529)     (17,875)
                                                                     ---------    ---------    ---------

UNREALIZED GAINS (LOSSES) ON SECURITIES AVAILABLE FOR SALE:
   Balance at beginning of year                                         30,353      (24,454)          --
   Cumulative effect of accounting change, net of income taxes              --           --        9,328
   Equity in unrealized losses of unconsolidated affiliate              (6,045)          --           --
   Change in unrealized gains (losses) on securities available for
     sale during the year, net of income taxes                          (4,244)      54,807      (33,782)
                                                                     ---------    ---------    ---------
       Balance at end of year                                           20,064       30,353      (24,454)
                                                                     ---------    ---------    ---------

RETAINED EARNINGS:
   Balance at beginning of year                                        117,987       69,475       33,003
   Net income                                                           88,287       56,346       38,490
   Dividends on common stock                                            (5,630)      (1,327)        (765)
   Amortization of discount and dividends on preferred stock           (14,646)      (6,540)      (1,151)
   Treasury stock awarded to employees, net of unearned award               --           --         (102)
   Earned portion of treasury stock awarded to employees                    34           33           --
                                                                     ---------    ---------    ---------
       Balance at end of year                                          186,032      117,987       69,475
                                                                     ---------    ---------    ---------

TREASURY SHARES:
   Balance at beginning of year                                         (3,370)        (386)        (280)
   Purchases of treasury shares                                             --       (2,984)        (232)
   Treasury shares awarded to employees, net of unearned award              --           --          126
                                                                     ---------    ---------    ---------
       Balance at end of year                                           (3,370)      (3,370)        (386)
                                                                     ---------    ---------    ---------
NOTES RECEIVABLE SECURED BY COMMON STOCK:                               (1,500)      (1,537)        (115)
                                                                     ---------    ---------    ---------
   Total shareholders' equity                                        $ 829,377    $ 459,128    $ 196,146
                                                                     =========    =========    =========

           See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
(As restated)

                              (AMOUNTS IN THOUSANDS)                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                                                 1996         1995          1994
                                                                                               ---------    ---------    ---------
   CASH FLOWS FROM OPERATING ACTIVITIES:

   Net income before undistributed earnings in unconsolidated affiliates and
     extraordinary charge                                                                      $  69,622    $  51,628    $  38,490
   Adjustments to reconcile net income before undistributed earnings in unconsolidated affiliates and extraordinary charge to net cash provided by operating activities:
     Capitalization of deferred policy acquisition costs                                         (98,140)     (84,089)     (58,509)
     Amortization of present value of insurance in force, deferred policy acquisition costs,
       intangibles, depreciation and accretion, net                                               63,588       54,160       36,453
     Increase (decrease) in policy liabilities and accruals and other policyholder funds          77,549        4,531      (39,701)
     Purchases of trading securities                                                                  --       (1,031)          --
     Sales of trading securities                                                                  56,004       47,145           --
     Other, net                                                                                  (16,476)      12,701       28,835
                                                                                               ---------    ---------    ---------
         Net cash provided by operating activities                                               152,147       85,045       5,568
                                                                                               ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Cash expended in acquisition of businesses, net of cash acquired
     of $-, $- and $12,931                                                                       (99,596)     (18,363)     (89,137)
   Purchases of fixed maturity securities held for investment                                    (27,000)     (15,950)        (472)
   Purchases of fixed maturity securities available for sale                                    (920,430)    (188,388)    (174,872)
   Purchases of equity securities                                                                 (8,398)     (13,415)      (8,294)
   Purchase of affiliate                                                                              --     (107,366)          --
   Maturities of fixed maturity securities held for investment                                    42,351        6,214       18,098
   Maturities of fixed maturity securities available for sale                                     81,538       27,198       41,370
   Sales of fixed maturity securities held for investment                                          4,910           --           --
   Sales of fixed maturity securities available for sale                                         368,331       99,804       83,182
   Sales of equity securities                                                                      5,328        9,993       9,574
   Decrease (increase) in short-term investments, net
     (including changes in amounts due to broker)                                                412,687       39,392      (20,269)
   Acquisitions and originations of mortgage loans                                              (112,473)          --           --
   Sales of mortgage loans                                                                       151,972           --           --
   Principal collected on mortgage loans                                                          21,657           --           --
   Other, net                                                                                      4,521       (3,288)      (3,553)
                                                                                               ---------    ---------    ---------
         Net cash used in investing activities                                                   (74,602)    (164,169)    (144,373)
                                                                                               ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of notes payable                                                                     230,000      130,783       83,500
   Issuance of common stock                                                                      155,450       51,210           --
   Issuance of preferred stock                                                                   139,157      110,513       33,034
   Purchases of treasury stock                                                                        --       (2,984)        (232)
   Reduction of notes payable                                                                   (330,624)     (91,507)      (5,271)
   Redemption of preferred stock                                                                      --      (33,415)          --
   Receipts from interest sensitive products credited to policyholders' account balances         160,403       91,175       47,497
   Return of policyholders' account balances on interest sensitive products                     (365,554)    (144,413)     (45,426)
   Repurchase agreement, net                                                                     (52,839)          --           --
   Other, primarily dividends, net                                                               (14,399)      (4,950)          --
                                                                                               ---------    ---------    ---------
         Net cash provided (used) by financing activities                                        (78,406)     106,412      113,102
                                                                                               ---------    ---------    ---------
         Net increase (decrease) in cash                                                            (861)      27,288      (25,703)
CASH AT BEGINNING OF YEAR                                                                         40,325       13,037       38,740
                                                                                               ---------    ---------    ---------
CASH AT END OF YEAR                                                                            $  39,464    $  40,325    $  13,037
                                                                                               =========    =========    =========


SUPPLEMENTAL DISCLOSURES:
   Income taxes paid (refunded)                                                                $  (4,992)   $     787    $   2,474
   Interest paid                                                                                  18,185       20,001       15,443

NON-CASH FINANCING ACTIVITIES:
   Debt assumed with acquisition                                                                      --       38,214           --
   Securities issued in conjunction with acquisition                                              14,999       28,750           --
   Amounts due on acquisition of affiliate                                                            --       11,114           --

           See accompanying Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (As restated)

(1)      BASIS OF PRESENTATION

PennCorp Financial Group. Inc. (the "Company" or "PennCorp") is an insurance holding company. The Company commenced operations with the acquisition of Pennsylvania Life Insurance Company ("PLIC") and Executive Fund Life Insurance Company (which was merged into PLIC effective July 1, 1996) and Pacific Life and Accident Insurance Company ("PLAIC") on August 23, 1990. Through its wholly-owned life insurance subsidiaries, PLIC and its wholly-owned subsidiary, PennCorp Life Insurance Company (collectively referred to as "Penn Life"), Peninsular Life Insurance Company ("Peninsular"), Professional Insurance Corporation ("Professional"), Pioneer Security Life Insurance Company ("Pioneer Security") and its wholly-owned subsidiaries American-Amicable Life Insurance Company of Texas and Pioneer American Insurance Company (Pioneer Security and its subsidiaries collectively referred to as "AA Life"), Salem Life Insurance Corporation ("Salem Life") and its wholly-owned subsidiaries Integon Life Insurance Corporation ("ILIC"), Georgia International Life Insurance Company and Occidental Life Insurance Company of North Carolina ("OLIC") (Salem Life and its wholly-owned subsidiaries collectively referred to as "Integon Life"), United Life and Annuity Insurance Company ("United Life"), Marketing One, Inc. ("Marketing One"), a third party marketing organization, and PLAIC, the Company offers a broad range of accident and sickness, life, and accumulation insurance products to individuals through a sales force that is contractually exclusive to certain of the Company's subsidiaries and through general agents.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. All dollar amounts presented hereafter, except share information, are stated in thousands.

The financial statements and certain notes thereto have been restated as discussed in Note 19.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Accounts that the Company deems to be acutely sensitive to changes in estimates include deferred policy acquisition costs, future policy benefits, policy and contract claims and present value of insurance in force. In addition, the Company must determine requirements for disclosure of contingent assets and liabilities as of the date of the financial statements based upon estimates. In all instances, actual results could differ from estimates.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES INVESTMENTS

Fixed maturities classified as held for investment are recorded at cost, adjusted for amortization of premium or discount, as the Company has the intent and ability to hold them to maturity. Fixed maturities and equity securities classified as available for sale are recorded at fair value, as they may be sold in response to changes in interest rates, prepayment risk, liquidity needs, the need or desire to increase income or capital and other economic factors. Changes in unrealized gains and losses related to securities available for sale are recorded as a separate component of shareholders' equity, net of applicable income taxes. Securities classified as trading securities are reported at fair value with realized gains and losses and changes in unrealized gains and losses included in the determination of net income as a component of other income. The classification of securities as held for investment, available for sale or trading is generally determined at the date of purchase. The Company carries a certain equity investment in an affiliate on the equity basis of accounting as a result of its percentage ownership and lack of voting control. Mortgage-backed securities held for investment or available for sale are amortized using the interest method including anticipated prepayments at the date of purchase. Significant changes in estimated cash flows from original assumptions are reflected in the period of such change. Mortgage loans on real estate are recorded at cost, adjusted for amortization of premium or discount and provision for loan loss, if necessary. Policy loans, short-term investments, and other investments are recorded at cost, which approximates market.

Realized investment gains and losses and declines in value which are other than temporary, determined on the basis of specific identification, are included in net income.

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which was issued by the Financial Accounting Standards Board ("FASB") in May 1993. Since December 1991, the Company has utilized concepts considered in SFAS No. 115 regarding the classification of investments in debt securities. The implementation of SFAS No. 115 has resulted in the Company reflecting certain invested assets at fair value rather than lower of aggregate cost or market as was the previous accounting practice. As of January 1, 1994 the adoption of SFAS No. 115 resulted in an increase in the value reflected in the financial statements for the fixed maturity securities available for sale of approximately $14,351 and an increase in shareholders' equity of $9,328, net of deferred tax.

In November 1995, the FASB announced that for the year ended December 31, 1995, companies that are subject to the reporting requirements of SFAS No. 115 would have a one-time opportunity to reclassify securities currently classified as held for investment without the risk of tainting the accounting for investments on a historical basis. The Company has evaluated the securities contained in this portfolio and has determined under which conditions it may dispose of such securities. In light of this review, the Company has reclassified approximately $61,410 of securities which were previously classified as held for investment to available for sale. The result of such reclassification was to increase shareholders' equity by $1,198, net of applicable deferred income taxes.

INSURANCE REVENUE RECOGNITION

Accident and sickness insurance premiums are recognized as revenue ratably over the time period to which premiums relate. Revenues from traditional life insurance policies represent premiums which are recognized as earned when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the lives of the policies. This association is accomplished by means of the provision for liabilities for future policy benefits and the deferral and amortization of policy acquisition costs.

Revenues for interest sensitive products such as universal life and annuity contracts represent charges assessed against the policyholders' account balance for the cost of insurance, surrenders and policy administration. Benefits charged to expenses include benefit claims incurred during the period in excess of policy account balances and interest credited to policy account balances.

POLICY LIABILITIES

Liabilities for future policy benefits generally have been computed on the net level premium method, based on estimated future investment yield, mortality, morbidity and withdrawals. Estimates used are based on experience adjusted to provide for possible adverse deviation. These estimates are periodically reviewed and compared with actual experience. Future policy benefits for interest sensitive products include the balance that accrues to the benefit of the policyholders and amounts that have been assessed to compensate the life insurance subsidiaries for services to be provided in the future.

Policy and contract claims represent estimates of both reported claims and claims incurred but not reported based on experience.

ACCOUNTS AND NOTES RECEIVABLE

Accounts and notes receivable consist primarily of agents' balances and premiums receivable from agents and policyholders in the United States and Canada. Agents' balances are partially secured by commissions due to agents in the future and premiums receivable are secured by policy liabilities. An allowance for doubtful accounts is established, based upon specific identification and general provision, for amounts which the Company estimates will not ultimately be collected.

DEFERRED POLICY ACQUISITION COSTS

Estimated costs of acquiring new business which vary with, and are primarily related to, the production of new business, have been deferred to the extent that such costs are deemed recoverable from future revenues. Such estimated costs include commissions, certain costs of policy issuance, underwriting, certain variable agency and marketing expenses and other costs directly associated with these functions to the extent such costs are determined to vary with and are primarily related to the production of new business. Costs deferred on accident and sickness and traditional life policies are amortized, with interest, over the anticipated premium-paying period of the related policies in proportion to the ratio of annual premium revenue to expected total premium revenue to be received over the life of the policies. Expected premium revenue is estimated by using the same mortality, morbidity and withdrawal assumptions used in computing liabilities for future policy benefits. For interest sensitive products and limited pay life products, policy acquisition costs are amortized in relation to the emergence of anticipated gross profits over the life of the policies.

PRESENT VALUE OF INSURANCE IN FORCE

The present value of insurance in force represents the anticipated gross profits to be realized from future revenues on insurance in force at the date such insurance was purchased, discounted to provide an appropriate rate of return and amortized, with interest based upon the policy liability or contract rate, over the years that such profits are anticipated to be received in proportion to the estimated gross profits. Accumulated amortization was $144,327 and $118,601 as of December 31, 1996 and 1995, respectively.

NET INCOME PER COMMON SHARE

Net income per common share is determined after recognition of preferred stock dividends and accretion of discount on preferred stock and is based on the weighted average number of common shares outstanding during the year after giving consideration to the dilutive effect of stock options and stock warrants. Fully diluted net income per share assumes the conversion of convertible preferred stock.

The Company adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation", in 1996. This statement provides a choice for the accounting of employee stock compensation plans. A company may elect to use a new fair-value methodology, under which compensation cost is measured and recognized in results of operations, or continue to account for these plans under Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. Note 12 of the Consolidated Financial Statements contains a summary of the pro forma effects to reported net income applicable to common stock and earnings per share for 1996 and 1995, if the Company had elected to account for employee stock compensation plans utilizing the fair value methodology prescribed by SFAS No. 123.

COSTS IN EXCESS OF NET ASSETS ACQUIRED

Costs in excess of the fair value of net assets acquired are amortized on a straight-line basis primarily over 20 years. Accumulated amortization was $35,061 and $26,413 as of December 31, 1996 and 1995, respectively.

The Company continually monitors the value of costs in excess of net assets acquired based upon estimates of future earnings. Any amounts deemed to be impaired are charged, in the period in which such impairment was determined, as an expense against earnings. For the periods presented there was no charge to earnings for the impairment of costs in excess of net assets acquired.

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

BUSINESS COMBINATIONS

Business combinations accounted for as a purchase result in the allocation of the purchase consideration to the fair values of the assets and liabilities acquired establishing such fair values as the new accounting bases. Purchase consideration in excess of the fair value of net assets acquired is allocated to "costs in excess of net assets acquired." Should the fair value of the net assets acquired exceed the purchase consideration, such excess is utilized to reduce certain intangible assets, primarily "present value of insurance in force." Allocation of purchase price is performed in the period in which the purchase is consummated and may be preliminary. Adjustments resulting from completion of the purchase allocation process affect the value of the assets and liabilities acquired.

FOREIGN CURRENCY TRANSLATION

The financial statement accounts of the Canadian operations, which are denominated in Canadian dollars, are translated into U.S. dollars as follows:
(i) Canadian currency assets and liabilities are translated at the rates of exchange as of the balance sheet dates and the related unrealized translation adjustments are included as a separate component of shareholders' equity, and
(ii) revenues, expenses and cash flows, expressed in Canadian dollars, are translated using a weighted average of exchange rates for each of the periods presented.

REINSURANCE

Financial reinsurance that does not transfer significant insurance risk is accounted for as deposits. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies. Balances due to, or from, reinsurers have been reflected as assets and liabilities rather than being netted against the related account balances.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

(3)      ACQUISITIONS

On July 22, 1996, the Company consummated the acquisition of United Life for a total purchase price of $110,056 including expenses incurred of $9,706 and earnings through the date of consummation of the acquisition of $3,608. The fair value of net assets acquired amounted to $81,500 resulting in $28,556 of costs in excess of net assets acquired.

The United Life acquisition has been accounted for as a purchase transaction in accordance with generally accepted accounting principles, and accordingly, all assets and liabilities acquired were recorded at fair value as of the acquisition date which became the new cost basis. The purchase allocation is preliminary and is expected to be completed by June 30, 1997.

On July 25, 1995, the Company consummated the acquisition of Integon Life for a total purchase price of $48,596 including acquisition expenses of approximately $3,200. The fair value of net assets acquired amounted to $6,378 resulting in $42,218 of costs in excess of net assets acquired.

The acquisition of Integon Life was initiated on January 20, 1995, when the Company and its subsidiaries entered into a series of related agreements to acquire all of the issued and outstanding capital stock of Salem Holdings Corporation (formerly Integon Life Corporation), including the purchase for $15,000 in cash, of a 49% limited partnership interest in the ultimate limited partner that controlled Integon Life. Prior to the consummation of the acquisition, the Company's 49% equity interest in the net income of Integon Life, which aggregated $3,808, was reported on the equity method of accounting as undistributed earnings in unconsolidated affiliates for the period from January 20, 1995, to July 25, 1995.

The Integon Life acquisition has been accounted for as a purchase transaction in accordance with generally accepted accounting principles, and accordingly, assets and liabilities acquired have been recorded as a step purchase with fair values determined as of January 20, 1995 and July 25, 1995, which became the new cost basis.

On August 31, 1994, the Company consummated the acquisition of AA Life for a total cash purchase price of $103,392 including acquisition expenses of $1,865. The fair value of net assets acquired was $86,880 resulting in $16,512 of costs in excess of net assets acquired.

The AA Life acquisition has been accounted for as a purchase transaction in accordance with generally accepted accounting principles, and accordingly, all assets and liabilities acquired were recorded at fair value as of the acquisition date which became the new cost basis.

The results of operations of the acquired companies are included in the accompanying financial statements since the respective acquisition dates.

The following unaudited pro forma data represents the Company's consolidated results of operations as if (i) the Integon Life and AA Life acquisitions occurred as of January 1, 1994, and (ii) the United Life acquisition occurred as of January 1, 1995. This unaudited pro forma data has been prepared for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisitions been made as of January 1, 1995 and 1994, respectively, or results which may occur in the future.

              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

          -----------------------------------------------------------------------------------------
                        FOR THE YEARS ENDED DECEMBER 31,               1996       1995       1994
          --------------------------------------------------------   --------   --------   --------
          Total revenues                                             $652,781   $642,914   $484,181
          Income before income taxes, undistributed earnings in
             unconsolidated affiliates and extraordinary charge       118,563    107,922     53,851
          Net income applicable to common stock                        78,752     50,857     31,038
          Per share information:
             Net income applicable to common stock - primary             2.65       1.73       1.23
             Net income applicable to common stock - fully diluted                  2.48       1.71

(4)      FOREIGN INFORMATION AND BUSINESS SEGMENT INFORMATION

The Company's only reportable industry segment is life insurance, and its only significant foreign operations are conducted in Canada. Within the life insurance segment the Company's significant lines of business include fixed benefit, life and accumulation products. Assets and related investment income are allocated based upon related insurance liabilities which are backed by such assets. Other operating expenses are allocated in relation to the mix of related revenues.

The components of operations for the years ended December 31 were as follows:

          -----------------------------------------------------------------------------------------------------
                                                                            1996          1995          1994
                                                                         ----------    ----------    ----------
          TOTAL REVENUES:
             Insurance operations
               U.S
                 Fixed benefit products                                  $  147,226    $  162,747    $  159,644
                 Life products                                              252,902       174,934        91,322
                 Accumulation products                                      109,374        32,378            --
               Canada
                 Fixed benefit products                                      45,695        40,596        37,641
                 Life products                                                6,690         6,430         5,618
             Non-insurance operations, corporate and eliminations            20,860         7,941          (453)
                                                                         ----------    ----------    ----------
                                                                         $  582,747    $  425,026    $  293,772
                                                                         ==========    ==========    ==========
          INCOME BEFORE INCOME TAXES, UNDISTRIBUTED EARNINGS
             IN UNCONSOLIDATED AFFILIATES AND EXTRAORDINARY
             CHARGE:
          Insurance operations
               U.S
                 Fixed benefit products                                  $   38,333    $   48,045    $   20,410
                 Life products                                               47,920        27,202        41,305
                 Accumulation products                                       26,893        12,389            --
               Canada
                 Fixed benefit products                                      15,435        15,568        13,007
                 Life products                                                  642         2,451         1,391
             Non-insurance operations, corporate and eliminations           (18,644)      (26,198)      (15,460)
                                                                         ----------    ----------    ----------
                                                                         $  110,579    $   79,457    $   60,653
                                                                         ==========    ==========    ==========

Total assets as of December 31 were as follows:

          -------------------------------------------------------------------------------------------
                                                                                1996          1995
                                                                             ----------    ----------
                  TOTAL ASSETS:
                     Insurance operations
                       U.S
                         Fixed benefit products                              $  480,408    $  441,760
                         Life products                                        1,677,150     1,496,110
                         Accumulation products                                2,339,787       940,565
                       Canada
                         Fixed benefit products                                 139,887       120,011
                         Life products                                           43,613        39,357
                     Non-insurance operations, corporate and eliminations       128,478       105,115
                                                                             ----------    ----------
                                                                             $4,809,323    $3,142,918
                                                                             ==========    ==========

(5)      INVESTMENTS

The following investments, other than obligations of the U.S. Government or agencies thereof, individually exceeded 10% of total shareholders' equity as of December 31:

                                                                       1996          1995
                                                         -----------------------------------------------
                                                         AMORTIZED      FAIR       AMORTIZED       FAIR
                                                           COST         VALUE        COST          VALUE
                                                         -----------------------------------------------
          Canadian government obligations                 $80,492     $88,671       $61,245       $66,374
                                                          =======     =======       =======       =======


The amortized cost and fair value of investments in fixed maturities held for investment as of December 31 were as follows:

                                                                       1996
                                                --------------------------------------------------
                                                               GROSS          GROSS
                                                AMORTIZED     UNREALIZED   UNREALIZED       FAIR
                                                  COST          GAINS        LOSSES         VALUE
                                                --------      --------      --------      --------
Mortgage-backed securities, principally
   obligations of U.S. Government agencies      $ 34,546      $  2,307      $   --        $ 36,853
Corporate securities                              52,784           124             2        52,906
                                                --------      --------      --------      --------
                                                $ 87,330      $  2,431      $      2      $ 89,759
                                                ========      ========      ========      ========

                                                                       1995
                                                --------------------------------------------------
                                                               GROSS          GROSS
                                                AMORTIZED     UNREALIZED   UNREALIZED       FAIR
                                                  COST          GAINS        LOSSES         VALUE
                                                --------      --------      --------      --------
 Corporate securities                           $ 51,366      $   --        $     12      $ 51,354
                                                ========      ========      ========      ========

The amortized cost and fair value of investments in fixed maturities available for sale as of December 31 were as follows:

                                                                              1996
                                                   ----------------------------------------------------------
                                                                      GROSS          GROSS
                                                    AMORTIZED      UNREALIZED      UNREALIZED         FAIR
                                                      COST           GAINS           LOSSES           VALUE
                                                   ----------      ----------      ----------      ----------
Mortgage-backed securities, principally
   obligations of U.S. Government agencies         $1,408,124      $   25,710      $    5,510      $1,428,324
U.S. Treasury securities and obligations of
   U.S. Government corporations and agencies          326,484           5,783           2,760         329,507
Debt securities issued by foreign governments          80,492           8,179            --            88,671
Corporate securities                                1,126,168          30,422           9,167       1,147,423
                                                   ----------      ----------      ----------      ----------
                                                   $2,941,268      $   70,094      $   17,437      $2,993,925
                                                   ==========      ==========      ==========      ==========

                                                                              1995
                                                   ----------------------------------------------------------
                                                                      GROSS          GROSS
                                                    AMORTIZED      UNREALIZED      UNREALIZED         FAIR
                                                      COST           GAINS           LOSSES           VALUE
                                                   ----------      ----------      ----------      ----------
Mortgage-backed securities, principally
   obligations of U.S. Government agencies         $  484,945      $   23,288      $    1,880      $  506,353
U.S. Treasury securities and obligations of
   U.S. Government corporations and agencies          363,305          18,207             980         380,532
Debt securities issued by foreign governments          61,245           5,210              81          66,374
Corporate securities                                  504,692          33,486           4,452         533,726
                                                   ----------      ----------      ----------      ----------
                                                   $1,414,187      $   80,191      $    7,393      $1,486,985
                                                   ==========      ==========      ==========      ==========

The amortized cost and fair value of fixed maturities held for investment as of December 31, 1996, by contractual maturity, are shown below:

                                                                        AMORTIZED     FAIR
                                                                          COST        VALUE
                                                                        --------    --------
                     Due in one year or less                            $  5,223    $  5,223
                     Due after 1 through 5 years                          16,793      16,854
                     Due after 5 through 10 years                         30,768      30,829
                     Mortgage-backed securities, principally
                        obligations of U.S. Government agencies           34,546      36,853
                                                                        --------    --------
                                                                        $ 87,330    $ 89,759
                                                                        ========    ========



The amortized cost and fair value of fixed maturities available for sale as of December 31, 1996, by contractual maturity, are shown below:

                    --------------------------------------------------------------------------------
                                                                              AMORTIZED       FAIR
                                                                                COST          VALUE
                                                                             ----------   ----------
                    Due in one year or less                                  $  126,527   $  127,588
                    Due after 1 through 5 years                                 340,267      348,026
                    Due after 5 through 10 years                                781,999      798,307
                    Due after 10 years                                          284,351      291,680
                    Mortgage-backed securities, principally
                       obligations of U.S. Government agencies                1,408,124    1,428,324
                                                                             ----------   ----------
                                                                             $2,941,268   $2,993,925
                                                                             ==========   ==========

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

Included in fixed maturities held for investment as of December 31, 1996 and 1995, are below investment-grade securities with an amortized cost, which approximates fair value, of $34,624 and $39,281, respectively. Included in fixed maturities held for investment as of December 31, 1996, are unrated securities with an amortized cost of $46,413 and a fair value of $48,831.

Included in fixed maturities available for sale as of December 31, 1996 and 1995, are below investment-grade securities with an amortized cost of $91,590 and $30,556 and a fair value of $92,494 and $33,541, respectively. Included in fixed maturities available for sale as of December 31, 1996, are unrated securities with an amortized cost of $92,315 and a fair value of $92,752.

As of December 31, 1996, net unrealized appreciation in equity securities available for sale of $3,356 consisted of gross unrealized gains of $4,047, less gross unrealized losses of $691. As of December 31, 1995, net unrealized appreciation in equity securities available for sale of $1,465 consisted of gross unrealized gains of $2,031, less gross unrealized losses of $566.

Fair values for fixed maturity securities were provided by independent pricing services using market quotations, prices provided by market makers, or estimates of fair values obtained from yield data relating to investment securities with similar characteristics. The fair values for equity securities were determined using market quotations from principal public exchange markets.

The Company's commercial and residential mortgage portfolios had carrying values $264,732 and $36,563, respectively, and, fair values of approximately $269,142 and $37,190, respectively, as of December 31, 1996 and 1995. The fair values for mortgage loans on real estate are estimated using the quoted market prices for securities collateralized by similar mortgage loans, adjusted for the differences in loan characteristics. For mortgage loans on real estate where quoted market prices are not available, the fair values are estimated using discounted cash flow analysis and interest rates for loans with similar credit ratings.

As of December 31, 1996, commercial and residential mortgage loan investments were concentrated in the following states:

                     --------------------------------------------------------------------------------------
                                                                                           PERCENT OF TOTAL
                                                              CARRYING VALUE                 CARRYING VALUE
                     --------------------------------------------------------------------------------------
                     Georgia                                         $43,688                     16.5%
                     Florida                                          41,448                     15.7
                     Colorado                                         32,385                     12.3
                     Virginia                                         18,410                      6.9
                     Tennessee                                        16,308                      6.2
                     Alabama                                          15,598                      5.9
                     Louisiana                                        14,337                      5.4
                     All other                                        82,558                     31.1
                                                                    --------                     -----
                                                                    $264,732                     100.0%
                                                                    ========                     =====

Investments with a carrying value of $62,767 and $49,036 were on deposit with certain regulatory authorities as of December 31, 1996 and 1995, respectively.

Realized, and changes in unrealized gains and losses, on investments for the years ended December 31 were as follows:

                 ------------------------------------------------------------------------------------------------------
                                                                                1996            1995            1994
                                                                              ---------       ---------       ---------
                 REALIZED GAINS (LOSSES) ON DISPOSITIONS OF INVESTMENTS:
                    Securities held for investment:
                      Gross gains from sales                                  $    --         $    --         $    --
                      Gross losses from sales                                       (28)           --              --
                      Net gains (losses) from redemptions                          (105)              1          (2,186)
                                                                              ---------       ---------       ---------
                                                                                   (133)              1          (2,186)
                    Securities available for sale:
                      Gross gains from sales                                      2,562           6,185             182
                      Gross losses from sales                                    (1,800)         (2,616)         (1,572)
                      Net gains (losses) from redemptions                          (166)            201              20
                                                                              ---------       ---------       ---------
                                                                                    596           3,770          (1,370)
                    Mortgage loans                                                  794            --              --
                                                                              ---------       ---------       ---------
                        Net realized gains (losses)                           $   1,257       $   3,770       $  (3,556)
                                                                              =========       =========       =========

                 CHANGES IN UNREALIZED GAINS (LOSSES):
                    Securities held for investment                            $   2,441       $   3,563       $  (9,639)
                    Securities available for sale                               (18,250)        111,732         (51,972)
                                                                              ---------       ---------       ---------
                        Net change in unrealized gains (losses)               $ (15,809)      $ 115,295       $ (61,611)
                                                                              =========       =========       =========

                 TRADING PORTFOLIO:
                    Net gains from sales                                      $   4,930       $   1,830
                    Net change in unrealized gains (losses)                      (3,626)          3,880
                                                                              ---------       ---------
                        Total trading gains                                   $   1,304       $   5,710
                                                                              =========       =========

Major categories of net investment income for the years ended December 31, consisted of the following:

                     ------------------------------------------------------------------------
                                                                  1996       1995      1994
                                                               ---------  ---------  --------
                     Fixed maturity securities                 $ 169,847  $  70,715  $ 44,759
                     Mortgage loans on real estate                11,888      2,783     1,702
                     Policy loans                                  8,409      5,240     2,725
                     Short term investments                       12,966     16,891     1,641
                     Other investments                            13,100     10,168     2,291
                                                               ---------  ---------  --------
                        Gross investment income                  216,210    105,797    53,118
                     Less:  investment expenses                    5,476      3,506     1,268
                                                               ---------  ---------  --------
                        Net investment income                  $ 210,734  $ 102,291   $ 51,850
                                                               =========  =========  ========

The Company had non-income producing fixed maturity investments with an amortized cost of $17,115 and $10,184 as of December 31, 1996 and 1995, respectively.

(6)      SOUTHWESTERN LIFE INVESTMENT

On December 14, 1995, Southwestern Financial Corporation ("SW Financial"), a newly organized corporation formed by the Company and Knightsbridge Capital Fund I, L.P. ("Knightsbridge", see Notes 15 and 16) purchased Southwestern Life Insurance Company, Union Bankers Insurance Company and certain other related assets from I.C.H. Corporation for $260,000.

Through its initial direct investment of $120,000 in SW Financial (the "Southwestern Life Investment"), the Company beneficially owns 74.8% of SW Financial's outstanding common stock, including 100% of SW Financial's non-voting common stock, 14.3% of SW Financial's voting common stock, and preferred stock of SW Financial. PennCorp is also a 16.3% limited partner in Knightsbridge. As a result, the Company has an economic interest in SW Financial aggregating 78.0%

As part of the SW Financial investment, PennCorp, the Knightsbridge Fund and its affiliates and SW Financial entered into a 10-year stockholders agreement. The agreement includes customary provisions for corporate governance (including the right to elect or appoint members of the Board of Directors of SW Financial), "drag-along" and "tag-along" rights and "demand" and "piggy-back" registration rights. In addition, each issuance of preferred stock of SW Financial and its subsidiaries held by PennCorp allows for class voting rights under certain circumstances.

SW Financial has restated its financial statements for the year ended December 31, 1996. The restatement resulted from SW Financial reconsidering certain accounting practices.

The significant accounting practices incorporated in the restatement are as follows:

(i) the recognition of investment income (approximately $182 reduction in net income for the year ended December 31, 1996); and

(ii) the allocation of purchase consideration (approximately $99 increase in net income for the year ended December 31, 1996).

The consolidated condensed results of operations and financial position of SW Financial, accounted for utilizing the equity method, are provided below:

                                                                                                    (AS RESTATED)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 FOR THE YEAR ENDED              FOR THE PERIOD
                                                                                  DECEMBER 31,1996             DECEMBER 14-31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
REVENUES:
   Policy revenues                                                                      $196,912                    $ 12,668
   Net investment income                                                                 128,692                       6,015
   Other income (including limited partnership distributions of 15,811 in 1996)           27,439                          54
   Net gains from the sale of investments                                                    516                          --
                                                                                        --------                    --------
         Total revenues                                                                  353,559                      18,737
BENEFITS AND EXPENSES:
   Claims incurred                                                                       211,460                      15,831
   Change in liability for future policy benefits and
     other policy benefits                                                               (13,616)                     (2,318)
   Insurance and other operating expenses                                                 92,632                       2,577
   Interest and amortization of deferred debt issuance costs                              14,052                         664
                                                                                        --------                    --------
       Total benefits and expenses                                                       304,528                      16,754
                                                                                        --------                    --------
Income before income taxes                                                                49,031                       1,983
   Income taxes                                                                           18,149                         694
                                                                                        --------                    --------
Net income                                                                                30,882                       1,289
   Preferred stock dividend requirements                                                   2,754                         205
                                                                                        --------                    --------
Net income applicable to common stock                                                   $ 28,128                    $  1,084
                                                                                        ========                    ========

                                                                                            (AS RESTATED)
                                ------------------------------------------------------------------------------
                                             AS OF DECEMBER 31,                            1996        1995
                                -----------------------------------------------------  ----------  -----------
                                ASSETS:
                                Invested assets                                        $1,641,348  $ 1,711,174
                                Insurance assets                                          107,230      115,831
                                Other assets                                              459,324      384,454
                                                                                       ----------  -----------
                                   Total assets                                        $2,207,902  $ 2,211,459
                                                                                       ==========  ===========

                                LIABILITIES AND SHAREHOLDERS' EQUITY:
                                Insurance liabilities                                  $1,745,160  $ 1,821,292
                                Long-term debt                                            159,750      160,000
                                Other liabilities                                         127,237       74,826
                                Redeemable preferred stock                                 33,879       31,099
                                Shareholders' equity                                      141,876      124,242
                                                                                       ----------  -----------
                                   Total liabilities and shareholders' equity          $2,207,902  $ 2,211,459
                                                                                       ==========  ===========

(7)      DEFERRED POLICY ACQUISITION COSTS AND PRESENT VALUE OF INSURANCE IN
         FORCE

Deferred policy acquisition costs represent commissions, certain costs of policy issuance, including underwriting, certain variable agency costs and marketing costs and other costs directly associated with those functions to the extent such costs are determined to vary with and are primarily related to the production of new business.

Information relating to these costs for the years ended December 31, is as follows:

                                                         1996        1995       1994
                                                      ---------   ---------  ---------
         Balance as of January 1                      $ 185,570   $ 131,006  $  83,179
         Policy acquisition costs deferred:
            Commissions                                  49,775      50,528     32,140
            Underwriting and issue costs                 48,365      33,561     26,369
                                                      ---------   ---------  ---------
                                                         98,140      84,089     58,509
         Policy acquisition costs amortized             (30,744)    (29,007)    (9,938)
         Unrealized investment loss adjustment             (461)     (1,007)         -
         Foreign currency translation adjustment            (77)        489       (744)
                                                      ---------   ---------  ---------
              Balance as of December 31               $ 252,428   $ 185,570  $ 131,006
                                                      =========   =========  =========

As a part of the purchase accounting for the Company's acquisitions, a present value of insurance in force asset is established which represents the value of the right to receive future cash flows from insurance contracts existing at the date of acquisition. Such value is the actuarially determined present value of the projected cash flows from the acquired policies, discounted at an appropriate risk rate of return.

The methods used by the Company to value the fixed benefit, life, and accumulation products purchased are consistent with the valuation methods used most commonly to value blocks of insurance business. It is also consistent with the basic methodology generally used to value insurance assets. The method used by the Company includes identifying the future cash flows from the acquired business, the risks inherent in realizing those cash flows and the rate of return the Company believes it must earn in order to accept the risks inherent in realizing the cash flows, and determining the value of the insurance asset by discounting the expected future cash flows by the discount rate the Company requires.

The discount rate used to determine such values is the rate of return required in order to invest in the business being acquired. In selecting the rate of return, the Company considered the magnitude of the risks associated with the type of business acquired and actuarial factors described in the following paragraph, cost of capital available to the Company to fund the acquisition, compatibility with other Company activities that may favorably affect future profits, and the complexity of the acquired company.

Expected future cash flows used in determining such values are based on actuarial determinations of future premium collection, mortality, morbidity, surrenders, operating expenses and yields on assets held to back policy liabilities as well as other factors. Variances from original projections, whether positive or negative, are included in income as they occur and will affect the present value of insurance in force amortization rates for insurance products accounted for under SFAS No. 97. To the extent that these variances indicate that future cash flows will differ from those included in the original scheduled amortization of the present value of the insurance in force, future amortization may be adjusted. Recoverability of the present value of insurance in force is evaluated annually and appropriate adjustments are then determined and reflected in the financial statements for the applicable period.

Information related to the present value of insurance in force is as follows:

                                                                    1996       1995        1994
                                                                 ---------  ---------   ---------
          Balance as of January 1                                $ 283,106  $ 199,705   $ 163,080
          Addition due to acquisition                               69,077    132,949      56,000
          Accretion of interest                                     27,205     22,260      16,044
          Amortization                                             (52,931)   (44,788)    (34,573)
          Unrealized investment gain (loss) adjustment              12,582    (27,425)          -
          Foreign currency translation adjustment                      (29)       405        (846)
                                                                 ---------  ---------   ---------
             Balance as of December 31                           $ 339,010  $ 283,106   $ 199,705
                                                                 =========  =========   =========

Expected gross amortization, based upon current assumptions and accretion of interest at a policy liability or contract rate ranging from 3.5% to 14.5%, for the next five years of the present value of insurance in force is as follows:

         --------------------------------------------------------------------------------
                    BEGINNING             GROSS            ACCRETION             NET
                     BALANCE          AMORTIZATION        OF INTEREST        AMORTIZATION
                    --------------------------------  -----------------------------------
         1997       $339,010            $ 61,446           $ 24,420           $ 37,026
         1998        301,984              53,591             22,092             31,499
         1999        270,485              48,356             19,913             28,443
         2000        242,042              43,417             17,936             25,481
         2001        216,561              37,724             16,129             21,595

(8)      FUTURE POLICY BENEFITS

The liability for future policy benefits consists of reserves for fixed benefit, life and accumulation products. For interest sensitive life products and annuity products, the liability for future policy benefits is equal to the accumulated fund value. Fund values are equal to the premium received and interest credited to the fund value less deductions for mortality costs and expense charges. Current declared interest rates credited range from 4.0% to 6.75 percent. Mortality costs and expense charges are established by the Company based upon its experience and cost structure.

     For traditional life products, the liability for future policy benefits is based primarily upon Commissioners' Standard Ordinary Tables with interest rates ranging from 2.5% to 6.0 percent. Fixed benefit products establish a liability for future policy benefits equal to the excess of the present value of future benefits to or on behalf of the policyholder over the future net premium discounted at interest rates ranging primarily from 4.5% to 8.0 percent. Traditional life products and fixed benefit products future policy benefits may also be determined using Company experience as to mortality, morbidity and lapses with a provision for adverse deviation. The Company may vary assumptions by year of policy issue.

The following table presents information on changes in the liability for accident and sickness claims for the years ended December 31:

                                                                  1996        1995       1994
                                                               ---------   ---------  ---------
           Claim liability at January 1                        $ 127,078   $ 126,920  $ 136,043
           Less reinsurance recoverables                           1,372       2,050      2,750
                                                               ---------   ---------  ---------
              Net balance at January 1                           125,706     124,870    133,293
                                                               ---------   ---------  ---------
           Addition due to acquisition                             1,079       1,095          -
                                                               ---------   ---------  ---------
           Add claims incurred during the year related to:
              Current year                                        63,673      62,106     76,686
              Prior years                                         (6,816)     (2,855)      (579)
                                                               ---------   ---------  ---------
                Total incurred                                    56,857      59,251     76,107
                                                               ---------   ---------  ---------
           Less claims paid during the year related to:
              Current year                                        19,057      20,346     32,828
              Prior years                                         36,435      39,164     51,702
                                                               ---------   ---------  ---------
                Total paid                                        55,492      59,510     84,530
                                                               ---------   ---------  ---------
           Net balance at December 31                            128,150     125,706    124,870
           Plus reinsurance recoverables                           2,242       1,372      2,050
                                                               ---------   ---------  ---------
                Claim liability at December 31*                $ 130,392   $ 127,078  $ 126,920
                                                               =========   =========  =========

* Included in the balance sheet captions "future policy benefits" and "policy and contract claims".

(9)      NOTES PAYABLE

The outstanding principal amounts of the notes payable consist of the following as of December 31:

                                                                              1996       1995
                                                                           ---------  --------
         Unsecured 9 1/4% Senior Subordinated Notes due 2003 (a)           $ 114,646  $150,000
         Bank Debt due in 1996 (b)                                                 -   100,000
         Bank Debt with annual principal requirement (c)                           -    57,000
         Revolving bank credit facility (d)                                   92,000         -
         Unsecured 9% Notes payable due December 31, 1996                          -       271
         Other                                                                 3,679         -
                                                                           ---------  --------
                                                                           $ 210,325  $307,271
                                                                           =========  ========


     (a) Interest costs under the Notes totaled $13,545, $14,463 and $15,206 during 1996, 1995 and 1994, respectively. At December 31, 1996, the effective rate for the Notes was approximately 9.6 percent.

     (b) Interest costs under the $100,000 credit facility totaled $1,701 and $362 in 1996 and 1995, respectively. The effective rate of interest charged on amounts outstanding during 1996 was 7.2 percent.

     (c) Interest costs under the $57,000 in bank debt totaled $836 and $3,839 in 1996 and 1995, respectively. The effective rate of interest charged on amounts outstanding during 1996 was 8.1 percent.

     (d) Interest costs under the $175,000 revolving credit facility totaled $1,558 in 1996. The effective rate of interest charged was 6.0% during 1996 on a weighted average outstanding balance of $25,861.

The fair value of amounts outstanding as notes payable for the years ended December 31, 1996 and 1995, amounted to $215,341 and $311,771, respectively. All recorded amounts other than the Senior Subordinated Notes approximate market as they carry variable rates of interest which adjust at least every 90 days. The fair value of the Senior Subordinated Notes is determined based upon quotes from market makers.

The aggregate maturities of notes payable during each of the five years after December 31, 1996, are as follows: 1997, $570; 1998, $617; 1999, $668; 2000,
$724; 2001, $92,951.

All of the Company's debt obligations contain financial and operating covenants. The Company and its subsidiaries were in compliance with all applicable covenants as of December 31, 1996.

The Company realized an after-tax extraordinary charge of $2,372 for the year ended December 31, 1996. The charge represents (i) the write-off of $816 of deferred financing costs related to the retirement of certain indebtedness of the Company and its subsidiaries, and (ii) the write-off of $1,556 of deferred financing, swap cancellation and other costs related to the repurchase of approximately $35,354 in principal amount of the Senior Subordinated Notes.

(10)     INCOME TAXES

The Company and a number of its non-insurance subsidiaries file a consolidated federal income tax return with a July 31 year end, which differs from its financial year end. Marketing One and its subsidiaries file a consolidated federal income tax return with a December 31 year end. The AA Life, PLAIC, and Salem Life groups each file a consolidated federal life insurance company income tax return on a calendar year basis with their life insurance subsidiaries.

Total income taxes for the years December 31, 1996, 1995, and 1994 were allocated as follows:


                    --------------------------------------------------------
                                                  1996     1995       1994
                                               --------  --------  ---------
                    Income from operations     $ 40,957  $ 27,829  $  22,163
                    Extraordinary item           (1,277)        -          -
                    Shareholders' equity         (1,864)   28,493    (13,015)
                                               --------  --------  ---------
                                               $ 37,816  $ 56,322  $   9,148
                                               ========  ========  =========

The provisions for income tax expense (benefit) attributable to income before extraordinary charge for the years ended December 31, 1996, 1995 and 1994, are as follows:


         ---------------------------------------------------------
                                         1996      1995     1994
                                      --------  --------  --------
         Current U.S.                 $ (1,285) $ (1,311) $  1,174
         Current foreign                 2,319     4,519     2,210
         Deferred U.S.                  35,482    22,516    18,036
         Deferred foreign                4,441     2,105       661
         Charge in lieu of tax               -         -        82
                                      --------  --------  --------
            Income tax expense        $ 40,957  $ 27,829  $ 22,163
                                      ========  ========  ========

Taxes computed using the federal statutory rate of 35% in 1996, 1995 and 1994, are reconciled to the Company's actual income tax expense attributable to income before extraordinary charge as follows:


         ------------------------------------------------------------------------------------------
                                                                         1996       1995      1994
                                                                      --------   --------  --------
         Tax expense computed at statutory rate                       $ 38,702   $ 27,810  $ 21,229
         Dividends received deduction                                     (977)       (85)       (8)
         Amortization of costs in excess of net assets acquired          3,040      2,275     1,834
         Change in valuation allowance                                  (1,265)    (5,102)   (2,388)
         Foreign taxes net of U.S. tax benefit                           1,507      2,937     1,437
         Other                                                             (50)        (6)       59
                                                                      --------   --------  --------
            Income tax expense                                        $ 40,957   $ 27,829  $ 22,163
                                                                      ========   ========  ========

Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to the deferred tax liabilities at December 31, 1996 and 1995, relate to the following:

     -------------------------------------------------------------------------------------------------------------------
                                                                             1996                         1995
                                                                    ----------------------------------------------------
                                                                    DEFERRED      DEFERRED       DEFERRED      DEFERRED
                                                                       TAX          TAX            TAX           TAX
                                                                     ASSETS      LIABILITIES      ASSETS     LIABILITIES
                                                                    --------     -----------     --------    -----------
     Deferred policy acquisition costs                              $      -      $  67,101      $      -     $  44,718
     Present value of insurance and force                                  -         91,135             -        97,960
     Future policy benefits                                           67,940              -        82,506             -
     Net operating losses                                             38,557              -        35,524             -
     Foreign and alternative minimum tax credits                      21,252              -        16,030             -
     Unrealized gain on investment securities                              -         13,650             -        15,478
     Other                                                            23,048         17,267        35,545        20,639
                                                                    --------      ---------      --------     ---------
                                                                     150,797        189,153       169,605       178,795
     Valuation allowance                                             (15,892)             -       (17,157)            -
                                                                    --------      ---------      --------     ---------
                                                                    $134,905      $ 189,153      $152,448     $ 178,795
                                                                    ========      =========      ========     =========

The valuation allowance for deferred tax assets as of January 1, 1996 and 1995 was $17,157 and $17,261, respectively. The net change in the total valuation allowance for the years ended December 31, 1996 and 1995, was a decrease of $1,265 and of $104, respectively. If recognized as a tax benefit, a portion of the valuation allowance totaling $7,349 would be allocated to reduce costs in excess of net assets acquired.

In assessing the realization of deferred taxes, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon those considerations, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 1996.

At December 31, 1996, the Company has life consolidated net operating loss carryforwards of approximately $100,009 for tax return purposes. In addition, OLIC and Peninsular have available, on a separate return basis, acquired net operating loss carryforwards of approximately $10,153. The utilization of acquired net operating loss carryforwards is limited in any one year to the lesser of (i) the life insurance group's consolidated taxable income or (ii) the subsidiary's taxable income computed on a separate return basis.

The approximate net operating loss carryforwards for income tax purposes expire as follows:

                                                                 LIFE                      LIFE
                                                             CONSOLIDATED                SEPARATE
                           EXPIRATION DATE                      RETURN                    RETURN
                  -------------------------------- -------------------------------  -------------------
                                2004                          $       -                 $  5,072
                                2005                                533                    4,981
                                2006                                  -                        -
                                2007                             15,967                        -
                                2008                             38,047                      100
                                2009                              9,985                        -
                                2010                                  -                        -
                                2011                             35,477                        -
                                                              ---------                 --------
                                                              $ 100,009                 $ 10,153
                                                              =========                 ========

Under provisions of the Life Insurance Company Tax Act of 1959, certain special deductions were allowed to life insurance companies for federal income tax purposes. These special deductions were repealed by the Tax Reform Act of 1984, and the untaxed balances were frozen at their December 31, 1983 levels. These balances aggregate approximately $42,301 for the Company's life insurance subsidiaries, and are subject to taxation if certain levels of premium income or life insurance reserves are not maintained, or if the life insurance companies make excess distributions to shareholders. It is not expected that a tax would become due on any such balance and no deferred income taxes have been provided. However, if such tax were to become payable, it would amount to approximately $14,805.

(11)      PREFERRED STOCK

The Company issued 2,875,000 shares of $50 redemption value $3.50 Series II Convertible Preferred Stock (the "Series II Convertible Preferred Stock") on August 2, 1996. The Series II Convertible Preferred Stock is convertible at the option of the holder, unless previously redeemed, into 1.4327 shares of common stock for each share, subject to adjustment in certain events. Dividends accrued and unpaid as of December 31, 1996, were $1,677. As of December 31, 1996, the estimated fair value of the Series II Convertible Preferred Stock, based upon market-maker quotes, was $170,703.

On July 25, 1995, the Company issued 127,500 shares of 10% Series B Preferred Stock and 178,500 shares of 9% Series C Preferred Stock to fund a portion of the Integon Life purchase price. The Series B Preferred Stock and the Series C Preferred Stock are mandatorily redeemable on or before June 30, 1997 and June 30, 1998, respectively. The redemption price of the Series C Preferred Stock is subject to certain offsets related to the Integon Life stock purchase agreement. Dividends accrued and unpaid were $1,939 and $557 on the Series B Preferred Stock and $2,175 and $700 on the Series C Preferred Stock, respectively, as of December 31, 1996 and 1995.

On March 15, 1997, the Company will redeem all of the previously outstanding Series B Mandatory redeemable preferred stock at its stated redemption value of $14,705.

The Company issued 2,300,000 shares of $50 redemption value $3.375 Convertible Preferred Stock (the "Convertible Preferred Stock") on July 14, 1995. The Convertible Preferred Stock is convertible at the option of the holder, unless previously redeemed, into 2.2124 shares of common stock for each share, subject to adjustment in certain events. Dividends accrued and unpaid as of December 31, 1996 and 1995 were $1,660. As of December 31, 1996, the estimated fair value of the Convertible Preferred Stock, based upon active market quotes, was $193,200.

In conjunction with the acquisition of AA Life in August 1994, the Company issued 450,000 shares of nonvoting Series A Preferred Stock, $0.01 per share par value and $100 per share redemption value. The Series A Preferred Stock was redeemed on August 25, 1995, from the proceeds received from the issuance of the Convertible Preferred Stock. During 1995 and 1994, the Company paid or accrued dividends on the Series A Preferred Stock amounting to $1,725 and $1,151, respectively.

(12)     STOCK OPTIONS AND WARRANTS

The Company has established two management stock option plans, the 1992 Stock Option Plan which set aside up to 475,635 shares for grant and the 1996 Stock Option Plan which set aside up to 2,800,000 shares for grant. Options granted under the 1992 Stock Option Plan are deemed to be in four equal units which are earned over four years from the date of grant and are exercisable during a one-year period immediately following the fourth anniversary of the date of grant. The 1996 Stock Option Plan allows for awards of stock or options subject to such terms, conditions, and restrictions, and/or limitations, if any, as the Stock Option Committee of the Board of Directors deems appropriate.

The Company has also established a senior management stock award plan ("Warrant Plan"). The Warrant Plan allows for grants to senior executive officers of PennCorp and Directors of PennCorp who are not executive officers of the Company. Grant prices are determined based on the average price of the shares traded on the date of grant. Warrants granted under the Warrant Plan are determined by the Compensation Committee and are exercisable at such times and in such amounts as the Compensation Committee shall determine, but no warrant granted under the Warrant Plan will be exercisable more than ten years after the date of grant. Upon change of control (as defined) of PennCorp, all outstanding warrants become immediately vested and exercisable, and any warrants that remain unexercised shall be canceled and replacement warrants shall be issued by the surviving entity.

As part of an employment agreement effective August 1990, the Company issued to a former officer of the Company, warrants to purchase up to 570,760 shares of the common stock of the Company at any time up to 10 years from the date of the agreement. The warrants are exercisable at a price of $4.00 per share which was fair value on the date of grant.

The Company has established a U.S. Sales Manager incentive stock option plan in which the senior sales manager of one of the Company's insurance subsidiaries may earn stock options in the amount of 275,000 shares over a five-year period, subject to achieving certain performance goals, in addition to an initial grant of 100,000 options. Such options are vested immediately as earned, except for the initial 100,000 which vest in September 1999, and option prices range from $15 per share, for the initial 100,000 options, to the fair value of the common stock of the Company on the date of grant for those shares subject to performance goals.

The following table summarizes data relating to stock options and warrants activity and associated weighted average option exercise price information for the years ended December 31:

                                                                 1996                 1995                 1994
                                                               ---------            ---------           ---------
    Number of shares subject to option/warrant:
       Outstanding at beginning of year                        2,329,754  $10.86    2,261,981  $ 9.61   2,221,034  $ 8.78
       Granted                                                    44,000  $31.09      110,000  $17.64     137,000  $15.84
       Expired/canceled                                          (59,000) $13.82      (42,227) $13.43     (96,053) $13.24
       Exercised                                                (147,867) $ 5.40          --   $   --         --   $  --
                                                               ---------  ------    ---------  ------   ---------  ------
         Outstanding at end of year                            2,166,887  $11.56    2,329,754  $10.86   2,261,981  $ 9.61
                                                               =========  ======    =========  ======   =========  ======
    Exercisable at end of year                                 2,105,438  $11.00          --   $   --         --   $  --
                                                               =========  ======    =========  ======   =========  ======
    Available for future grant at end of year                  2,792,000              144,063             262,024
                                                               =========            =========  ======   =========


The following table summarizes information concerning outstanding and exercisable options and warrants as of December 31, 1996:

                        OPTIONS/WARRANTS OUTSTANDING                                       OPTIONS/WARRANTS EXERCISABLE
                        ------------------------------------------------------------------ --------------------------------------
                                                   WEIGHTED                  WEIGHTED                               WEIGHTED
   RANGE OF                    NUMBER         AVERAGE  REMAINING              AVERAGE             NUMBER             AVERAGE
   EXERCISE PRICES           OUTSTANDING        CONTRACTUAL LIFE          EXERCISE PRICE        EXERCISABLE      EXERCISE PRICE
   -------------------- -------------------- ------------------------- ------------------- ------------------ -------------------
    $4.00 -  $5.40          893,887                5.8                        4.51                 893,887             4.51
    $14.00 -  $19.58      1,229,000                6.2                       15.96               1,211,551            15.78
    $27.25 - $32.43          44,000                8.4                       31.70                     ---             ---
                          ---------                                                              ---------
                          2,166,887                                                              2,105,438
                          =========                                                              =========

In accordance with the provisions of SFAS No. 123, the Company applies APB Opinion 25 and related Interpretations in accounting for its stock option and warrant plans and, accordingly, does not recognize compensation cost as a component on net income. If the Company had elected to recognize compensation cost based on the fair value of the options and warrants as of the grant date as prescribed by SFAS No. 123, the reduction in net income applicable to common stock and earnings per share would have been immaterial.

(13)     STATUTORY ACCOUNTING AND DIVIDEND RESTRICTIONS

Cash generated by the Company's insurance subsidiaries is made available to PennCorp principally through periodic payments of principal and interest on surplus debentures issued by PLAIC, Salem Life and Pioneer Security (collectively, the "Surplus Note Companies"). The amounts outstanding under the surplus debentures totaled $367.9 million and $315.8 million as of December 31, 1996 and 1995, respectively. Surplus debentures generally require (subject to availability of statutory capital and surplus and in some instances, regulatory approval) principal and interest payments to be made periodically in amounts sufficient to allow PennCorp to meet its cash requirements.

The Company's cash flow is derived principally from dividends and principal and interest payments on the surplus debentures issued by the insurance subsidiaries.

Dividend payments of the Company's insurance subsidiaries are limited by, or subject to the approval of the insurance regulatory authority of each subsidiary's state of domicile. Such dividend requirements and approval processes vary significantly from state to state. In 1997, the insurance subsidiaries will be able to pay a maximum of $27,165 in dividends to the Company without prior regulatory approval. In 1997, the insurance subsidiaries, subject to availability of cash, statutory capital and surplus and regulatory approval, could pay a maximum of $50,730 of surplus note payments to the Company.

Statutory capital and surplus of the Company's life insurance subsidiaries as reported to regulatory authorities at December 31, 1996 and 1995, totaled $264,080 and $151,293, respectively. Shareholders' equity of the Company's life insurance subsidiaries included in the consolidated balance sheet totaled $580,334 and $406,374 at December 31, 1996 and 1995, respectively. Statutory net income (loss) of the Company's life insurance subsidiaries as reported to regulatory authorities totaled $(28,600), $13,579 and $20,156 for the years ended December 31, 1996, 1995 and 1994, respectively. Surplus note interest expense of $51,254, $24,170 and $11,527 for the years ended December 31, 1996, 1995, and 1994, respectively, is included in statutory net income (loss).

The Company's Canadian branch and Canadian subsidiary report to Canadian regulatory authorities based upon Canadian statutory accounting principles that vary in some respects from U.S. statutory accounting principles. Consolidated Canadian net assets based upon Canadian statutory accounting principles were $51,567 and $43,186 as of December 31, 1996 and 1995, respectively.

Remittances to PLIC from the Canadian operations totaled $-, $2,485 and $5,761 for the years ended December 31, 1996, 1995 and 1994, respectively.

(14)     RETIREMENT AND PROFIT SHARING PLANS

On October 1, 1990, the Company established a defined contribution retirement plan (the "Defined Contribution Plan") for all employees of the Company who have attained age 21, and for certain agents whose commission earnings represent more than 50% of their income from the Company. Contributions to the Defined Contribution Plan are made pursuant to salary deferral elections by participants in an amount equal to 1% to 15% of their annual compensation. In addition, the Company makes matching contributions in an amount equal to 50% of each participant's salary deferral to a maximum of 3% of annual compensation. The Defined Contribution Plan also provides for a discretionary employer profit sharing contribution, which is determined annually by the Board of Directors for the succeeding plan year. Profit sharing contributions are credited to participant's accounts on the basis of their respective compensation in accordance with a formula that provides a higher percentage contribution for compensation in excess of the federal Social Security wage base. Salary deferral contribution accounts are at all times fully vested, while matching contribution accounts vest ratably from one to two years of service, and profit sharing contribution accounts vest ratably from one to five years of service. All participant accounts are fully vested at death, disability or attainment of age
65. Payment of vested benefits under the Defined Contribution Plan may be elected by a participant in a variety of forms of payment. The Company's funding policy is to contribute annually an amount that can be deducted for federal income tax purposes. Expenses related to this plan for the years ended December 31, 1996, 1995 and 1994, amounted to $1,520, $1,335 and $1,105, respectively.

The Company has an established bonus plan for insurance subsidiary officers. The amount available to pay awards for any year is determined by a committee of senior executives of the Company and is subject to the review and recommendation of the Compensation Committee and approval of the Board of Directors of the Company. Awards are based primarily on the income growth of the Company and the performance of eligible participants. The Company accrued or paid $1,144, $691 and $180 under this plan during the years ended December 31, 1996, 1995 and 1994, respectively.

If the Company meets established performance goals, the Company's two most senior officers are eligible to receive annual cash bonuses based primarily on annual growth rates in fully diluted earnings per share. Bonus awards range from 0% to 200% of a predetermined target annually. During 1996, the Company did not accrue for such bonuses as the employment arrangements containing the bonus plan are contingent upon the purchase by the Company of the Fickes and Stone Knightsbridge Interests (see Notes 15 and 16 below).

Prior to its acquisition by the Company, Integon provided postretirement life and health benefits for employees who retired at age 55 or later and agents who retired at age 65 or later with 10 or more years of service. A closed group of agent retirees under age 65 was also eligible for benefits. Spouses, surviving spouses and dependent children were eligible for life and health benefits. Retired employees under age 65 are covered by a health maintenance organization under which benefits are generally paid at 100% after various copayments. Retired agents or employees outside the service area are covered by a self-funded indemnity plan which has a deductible with 20%-30% coinsurance. Retirees contribute toward their own benefits and contributions are required for spouses and dependent children. Under the plan, health benefits for retirees are the same as before retirement, except amounts paid by Medicare are excluded from consideration. The plan was terminated as of the date of acquisition.

Postretirement benefits are accrued (but not funded) for eligible retirees. The components of the accumulated postretirement benefit obligation as of December 31 were as follows:

                                                               1996     1995
                                                             -------  -------
       Retirees                                              $ 5,279  $ 5,253
       Fully eligible active plan participants                     -    1,778
       Other active plan participants                              -      658
                                                             -------  -------
          Accrued postretirement benefit obligation          $ 5,279  $ 7,689
                                                             =======  =======

For the year ended December 31, 1996, the postretirement benefit liability was calculated assuming an annual trend rate in health care inflation of 8% in 1997 grading down to 5.5% in 2000 and after. If the health care cost trend rate assumption increased by 1%, the accumulated postretirement benefit obligation as of December 31, 1996, would increase $198 or 3.8%.

(15)     RELATED PARTY TRANSACTIONS

During 1995, two of the Company's officers and directors, Messrs. Stone and Fickes, formed a fund, Knightsbridge Capital Fund I, L.P., ("Knightsbridge") for the purpose of making equity and equity linked investments in companies engaged primarily in the life insurance industry. Knightsbridge has received subscriptions for approximately $92,000 in limited partnership interests, including a $15,000 subscription from the Company. The general partner of Knightsbridge is Knightsbridge Capital L.L.C. ("Knightsbridge Capital"), the members of which are David J. Stone and Steven W. Fickes. Allan D. Greenberg, a member of the Company's Board of Directors, formerly owned a 5% interest in Knightsbridge Capital which was purchased by Messrs. Stone and Fickes. The general partner of Knightsbridge cannot be removed by the limited partners, unless a court has finally determined that the general partner has committed a willful and material breach of the limited partnership agreement. However, the agreement provides that if either Mr. Stone or Mr. Fickes, or both, ceases to be a member of Knightsbridge Capital or otherwise actively involved in the management and operations of Knightsbridge, Knightsbridge may not subsequently call additional capital from the limited partners. However, the limited partners have consented to the Company's proposed acquisition of Messrs. Stone's and Fickes' interests in Knightsbridge Capital.

In the second half of 1995, the Company and Knightsbridge determined that a joint venture strategy was in the best interest of both parties. As part of that joint venture, Knightsbridge provides PennCorp with a right of first refusal with respect to all insurance transactions considered by Knightsbridge. The joint venture entity formed for this purpose is Knightsbridge Management, L.L.C. ("KM"). PennCorp participates in 45% of the net distributable income of KM.

The Company has established an independent committee of the Board of Directors to oversee the relationship between PennCorp and Knightsbridge. KM has the primary responsibility for negotiating the terms of, and arranging the financing for PennCorp or PennCorp/Knightsbridge shared transactions. Certain of those individuals involved in the daily operations of KM are also officers of the Company.

KM receives management fees from all of its limited partners, including the Company, for the management of Knightsbridge. KM also receives payment in kind consideration in lieu of additional management fees from PennCorp for providing corporate and financial management services to the Company. Fees received by KM from the Knightsbridge limited partners including PennCorp, as well as the management fees paid in kind by the Company are subject to offset in future periods based upon a portion of transaction fees generated by KM.

In February 1996, the PennCorp Board of Directors (the "PennCorp Board") and the principals of Knightsbridge began discussions on consolidating Messrs. Stone's and Fickes' outside interests under PennCorp. Such discussions culminated in a restructuring of the Knightsbridge relationship including the following completed and pending transactions (see Note 16) (i) Messrs. Stone and Fickes entered into five-year employment agreements which include the contingent issuance of options to purchase 559,000 shares of Common Stock to both Messrs. Stone and Fickes, (ii) the proposed acquisition of the Fickes and Stone Knightsbridge Interests, (iii) the proposed acquisition of the Fickes and Stone interests in SW Financial, subject to certain contingencies, and (iv) the purchase by the Company, from the limited partners of Knightsbridge, the right to acquire United Life for $7,575.

For the years ended December 31, 1996 and 1995, PennCorp paid or accrued $2,548 and $3,900 in transaction fees to KM related to the United Life and SW Financial transactions, respectively. During 1996, certain of the Company's affiliates and subsidiaries paid management fees to KM amounting to $2,190 which have been expensed in the accompanying financial statements pending the shareholder vote on the acquisition of the Fickes and Stone Knightsbridge Interests. SW Financial and United Life incurred KM investment advisory fees totaling $2,426 and $- during 1996 and 1995, respectively. In addition, PennCorp received a $1,000 stand-by commitment fee from SW Financial for contingent financing on a real estate transaction. SW Financial did not draw upon the commitment which has expired.

As required by the joint venture agreement, all bonuses paid to officers of KM who are also officers of PennCorp must be approved by the Compensation Committee of the Board of Directors of PennCorp. During 1995, the Company paid or accrued for KM incentive bonuses to certain individuals who are officers of PennCorp and KM totaling $2,565. Such bonuses were expensed in the accompanying financial statements.

In August 1995, the Company sold its preferred and common stock position in a company which has historically provided investment management services to the PennCorp insurance subsidiaries and for which a senior executive officer of the investment management firm is a member of the PennCorp Board of Directors. Fees paid for such investment management services amounted to $895, $738 and $789 during 1996, 1995 and 1994, respectively.

Certain individuals, who are shareholders, directors and officers of PennCorp, and affiliates of these individuals, provide services to the Company. During 1996 and 1995, payments aggregating $250 and $210, respectively, were made to these individuals and their affiliates for services provided in connection with the Company's acquisition activity. During 1994, fees amounting to $813 were paid in connection with the establishment of PennCorp's Canadian subsidiary, the acquisition of AA Life, and certain reinsurance transactions.

(16)     OTHER COMMITMENTS AND CONTINGENCIES

On January 22, 1997, the Company filed with the Securities and Exchange Commission ("SEC"), a preliminary PennCorp Financial Group, Inc. and Washington National Corporation Joint Proxy Statement and Prospectus ("Joint Proxy Statement") in which the Company, pending final review by the SEC, will be soliciting shareholder approval for the following transactions: (i) the Washington National Merger, (ii) the acquisition of the Controlling Interest in SW Financial, (iii) the acquisition of the Fickes and Stone Knightsbridge Interests, and (iv) other items.

Under the terms of the amended and restated Washington National Merger agreement, Washington National shareholders will receive the right to receive $29.50 per share of consideration in the form of cash, PennCorp Common Stock, or a combination of cash and PennCorp Common Stock. The aggregate consideration to be received by the Washington National shareholders will be approximately $377,000, of which no more than $100,000 will be payable in cash. (See Note 18.)

PennCorp will receive its right to acquire the Controlling Interest in SW Financial through the assignment by Fickes and Stone and Knightsbridge ("the Controlling Parties") of certain rights including common stock and common stock equivalents of SW Financial. The Controlling Parties will receive aggregate cash consideration ranging from $67,500 to $69,600 (not including expenses) depending upon the outcome of certain contingencies.

In addition, PennCorp has proposed to acquire the Fickes and Stone Knightsbridge Interests for total consideration estimated to be $10,000. Fickes and Stone will each receive consideration in the form of estimated annual payments of $330 due April 15, 1997, each year through 2001, and issuance by PennCorp of 173,160 shares of PennCorp Common Stock to each of Fickes and Stone on April 15, 2001.

It is anticipated that PennCorp common shareholders will vote on the above transactions in April 1997, and, subject to shareholder approval, the Company intends to consummate such transactions as expeditiously as possible (see Note
18).

As part of an amended purchase agreement with the former parent company of United Life, PennCorp agreed to purchase 483,839 shares of the Company's Common Stock effective February 12, 1997 for an amount to be determined.

The Company and its subsidiaries are obligated under operating leases, primarily for office space. Rent expense, net of sublease income, was $8,416, $8,489 and $7,172 in 1996, 1995 and 1994, respectively.

             MINIMUM LEASE COMMITMENTS ARE:
                                       1997       $  8,806
                                       1998          4,269
                                       1999          2,852
                                       2000          1,716
                                       2001            796
                          2002 and thereafter          177
                                                  --------
             Total minimum payments required*     $ 18,616
                                                  ========

* Total minimum lease payments have not been reduced by minimum sublease rentals of $947 due in the future under non-cancelable subleases.

In January 1996, stockholder derivative lawsuits styled Tozour Energy Systems Retirement Plan v. David J. Stone et al, and the PennCorp Financial Group, Inc., C.A. No. 14775 (the "Tozour Case") and Lois Miller v. David J. Stone et al, and the PennCorp Financial Group, Inc., C.A. No. 14795 (the "Miller Complaint") were filed against the Company and each of its directors, individually, in the Delaware Court of Chancery. The complaint in the Miller suit has not yet been served on the Company or the other defendants. Both suits allege that the SW Financial Investment involved the usurpation of a corporate opportunity and a waste of the Company's assets by Messrs. Stone and Fickes, and that the directors of the Company in approving that transaction, failed to act in good faith and breached their fiduciary duties, including the duty of loyalty to the Company and its stockholders, having favored the interests of Messrs. Stone and Fickes over the Company and its stockholders. These lawsuits seek judgments against each of the defendants for the amount of damages sustained, or to be sustained, by the Company as a result of the breaches of fiduciary duty alleged in the complaint, the imposition of a constructive trust for the benefit of the Company on profits or benefits obtained by any defendant through the alleged breaches of fiduciary duty, attorney's fees and costs, and such other relief as the court determines to be just, proper or equitable.

The defendants in the Tozour Case have filed a motion seeking its dismissal on the ground that the plaintiff failed to comply with the requirements of Delaware law before instituting a derivative suit and intend to defend the lawsuit vigorously. Because the Company has not been served with the Miller complaint, no action has been taken in that case, although the Company would also defend it vigorously. The defendants believe, however, that it would not be in the best interests of the Company and its shareholders to expend considerable management and director time and to incur substantial expenses to litigate the actions. Consequently, the Company's legal advisors have met or spoken by telephone with the plaintiffs' counsel on several occasions to discuss the terms of a potential settlement.

The defendants and the plaintiffs' counsel entered into a Stipulation and Agreement of Compromise and Settlement dated March 28, 1997 (the "Proposed Settlement") of the shareholder derivative actions. The Proposed Settlement consists of the following principal elements: (i) Messrs. Stone and Fickes will cancel the 335,564 SW Financial common stock warrants they hold for no consideration enabling the Company to purchase the SW Financial Controlling Interest for $67.5 million, reducing the price to be paid by the Company for the SW Financial Controlling Interest by approximately $2.0 million, (ii) the Company's Board of Directors will proceed with the purchase of The Fickes and Stone Knightsbridge Interests, having received a fairness opinion of a nationally recognized investment banking firm with respect to the price to be paid for The Fickes and Stone Knightsbridge Interests, (iii) the Company's Board of Directors will proceed with the acquisition of the SW Financial Controlling Interest, having received a fairness opinion of a nationally recognized investment banking firm with respect to the price to be paid for the SW Financial Controlling Interest; (iv) the Company's Board of Directors will submit the purchase of The Fickes and Stone Knightsbridge Interests and the SW Financial Controlling Interest to a vote of a majority of the Company's stockholders present at the stockholders meeting and entitled to vote, and stockholders must approve both transactions, (v) Messrs. Stone and Fickes will abstain from voting on the proposals to approve the purchase of The Fickes and Stone Knightsbridge Interests and the SW Financial Controlling Interest, and
(vi) the plaintiffs' counsel will be entitled to conduct confirmatory discovery. Because the Knightsbridge restructuring will have the effect of eliminating potential future conflicts of interest between Messrs. Stone and Fickes and PennCorp, and because the Proposed Settlement will have the effect of reducing the price to be paid for the SW Financial Controlling Interest and will obviate the need to expend considerable management and director time to litigate the action, the PennCorp Board has determined that the Proposed Settlement is in the best interests of PennCorp and its shareholders and confers a substantial economic benefit on PennCorp. Accordingly, the PennCorp Board has authorized the payment to plaintiff's counsel of legal fees and disbursements not to exceed $530,000 in connection with the lawsuit and the related settlement negotiations, if the Proposed Settlement is approved by the Delaware Chancery Court after notice to PennCorp stockholders.

The Company is a party to various pending or threatened legal actions arising in the ordinary course of business some of which include allegations of insufficient policy illustrations and agent misrepresentations. Although the outcome of such actions is not presently determinable, management does not believe that such matters, individually or in the aggregate, would have a material adverse effect on the Company's financial position or results of operations if resolved against the Company.

Effective January 1, 1996, the Company outsourced the vast majority of its data center operations and administrative systems programming to a third party vendor. The processing agreement extends through December 2002 and requires the Company or its insurance subsidiaries to make payments ranging from approximately $8,399 to $9,248 during each of the contract years. The contract has standard provisions for early cancellation, including breakage fees. As part of the outsourcing agreement, the Company has agreed to provide a line of credit which may be drawn upon during the first two years, with repayment in nearly equal monthly installments over the remainder of the contract.

The Company has agreed to provide guarantees of indebtedness of certain officers and directors up to a maximum of $10,000.

The life insurance companies are required to be members of various state insurance guaranty associations in order to conduct business in those states. These associations have the authority to assess member companies in the event that an insurance company conducting business in that state is unable to meet its policyholder obligations. Assessments from guaranty associations, which have not been material, are recorded as assessments when received.

The Company has guaranteed approximately $12,800 in mortgage loans sold to third parties.

(17)     REINSURANCE

In the normal course of business, the Company reinsures portions of certain policies that it underwrites to limit disproportionate risks. The Company retains varying amounts of individual insurance up to a maximum retention of $300 on any life. Amounts not retained are ceded to other insurance enterprises or reinsurers on an automatic or facultative basis.

The Company cedes varying amounts of certain accident and sickness policies up to a maximum cession of $800, as well as varying portions of certain disability income policies on a facultative basis.

Reinsurance contracts do not relieve the Company from its obligations to policyholders. Therefore, the Company is contingently liable for recoverable unpaid claims and policyholder liabilities ceded to reinsurers in the unlikely event that assuming reinsurers are unable to meet their obligations. The Company evaluates the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. The effect of reinsurance on policy revenues earned is as follows:

                                                                1996       1995       1994
                                                             ---------  ---------  ---------
              Direct policy revenues and amounts
                 assessed against policyholders              $ 358,825  $ 310,693  $ 250,167
              Reinsurance assumed                                1,320      2,307        765
              Reinsurance ceded                                 12,055     11,111      6,510
                                                             ---------  ---------  ---------
                   Net premiums and amounts earned           $ 348,090  $ 301,889  $ 244,422
                                                             =========  =========  =========


Fees incurred for financial reinsurance were approximately, $265 in 1996, $339 in 1995, and $515 in 1994.

18.      SUBSEQUENT EVENTS (UNAUDITED)

The Company completed its purchase from ULFC, the former parent of United Life, 483,839 shares of the Company's Common Stock for an aggregate purchase price of $17,902 plus accrued interest through the closing date, June 9, 1997, of $295. The value of treasury shares held increased $17,902 as a result of this transaction.

On August 5, 1997, the Company purchased $40,000 of SW Financial
Subordinated Notes (the "SW Financial Notes") from the liquidating trust for the creditors of ICH Corporation, SW Financial's former parent. SW Financial had issued the SW Financial Notes as part of the acquisition consideration paid to the liquidating trust. The SW Financial Notes were purchased by the Company at par in anticipation of the acquisition of the Controlling Interest in SW Financial. Interest due under the SW Financial Notes is currently set at 7.0%, per annum.

On August 30, 1997, the Washington National Merger agreement terminated.

On September 1, 1997, the Company purchased $25,000 of ACO Acquisition Corp. (subsequently re-named Acordia, Inc. ("Acordia")) subordinated indebtedness and $20,000 of ACO Brokerage Holdings Corporation ("ACO"), an affiliate of Acordia, preferred stock. The Acordia subordinated notes pay interest on a current basis at 12.5%, per annum, payable in semi-annual installments. The ACO preferred stock dividends are payable in cash (subject to certain restrictions), or in-kind at the option of ACO, at a rate of 17 percent. Acordia is an insurance broker specializing in the marketing of commercial property and casualty programs. Acordia is 28.6% owned by Knightsbridge. PennCorp received fees aggregating $1,100 from Acordia for its underwriting and participation in the subordinated notes and preferred stock. KM received sponsor fees and other fees aggregating $1,714 from Acordia for its role in consummating the Acordia acquisition.

On November 14, 1997, the Company filed, on Form 8-K, restated financial statements for the years ended December 31, 1994, 1995 and 1996 and the three month period ended March 31, 1997 and the three month and six month periods ended June 30, 1997. For additional information see Note 19.

19.      RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

In August 1997, PennCorp announced that it would likely be restating its financial statements for each of the years in the three year period ended December 31, 1996.

The Company has restated its consolidated financial statements for each of the years in the three-year period ended December 31, 1996. The restatement resulted from the Company reconsidering certain accounting practices after discussions with the Securities and Exchange Commission's Division of Corporation Finance.

The significant changes in accounting practices incorporated in the restatement are as follows:

(i)      the methodology for determining deferrable acquisition costs;
(ii)     the amortization methodology of deferred acquisition costs;
(iii) the recognition of reserve adjustments for interest sensitive products;
(iv) the allocation of purchase consideration associated with certain acquisitions; and
(v)      the consolidation of a majority-owned subsidiary.

In addition, the Company corrected immaterial errors identified in previously issued financial statements.

The following page presents the effects of the restatement.

                                        CONSOLIDATED STATEMENTS OF INCOME
                                         FOR THE YEAR ENDED DECEMBER 31,


                                                                                    1996                           1995
                                                                        (As reported)   (Restatement)  (As reported) (Restatement)
                                                                          ----------     ----------     ----------    ----------
REVENUES:
      Premiums, principally accident and sickness                         $  256,859     $  256,859     $  239,010    $  239,010
      Interest sensitive policy product charges                               91,231         91,231         62,879        62,879
      Net investment income                                                  213,563        210,734        102,291       102,291
      Other income                                                             6,132         22,666         12,845        17,076
      Net gains/losses from sale of investments                                1,257          1,257            595         3,770
                                                                          ----------     ----------     ----------    ----------
               Total revenues                                                569,042        582,747        417,620       425,026
                                                                          ----------     ----------     ----------    ----------
BENEFITS AND EXPENSES:
      Claims incurred                                                        188,727        188,727        141,876       141,876
      Change in liability for future policy benefits and other
          policy benefits                                                     79,085         83,184         18,126        20,047
      Amortization of present value of insurance in force and
          deferred policy acquisition costs                                   52,877         56,470         47,732        51,535
      Amortization of costs in excess of net assets acquired                   7,990          8,648          6,557         6,486
      Underwriting and other administrative expenses                          97,685        116,560         93,272       106,105
      Interest and amortization of deferred debt issuance costs               18,979         18,579         19,780        19,520
      Restructuring charge                                                      --             --             --            --
                                                                          ----------     ----------     ----------    ----------
               Total benefits and expenses                                   445,343        472,168        327,343       345,569
                                                                          ----------     ----------     ----------    ----------
Income before income taxes, undistributed earnings of unconsolidated
      affiliates and extraordinary charge                                    123,699        110,579         90,277        79,457
      Income taxes                                                            45,418         40,957         31,642        27,829
                                                                          ----------     ----------     ----------    ----------
Net income before undistributed earnings in unconsolidated affiliates
      and extraordinary charge                                                78,281         69,622         58,635        51,628
      Undistributed earnings in unconsolidated affiliates                     21,102         21,037          4,718         4,718
                                                                          ----------     ----------     ----------    ----------
Net income before extraordinary charge                                        99,383         90,659         63,353        56,346
      Extraordinary charge                                                    (2,372)        (2,372)          --            --
                                                                          ----------     ----------     ----------    ----------
Net income                                                                    97,011         88,287         63,353        56,346
      Preferred stock dividend requirements                                   14,646         14,646          6,540         6,540
                                                                          ----------     ----------     ----------    ----------
Net income applicable to common stock                                     $   82,365     $   73,641     $   56,813    $   49,806
                                                                          ==========     ==========     ==========    ==========

Primary:
      Net income applicable to common stock before extraordinary
           charge                                                         $     2.98     $     2.67     $     2.47    $     2.17
           Extraordinary charge                                                (0.08)         (0.08)          --            --
                                                                          ----------     ----------     ----------    ----------
      Net income applicable to common stock                               $     2.90     $     2.59     $     2.47    $     2.17
                                                                          ==========     ==========     ==========    ==========
Common shares used in computing primary earnings per share                    28,462         28,462         22,985        22,985
                                                                          ==========     ==========     ==========    ==========

Fully diluted:
      Net income applicable to common stock before extraordinary
           charge                                                         $     2.74     $     2.49     $     2.36    $     2.09
           Extraordinary charge                                                (0.07)         (0.07)          --            --
                                                                          ----------     ----------     ----------    ----------
      Net income applicable to common stock                               $     2.67     $     2.42     $     2.36    $     2.09
                                                                          ==========     ==========     ==========    ==========
Common shares used in computing fully diluted earnings per share              35,229         35,229         25,566        25,566
                                                                          ==========     ==========     ==========    ==========
                                                                                      1994
                                                                          (As reported)    (Restatement)
                                                                           ----------       ----------
REVENUES:
      Premiums, principally accident and sickness                          $  214,674       $  214,674
      Interest sensitive policy product charges                                29,748           29,748
      Net investment income                                                    51,850           51,850
      Other income                                                              1,056            1,056
      Net gains/losses from sale of investments                                (3,556)          (3,556)
                                                                           ----------       ----------
               Total revenues                                                 293,772          293,772
                                                                           ----------       ----------
BENEFITS AND EXPENSES:
      Claims incurred                                                         112,650          112,650
      Change in liability for future policy benefits and other
          policy benefits                                                      (9,329)          (9,329)
      Amortization of present value of insurance in force and
          deferred policy acquisition costs                                    30,948           28,466
      Amortization of costs in excess of net assets acquired                    5,241            5,241
      Underwriting and other administrative expenses                           77,407           77,817
      Interest and amortization of deferred debt issuance costs                18,274           18,274
      Restructuring charge                                                       --               --
                                                                           ----------       ----------
               Total benefits and expenses                                    235,191          233,119
                                                                           ----------       ----------
Income before income taxes, undistributed earnings of unconsolidated
      affiliates and extraordinary charge                                      58,581           60,653
      Income taxes                                                             21,437           22,163
                                                                           ----------       ----------
Net income before undistributed earnings in unconsolidated affiliates
      and extraordinary charge                                                 37,144           38,490
      Undistributed earnings in unconsolidated affiliates                        --               --
                                                                           ----------       ----------
Net income before extraordinary charge                                         37,144           38,490
      Extraordinary charge                                                       --               --
                                                                           ----------       ----------
Net income                                                                     37,144           38,490
      Preferred stock dividend requirements                                     1,151            1,151
                                                                           ----------       ----------
Net income applicable to common stock                                      $   35,993       $   37,339
                                                                           ==========       ==========

Primary:
      Net income applicable to common stock before extraordinary
           charge                                                          $     1.82       $     1.88
           Extraordinary charge                                                  --               --
                                                                           ----------       ----------
      Net income applicable to common stock                                $     1.82       $     1.88
                                                                           ==========       ==========
Common shares used in computing primary earnings per share                     19,830           19,830
                                                                           ==========       ==========

Fully diluted:
      Net income applicable to common stock before extraordinary charge
           Extraordinary charge

      Net income applicable to common stock

Common shares used in computing fully diluted earnings per share



                    CONSOLIDATED CONDENSED BALANCE SHEETS
                              AS OF DECEMBER 31,

---------------------------------------------------------------------------------------------------------------------
                                                                      1996                             1995
                                                           --------------------------      --------------------------
                                                         (As reported)    (Restatement)   (As reported)   (Restatement)
                                                           ----------      ----------      ----------      ----------
ASSETS:
      Investments and cash                                 $3,830,313      $3,835,135      $2,409,427      $2,410,304
      Insurance assets                                        668,972         639,798         513,559         499,668
      Other assets                                            334,448         334,390         227,020         232,946
                                                           ----------      ----------      ----------      ----------
           Total assets                                    $4,833,733      $4,809,323      $3,150,006      $3,142,918
                                                           ==========      ==========      ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
      Insurance liabilities                                $3,562,108      $3,566,455      $2,229,047      $2,221,161
      Long-term debt                                          210,325         210,325         307,271         307,271
      Other liabilities                                       183,437         170,302         117,175         125,351
      Redeemable preferred stock                               32,864          32,864          30,007          30,007
      Shareholders' equity                                    844,999         829,377         466,506         459,128
                                                           ----------      ----------      ----------      ----------
           Total liabilities and shareholders' equity      $4,833,733      $4,809,323      $3,150,006      $3,142,918
                                                           ==========      ==========      ==========      ==========

                      SELECTED CONSOLIDATED FINANCIAL DATA

In August 1997, PennCorp Financial Group, Inc. ("PennCorp", the "Company") announced that it would likely be restating its financial statements. The discussion below reflects the restated amounts for the periods presented.

The following tables set forth selected consolidated financial information of PennCorp for each of years in the five-year period ended December 31, 1996. The selected consolidated financial information of PennCorp for each of years in the three year period ended December 31, 1996, has been derived from the audited consolidated financial statements of PennCorp (as restated) included elsewhere in this Form 8-K. The selected consolidated financial information of PennCorp for each of years in the two year period ended December 31, 1993, has been derived from the consolidated financial statements of PennCorp (as restated).

The Company has restated its selected consolidated financial information for each of years in the five-year period ended December 31, 1996. The restatement resulted from the Company reconsidering certain accounting practices after discussions with the Securities and Exchange Commission's Division of Corporation Finance.

The significant accounting practices incorporated in the restatement are as follows:

(i)   the methodology for determining deferrable acquisition costs;
(ii)  the amortization methodology of deferred acquisition costs;
(iii) the recognition of reserve adjustments for interest sensitive products;
(iv) the allocation of purchase consideration associated with certain acquisitions; and
(v)   the consolidation of a majority-owned subsidiary.

In addition, the Company corrected immaterial errors identified in previously issued financial statements.

The information should be read in conjunction with: (i) the historical consolidated financial statements of PennCorp and the notes thereto which are included herein, and (ii) Management's Discussion and Analysis of Financial Condition and Results of Operations, which is included herein.

(Amounts in thousands, except per share information)

(As restated)

         FOR THE YEARS ENDED DECEMBER 31,               1996         1995        1994         1993         1992
---------------------------------------------------  ----------   ----------  ----------   ----------   ----------
REVENUES:
   Policy revenues                                   $  348,090   $  301,889  $  244,422   $  201,788   $  184,690
   Net investment income                                210,734      102,291      51,850       43,114       41,302
   Other income(1)                                       43,703       21,794       1,056        3,817          632
   Net gains (losses) from the sale of investments        1,257        3,770      (3,556)       1,439        5,560
                                                     ----------   ----------  ----------   ----------   ----------
       Total revenues                                   603,784      429,744     293,772      250,158      232,184
                                                     ----------   ----------  ----------   ----------   ----------

BENEFITS AND EXPENSES:
   Claims incurred                                      188,727      141,876     112,650       95,232       91,904
   Change in liability for future policy benefits
     and other policy benefits                           83,184       20,047      (9,329)     (13,857)     (14,971)
   Insurance and other operating expenses               181,678      164,126     111,424      113,114      108,974
   Interest and amortization of deferred debt            18,579       19,520      18,274        7,461       17,621
     issuance costs                                  ----------   ----------  ----------   ----------   ----------
       Total benefits and expenses                      472,168      345,569     233,119      201,950      203,528
                                                     ----------   ----------  ----------   ----------   ----------
Income before income taxes and extraordinary
     charge                                             131,616       84,175      60,653       48,208       28,656
       Income taxes                                      40,957       27,829      22,163       17,336       10,695
                                                     ----------   ----------  ----------   ----------   ----------
Net income before extraordinary charge                   90,659       56,346      38,490       30,872       17,961
       Extraordinary charge, net of income taxes         (2,372)          --          --       (3,322)     (17,655)
                                                     ----------   ----------  ----------   ----------   ----------
Net income                                               88,287       56,346      38,490       27,550          306
       Preferred stock dividend requirements             14,646        6,540       1,151           --        2,903
                                                     ----------   ----------  ----------   ----------   ----------
Net income (loss) applicable to common stock         $   73,641   $   49,806  $   37,339   $   27,550   $   (2,597)
                                                     ==========   ==========  ==========   ==========   ==========


(1) Includes $21.0 million and $4.7 million of undistributed earnings in unconsolidated affiliates for the years ended 1996 and 1995, respectively.


              PER SHARE INFORMATION:
 -------------------------------------------------
   Primary:
    Net income before extraordinary charge           $     2.67   $     2.17  $     1.88   $     1.63   $     1.34
    Net income before net gains (losses) from the
      sale of investments and extraordinary          $     2.64   $     2.06  $     2.00   $     1.58   $     1.02
 charge
 Extraordinary charge, net of income taxes           $    (0.08)  $       --  $       --   $    (0.18)  $    (1.58)
    Common shares used in computing primary
      earnings per share                                 28,462       22,985      19,830       18,957       11,196

 Fully diluted:
    Net income before extraordinary charge           $     2.49   $     2.09
    Net income before net gains from the sale
      of investments and extraordinary charge        $     2.47         1.99
    Extraordinary charge, net of income taxes        $    (0.07)  $       --
    Common shares used in computing fully diluted
      earnings per share                                 35,229       25,566




              AS OF DECEMBER 31,
 -------------------------------------------------

                    ASSETS:
Investments and cash                                 $3,835,135   $2,410,304   $  822,778   $  674,552   $  556,960
Insurance assets                                        639,798      499,668      342,547      256,066      230,359
Other assets                                            334,390      232,946      144,244      132,767      117,103
                                                     ----------   ----------   ----------   ----------   ----------
   Total assets                                      $4,809,323   $3,142,918   $1,309,569   $1,063,385   $  904,422
                                                     ==========   ==========   ==========   ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Insurance liabilities                                $3,566,455   $2,221,161   $  788,223   $  649,899   $  611,342
Long-term debt                                          210,325      307,271      229,041      150,812      111,082
Other liabilities                                       170,302      125,351       58,903       73,924       41,519
Redeemable preferred stock                               32,864       30,007       37,256           --           --
Shareholders' equity                                    829,377      459,128      196,146      188,750      140,479
                                                     ----------   ----------   ----------   ----------   ----------
   Total liabilities and shareholders' equity        $4,809,323   $3,142,918   $1,309,569   $1,063,385   $  904,422
                                                     ==========   ==========   ==========   ==========   ==========


The following pages present the effects of the restatement.

                        CONSOLIDATED STATEMENTS OF INCOME
                         FOR THE YEAR ENDED DECEMBER 31,

                                                                                    1996                       1995
                                                                         -------------------------   ------------------------
                                                                        (As reported)  (Restatement)(As reported)(Restatement)
                                                                         -----------   -----------   -----------  -----------
REVENUES:
    Premiums, principally accident and sickness                          $   256,859   $   256,859   $   239,010  $   239,010
    Interest sensitive policy product charges                                 91,231        91,231        62,879       62,879
    Net investment income                                                    213,563       210,734       102,291      102,291
    Other income                                                              27,234        43,703        17,563       21,794
    Net gains/losses from sale of investments                                  1,257         1,257           595        3,770
                                                                         -----------   -----------   -----------  -----------
             Total revenues                                                  590,144       603,784       422,338      429,744
                                                                         -----------   -----------   -----------  -----------
BENEFITS AND EXPENSES:
    Claims incurred                                                          188,727       188,727       141,876      141,876
    Change in liability for future policy benefits and other
        policy benefits                                                       79,085        83,184        18,126       20,047
    Amortization of present value of insurance in force and
        deferred policy acquisition costs                                     52,877        56,470        47,732       51,535
    Amortization of costs in excess of net assets acquired                     7,990         8,648         6,557        6,486
    Underwriting and other administrative expenses                            97,685       116,560        93,272      106,105
    Interest and amortization of deferred debt issuance costs                 18,979        18,579        19,780       19,520
    Restructuring charge                                                          --            --            --           --
                                                                         -----------   -----------   -----------  -----------
             Total benefits and expenses                                     445,343       472,168       327,343      345,569
                                                                         -----------   -----------   -----------  -----------
Income before income taxes and extraordinary charge                          144,801       131,616        94,995       84,175
    Income taxes                                                              45,418        40,957        31,642       27,829
                                                                         -----------   -----------   -----------  -----------
Net income before extraordinary charge                                        99,383        90,659        63,353       56,346
    Extraordinary charge                                                      (2,372)       (2,372)           --           --
                                                                         -----------   -----------   -----------  -----------
Net income                                                                    97,011        88,287        63,353       56,346
    Preferred stock dividend requirements                                     14,646        14,646         6,540        6,540
                                                                         -----------   -----------   -----------  -----------
Net income applicable to common stock                                    $    82,365   $    73,641   $    56,813  $    49,806
                                                                         ===========   ===========   ===========  ===========

PER SHARE INFORMATION:
Primary:
    Net income applicable to common stock before extraordinary
         charge                                                          $      2.98   $      2.67   $      2.47  $      2.17
         Extraordinary charge                                                  (0.08)        (0.08)           --           --
                                                                         -----------   -----------   -----------  -----------
    Net income applicable to common stock                                $      2.90   $      2.59   $      2.47  $      2.17
                                                                         ===========   ===========   ===========  ===========
Common shares used in computing primary earnings per share                    28,462        28,462        22,985       22,985
                                                                         ===========   ===========   ===========  ===========

Fully diluted:
    Net income applicable to common stock before extraordinary
         charge                                                          $      2.74   $      2.49   $      2.36  $      2.09
         Extraordinary charge                                                  (0.07)        (0.07)           --           --
                                                                         -----------   -----------   -----------  -----------
    Net income applicable to common stock                                $      2.67   $      2.42   $      2.36  $      2.09
                                                                         ===========   ===========   ===========  ===========
Common shares used in computing fully diluted
        earnings per share                                                    35,229        35,229        25,566       25,566
                                                                         ===========   ===========   ===========  ===========

                                                                                    1994
                                                                          -------------------------
                                                                         (As reported) (Restatement
                                                                          -----------   -----------
REVENUES:
    Premiums, principally accident and sickness                           $   214,674   $   214,674
    Interest sensitive policy product charges                                  29,748        29,748
    Net investment income                                                      51,850        51,850
    Other income                                                                1,056         1,056
    Net gains/losses from sale of investments                                  (3,556)       (3,556)
                                                                          -----------   -----------
             Total revenues                                                   293,772       293,772
                                                                          -----------   -----------
BENEFITS AND EXPENSES:
    Claims incurred                                                           112,650       112,650
    Change in liability for future policy benefits and other
        policy benefits                                                        (9,329)       (9,329
    Amortization of present value of insurance in force and
        deferred policy acquisition costs                                      30,948        28,466
    Amortization of costs in excess of net assets acquired                      5,241         5,241
    Underwriting and other administrative expenses                             77,407        77,817
    Interest and amortization of deferred debt issuance costs                  18,274        18,274
    Restructuring charge                                                           --            --
                                                                          -----------   -----------
             Total benefits and expenses                                      235,191       233,119
                                                                          -----------   -----------
Income before income taxes and extraordinary charge                            58,581        60,653
    Income taxes                                                               21,437        22,163
                                                                          -----------   -----------
Net income before extraordinary charge                                         37,144        38,490
    Extraordinary charge                                                           --            --
                                                                          -----------   -----------
Net income                                                                     37,144        38,490
    Preferred stock dividend requirements                                       1,151         1,151
                                                                          -----------   -----------
Net income applicable to common stock                                     $    35,993   $    37,339
                                                                          ===========   ===========

PER SHARE INFORMATION:
Primary:
    Net income applicable to common stock before extraordinary
         charge                                                           $      1.82   $      1.88
         Extraordinary charge                                                      --            --
                                                                          -----------   -----------
    Net income applicable to common stock                                 $      1.82   $      1.88
                                                                          ===========   ===========
Common shares used in computing primary earnings per share
                                                                               19,830        19,830
                                                                          ===========   ===========
Fully diluted:
    Net income applicable to common stock before extraordinary charge
         Extraordinary charge

    Net income applicable to common stock

Common shares used in computing fully diluted earnings per share




                      CONSOLIDATED CONDENSED BALANCE SHEETS
                               AS OF DECEMBER 31,

                                                  1996                            1995                           1994
                                       ----------------------------  ------------------------------  ----------------------------
                                       (As reported)  (Restatement)   (As reported)   (Restatement)  (As reported)   (Restatement)
                                       ------------  --------------  --------------  --------------  --------------  ------------
ASSETS:
      Investments and cash             $  3,830,313  $    3,835,135  $    2,409,427  $    2,410,304  $      822,778  $    822,778
      Insurance assets                      668,972         639,798         513,559         499,668         352,932       342,547
      Other assets                          334,448         334,390         227,020         232,946         144,244       144,244
                                       ------------  --------------  --------------  --------------  --------------  ------------
           Total assets                $  4,833,733  $    4,809,323  $    3,150,006  $    3,142,918  $    1,319,954  $  1,309,569
                                       ============  ==============  ==============  ==============  ==============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY:
      Insurance liabilities            $  3,562,108  $    3,566,455  $    2,229,047  $    2,221,161  $      798,030  $    788,223
      Long-term debt                        210,325         210,325         307,271         307,271         229,041       229,041
      Other liabilities                     183,437         170,302         117,175         125,351          59,107        58,903
      Redeemable preferred stock             32,864          32,864          30,007          30,007          37,256        37,256
      Shareholders' equity                  844,999         829,377         466,506         459,128         196,520       196,146
                                       ------------  --------------  --------------  --------------  --------------  ------------
           Total liabilities and
               shareholders' equity    $  4,833,733  $    4,809,323  $    3,150,006  $    3,142,918  $    1,319,954  $  1,309,569
                                       ============  ==============  ==============  ==============  ==============  ============

                            CONSOLIDATED STATEMENTS OF INCOME
                             FOR THE YEAR ENDED DECEMBER 31,

                                                                                     1993                         1992
                                                                         ---------------------------   ----------------------------
                                                                         (As reported)  (Restatement)  (As reported)  (Restatement)
                                                                         ------------   ------------   ------------   -------------
REVENUES:
      Policy revenues                                                    $    201,788   $    201,788   $   184,690    $   184,690
      Net investment income                                                    43,114         43,114         41,302         41,302
      Other income                                                              3,817          3,817            632            632
      Net gains/losses from sale of investments                                 1,439          1,439          5,560          5,560
                                                                         ------------   ------------   ------------   ------------
               Total revenues                                                 250,158        250,158        232,184        232,184
                                                                         ------------   ------------   ------------   ------------
BENEFITS AND EXPENSES:
      Claims incurred                                                          95,232         95,232         91,904         91,904
      Change in liability for future policy benefits and other
          policy benefits                                                     (13,857)       (13,857)       (14,971)       (14,971)
      Insurance and other operating expenses                                  110,598        113,114        108,833        108,974
      Interest and amortization of deferred debt issuance costs                 7,461          7,461         17,621         17,621
                                                                         ------------   ------------   ------------   ------------
               Total benefits and expenses                                    199,434        201,950        203,387        203,528
                                                                         ------------   ------------   ------------   ------------
Income before income taxes and extraordinary charge                            50,724         48,208         28,797         28,656
      Income taxes                                                             18,217         17,336         10,744         10,695
                                                                         ------------   ------------   ------------   ------------
Net income before extraordinary charge                                         32,507         30,872         18,053         17,961
      Extraordinary charge                                                     (3,322)        (3,322)       (17,655)       (17,655)
                                                                         ------------   ------------   ------------   ------------
Net income                                                                     29,185         27,550            398            306
      Preferred stock dividend requirements                                        --             --          2,903          2,903
                                                                         ------------   ------------   ------------   ------------
Net income applicable to common stock                                    $     29,185   $     27,550   $     (2,505)  $     (2,597)
                                                                         ============   ============   ============   ============

Primary:
      Net income applicable to common stock before extraordinary charge  $       1.71   $       1.63   $       1.35   $       1.34
           Extraordinary charge                                                 (0.18)         (0.18)         (1.58)         (1.58)
                                                                         ------------   ------------   ------------   ------------
      Net income applicable to common stock                              $       1.53   $       1.45   $      (0.23)  $      (0.24)
                                                                         ============   ============   ============   ============
Common shares used in computing primary earnings per share                     18,957         18,957         11,196         11,196
                                                                         ============   ============   ============   ============




                      CONSOLIDATED CONDENSED BALANCE SHEETS
                               AS OF DECEMBER 31,

                                                                    1993                            1992
                                                       ------------------------------  ------------------------------
                                                        (As reported)   (Restatement)   (As reported)  (Restatement)
                                                       --------------  --------------  --------------  --------------
Assets:
      Investments and cash                             $      674,552  $      674,552  $      556,960  $      556,960
      Insurance assets                                        258,723         256,066         230,500         230,359
      Other assets                                            132,767         132,767         117,103         117,103
                                                       --------------  --------------  --------------  --------------
           Total assets                                $    1,066,042  $    1,063,385  $      904,563  $      904,422
                                                       ==============  ==============  ==============  ==============

Liabilities and shareholders' equity
      Insurance liabilities                            $      649,899  $      649,899  $      611,342  $      611,342
      Long-term debt                                          150,812         150,812         111,082         111,082
      Other liabilities                                        74,854          73,924          41,568          41,519
      Redeemable preferred stock                                   --              --              --              --
      Shareholders' equity                                    190,477         188,750         140,571         140,479
                                                       --------------  --------------  --------------  --------------
           Total liabilities and shareholders' equity  $    1,066,042  $    1,063,385  $      904,563  $      904,422
                                                       ==============  ==============  ==============  ==============

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

                                (As restated)

INTRODUCTION

In August 1997, PennCorp Financial Group, Inc. ("PennCorp", the "Company") announced that it would likely be restating its financial statements for each of the years in the three year period ended December 31, 1996. The discussion below reflects the restated amounts for each of the years in the three year period ended December 31, 1996. Further information regarding the restatement is provided in Note 19 of the Notes to Consolidated Financial Statements contained elsewhere herein.

CAUTIONARY STATEMENT

Cautionary Statement for purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The statements below that relate to future plans, events or performances are forward-looking statements that involve a number of risks or uncertainties. Among those items that could adversely affect the Company's financial condition, results of operations and cash flows are the following: changes in regulations affecting insurance companies, interest rates, the federal income tax code (to the extent the Company's product mix includes tax deferred accumulation products), the ratings assigned to the Company's insurance subsidiaries by independent rating organizations such as A.M. Best and Company ("A.M. Best") (which the Company believes are particularly important to the sale of annuity and other accumulation products) and unanticipated litigation. There can be no assurance that other factors not currently anticipated by management will not also materially and adversely affect the Company's results of operations.

GENERAL

The Company, through its operating subsidiaries, is a low cost provider of accumulation, life, and fixed benefit accident and sickness insurance products throughout the United States and Canada. The Company's products are sold through several distribution channels, including exclusive agents, general agents, financial institutions, and payroll deduction programs, and are targeted primarily to lower and middle-income individuals in rural and suburban areas. These products are primarily small premium accident and sickness insurance policies with defined fixed benefit amounts, traditional whole life and universal life insurance with low face amounts and accumulation products such as single premium deferred annuities.

The Company's financial condition and results of operations for the periods covered by this and future "Management's Discussion and Analysis of Financial Condition and Results of Operations" are or will be affected by several common factors, each of which is discussed below.

Strategic Review of Business Units. As a result of the tremendous growth the Company has experienced, the diversification of the underlying business units resulting from acquisitions over time, and the need for the Company to be able to rapidly integrate future acquisitions, the Company began a strategic business evaluation during the third quarter of 1996 which is now nearly complete.

The evaluation considered each of the current operating companies and, in anticipation of the consummation of the purchase of the Controlling Interest of Southwestern Financial Corporation ("SW Financial"), the impact of SW Financial on the Company's current and long-term profitability potential, the ability of the operating companies to absorb operations related to future acquisitions and the market focus of the operating companies.

The Company has begun to realign its existing operating companies in light of the strategic review and anticipates a charge related to costs directly associated with the initial divisional restructuring which will have no future economic benefit ("restructuring costs"), including the costs of employee termination benefits and relocation, early service contract termination, and facility abandonment. A charge for the restructuring costs will be included in the Company's results of operations during 1997. In addition, the Company may incur additional restructuring costs when integration plans are implemented for the SW Financial transaction.

Acquisitions. The Company's growth strategy emphasizes the acquisition of complementary insurance operations and the utilization of the Company's several distribution channels to further penetrate its target markets. In making acquisitions, the Company seeks to broaden its distribution channels, increase its product offerings and expand its geographic presence. The Company also seeks benefits from expense reduction through the consolidation of facilities and staff and the conversion to common administrative systems.

M D & A continued

Each of the operating considerations outlined above as well as the cost of capital to the Company, expected cash flows from the target acquisition and actuarial factors, such as future premium, mortality, morbidity, surrenders, operating expenses and yields on assets held to back policy liabilities are considered and weighted in determining the relative risk of financial rewards for taking on the acquisition target. On July 22, 1996, the Company acquired United Companies Life Insurance Company ("United Life") from United Companies Financial Corporation. United Life markets fixed and variable annuity products through independent agents and financial institution marketing channels.

On July 25, 1995, the Company consummated the acquisition of Integon Life Insurance Corporation ("Integon Life"). Integon Life's life and annuity products are marketed through a general agency sales force, primarily in the Southeastern United States.

On August 31, 1994, the Company acquired American-Amicable Life Insurance Company of Texas ("AA Life") through American-Amicable Holding Corporation ("AAHC"). AA Life markets life insurance products to military and civilian employees at U.S. military installations throughout the world.

The comparability of the Company's financial position, results of operations and cash flows for each of the periods presented have been affected by these acquisitions. The pro forma effects of the acquisitions of United Life, Integon Life, and AA Life are described in Note 3 to the Company's Consolidated Financial Statements included elsewhere herein.

Financing Activities. As a part of each of the Company's acquisitions and as part of a long-term plan to maintain an appropriate balance in its capital structure, PennCorp has undertaken various public and private financing transactions. As a result, the Company's historical financial results reflect significant variations in financing costs including preferred stock dividends and extraordinary charges resulting from the early extinguishment of debt.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

The Company's liquidity requirements are funded primarily by its insurance subsidiaries. The insurance subsidiaries' principal sources of cash are premiums and investment income. The insurance subsidiaries' primary uses of cash are policy claims, commissions, operating expenses, income taxes and payments to the Company for principal and interest due under surplus debentures, tax sharing payments and dividends. Both sources and uses of cash are reasonably predictable.

Financings. On August 2, 1996, the Company issued 2,875,000 shares of $3.50 Series II Convertible Preferred Stock ("Series II Convertible Preferred Stock") for net proceeds of $139.2 million. The cash raised through this offering, along with borrowings under the Company's bank credit facility, were utilized (i) to fund the cash portion of the purchase price for United Life, aggregating $100.4 million, (ii) to fund a capital contribution of $57.3 million to United Life, and (iii) to pay related expenses of the acquisition of United Life of $9.7 million. The Company accrued or paid dividends of $4.0 million during 1996 related to the Series II Convertible Preferred Stock.

On February 28, 1996, PennCorp completed the sale of 5,131,300 shares of Common Stock, netting proceeds of $155.5 million ("February Common Stock Offering"). Proceeds from this offering were utilized to repay $80.0 million of corporate and $57.0 million of subsidiary indebtedness, and to pay $10.0 million to SW Financial's former owner in lieu of PennCorp's obligation to issue an equivalent number of shares of Common Stock.

In May 1996, the Company entered into a revolving credit agreement with a syndicate of banks (the "bank credit agreement") for up to $175.0 million of funds available at any one time to replace the $100.0 million bridge facility utilized by the Company to make the investment in SW Financial, which was repaid out of the proceeds of the February Common Stock Offering. During the remainder of 1996, the Company borrowed amounts aggregating $92.0 million for (i) the repurchase of $35.4 million in principal amount of the Company's 9 1/4% Senior Subordinated Debenture due 2003 (the "Notes") for $37.7 million, including interest and premium on early redemption of $2.3 million, (ii) the refinancing of $20.0 million of indebtedness under the previously outstanding bridge facility, (iii) the repayment of $16.5 million of amounts owed certain subsidiaries, and (iv) $17.8 million for general corporate purposes including the United Life acquisition, interest payments and common and preferred stock dividend payments. Total interest and related costs incurred under the bank credit facility were $1.6 million during 1996.

M D & A continued

On July 14, 1995, PennCorp issued 2,300,000 shares of $3.375 Convertible Preferred Stock ("Convertible Preferred Stock") for net proceeds of $110.5 million. On March 16, 1995, PennCorp issued 3,750,000 shares of Common Stock, for net proceeds of approximately $51.2 million. The proceeds from these two offerings were used to (i) consummate the acquisition of Integon Life, which utilized funds totaling $33.4 million (including a capital contribution of $15.0 million), (ii) repay $28.5 million outstanding under, and subsequently cancel, a revolving credit facility, (iii) repurchase, for $34.6 million, all of the Company's Series A Preferred Stock, (iv) repay $11.2 million due to Integon Life's former parent company under a subordinated debenture, (v) pay the $15.4 million cash portion of the purchase price of Occidental Life Insurance Company of North Carolina ("OLIC") (which PennCorp purchased from Pennsylvania Life Insurance Company and its wholly-owned subsidiary, PennCorp Life Insurance Company (collectively referred to herein as "Penn Life") and subsequently contributed to Integon Life), (vi) prepay $20.0 million principal amount of indebtedness under the AAHC credit facility, and (vii) make payments for general corporate purposes, including interest payments and the cancellation of certain interest rate swap agreements. The Company paid or accrued dividends on the Convertible Preferred Stock amounting to $7.8 million and $3.6 million during 1996 and 1995, respectively.

As part of the financing for the Integon Life acquisition, PennCorp issued Series B Preferred Stock with an initial value of $12.8 million, which accretes at 10.4% per annum until its maturity on June 30, 1997, and Series C Preferred Stock with an initial value (subject to offset) of $17.9 million, which accretes at 9.3% per annum until its maturity on June 30, 1998. The Series C Preferred Stock's estimated initial value for financial statement purposes was approximately $16.0 million. Preferred stock dividends accreted during 1996 and 1995, on the Series B and Series C Preferred Stock amounted to $2.9 million and $1.3 million, respectively. On March 14, 1997, the Company redeemed all the outstanding Series B Preferred Stock for $14.7 million, utilizing proceeds available under the bank credit facility.

In addition to the Series B and Series C Preferred Stock, the Company utilized $30.0 million in borrowings by Salem Holdings Corporation ("SHC"), the parent of Integon Life, from a syndicate of banks in order to fund a portion of the Integon Life acquisition. In March 1996, the Company utilized proceeds from the February Common Stock Offering to repay $30.0 million of indebtedness outstanding and cancel the SHC bank facility. For the years ended, December 31, 1996 and 1995, the Company incurred interest costs related to borrowings by SHC of $451,000 and $513,000, respectively.

In order to fund the AA Life acquisition, AAHC borrowed $55.0 million under the AAHC credit facility. The AAHC credit facility was repaid and cancelled in March 1996. During 1996, 1995 and 1994, AAHC made principal payments of $27.0 million, $23.0 million and $5.0 million, and had accumulated interest costs of $385,000, $3.3 million and $1.3 million under this facility, respectively.

As part of the financing of the AA Life acquisition, PennCorp issued 450,000 shares of Series A Preferred Stock with a stated dividend rate of approximately 6.0% for the first five years and approximately 8.0% thereafter, until redemption in 2009. During 1994, and prior to its full repurchase on August 25, 1995, PennCorp incurred dividends of $1.2 million and $1.7 million, respectively, related to the Series A Preferred Stock.

The Notes, the bank credit agreement and the Series C Preferred Stock impose certain covenants on the Company, including covenants restricting the amount of additional indebtedness the Company may incur, its ability to engage in future acquisitions and certain other business transactions, and the amount of dividends the Company may declare and pay, and requires the Company to maintain specified financial ratios and meet specified financial tests, all of which may impose limitations on the Company's future liquidity.

Surplus Debentures, Dividend Restrictions and Cash Flows. Cash generated by the Company's insurance subsidiaries is made available to PennCorp principally through periodic payments of principal and interest on surplus debentures issued by Pacific Life and Accident Insurance Company ("PLAIC"), Salem Life Insurance Company ("Salem Life") and Pioneer Security Life Insurance Company ("Pioneer Security") (collectively, the "Surplus Note Companies"). The amounts outstanding under the surplus debentures totaled $367.9 million and $315.8 million as of December 31, 1996 and 1995, respectively. The surplus debentures generally require (subject to availability of statutory capital and surplus and in some instances, regulatory approval) principal and interest payments to be made periodically in amounts sufficient to allow PennCorp to meet its cash requirements.

M D & A continued

The Surplus Note Companies rely upon dividends and tax sharing payments from their respective insurance subsidiaries. Each of the insurance subsidiaries is in turn subject to regulatory restrictions with respect to the maximum amount of dividends that can be paid to the Surplus Note Companies without prior regulatory approval. Such dividend restrictions are primarily in the form of (i) the greater of 10% of statutory capital and surplus or statutory earnings, or
(ii) the lesser of 10% of statutory capital and surplus or statutory earnings, depending upon applicable state laws. The Company believes that such restrictions will not significantly impact the Company's liquidity for the foreseeable future.

For the years ended December 31, 1996, 1995 and 1994, the Company received net payments from the Surplus Note Companies of $31.9 million, $19.1 million and $11.5 million, respectively. The Surplus Note Companies received $25.8 million, $21.6 million and $900,000 in dividends and tax sharing payments from their respective insurance subsidiaries. During 1995, and 1994, the Company's downstream holding companies, SHC and AAHC, each had direct bank indebtedness outstanding which restricted the amount of payments which could be made by Salem Life and Pioneer Security for the benefit of the Company. As a result of the repayment of such indebtedness from proceeds of the Company's February Common Stock Offering, Salem Life and Pioneer Security may now make payments under their respective surplus debentures for the benefit of PennCorp.

The primary cash requirements of the Company are interest payments, preferred stock dividends and common stock dividends which aggregated $33.9 million, $24.5 million and $16.5 million for the years ended December 31, 1996, 1995 and 1994, respectively. For the years ended December 31, 1996, 1995 and 1994, cash requirements of the Company exceeded cash made available to the Company through payments under the surplus debentures by $2.0 million, $5.4 million and $5.0 million, respectively. During each of these periods, the Company utilized a balance of dividends and surplus note payments from the insurance subsidiaries and borrowings under the Company's credit facilities to fund PennCorp's cash requirements. This balance resulted in what management believes to be, along with other factors, an appropriate retention of statutory capital and surplus to improve the insurance subsidiaries' A.M. Best ratings without placing an undue debt burden upon the Company.

During 1997, the maximum dividends and corresponding surplus debenture payments, without prior regulatory approval, are anticipated to be approximately $27.2 million and the Company's cash requirements are anticipated to be approximately $35.3 million. The Company intends to utilize funds available under its revolving credit facility to fund the shortfall. For periods beginning in 1998, under current statutory limitations, the Company believes that it will receive sufficient cash flow from the Surplus Note Companies and their respective subsidiaries to satisfy its cash requirements. As a result of the Company's decision to retain capital and surplus at the insurance subsidiary level, and with the contemplated realignment of the insurance subsidiaries into operating divisions, the Company believes that as of December 31, 1996, its insurance subsidiaries have excess capital and surplus. The Company's own established targets for estimated risk-based capital requirements indicate that the insurance divisions could make available approximately $50.0 million to PennCorp, subject to applicable regulatory approvals.

Investments. The Company's investment portfolio is managed with the objectives of maintaining high credit quality and liquidity, maximizing current income within acceptable levels of risk, minimizing market and credit risk, and matching the anticipated maturities of investments to the Company's liabilities. The Company believes that a conservative investment strategy fits the nature of its insurance products which have little or no inflation risk and limited build-up of cash accumulation values in earlier years.

The Company continuously evaluates its investment portfolio and the conditions under which it might sell securities, including changes in interest rates, changes in prepayment risk, liquidity needs, asset liability matching, tax planning strategies and other economic factors. Those securities that the Company believes would be subject to sale prior to the specified maturity date are included in "securities available for sale," which amounted to $2,993.9 million and $1,487.0 million at December 31, 1996 and 1995, respectively. Of those securities available for sale, 92.1% and 92.7% were rated Baa or above by Moody's Investors Services, Inc. at December 31, 1996 and 1995, respectively.

During the years ended December 31, 1996, 1995 and 1994, the Company sold $378.6 million, $109.8 million and $92.8 million of fixed maturity and equity securities, and purchased $955.8 million, $217.8 million and $183.6 million of fixed maturity and equity securities, respectively. Such sales and purchases were often effected to improve the quality of the investment portfolio or to avoid prepayment risks. During 1996 the Company sold one security in its held for investment portfolio aggregating $4.9 million as a result of a dramatic deterioration in its credit rating.

M D & A continued

During 1995, the Company established a portfolio of "trading securities" to provide the Company with the opportunity to undertake interest rate hedging strategies, to participate in short-term relative value trades and to invest in special situations with the goal of generating short-term trading profits. As a result of trading activities, the Company recognized $1.3 million and $5.7 million of profits during 1996 and 1995, respectively.

The Company held $1,428.3 million and $503.7 million of mortgage-backed bonds which represented 38.9% and 22.0% of total invested assets as of December 31, 1996 and 1995, respectively. The significant increase in mortgage-backed securities for the year ended December 31, 1996, was the result of the United Life acquisition. The Company invests in mortgage-backed securities in order to enhance portfolio yields and maintain a reliable cash flow stream from the invested asset portfolio. The Company maintains sophisticated models to measure the effective duration and option-adjusted duration of the consolidated investment portfolio. These models are updated on a monthly basis and are designed to allow accurate measurement of the convexity risks inherent in that percentage of the portfolio invested in mortgage-backed securities and other callable securities. The Company manages the portfolio convexity risk within the context of the overall asset and liability model and the quantification of disintermediation risk.

Mortgage loans on real estate amounted to 7.2% and 1.6% of total invested assets as of December 31, 1996 and 1995, respectively. The substantial increase in mortgage loans was the result of the United Life acquisition. United Life invests in first mortgage loans and provides a mortgage loan warehousing facility for its former parent as a means of obtaining higher invested asset yields necessary to support competitively priced annuity products. The Company has established a reserve for loan loss which aggregated $4.2 million as of December 31, 1996. As of December 31, 1996 and 1995, the Company had non-performing loans amounting to $1.4 million and $3.5 million, respectively. The Company is in various stages of foreclosure or sales of such loans. The Company believes its current loan loss provision is adequate to cover any future losses related to currently performing and non-performing loans.

Cash and short-term investments totaled $102.6 million and $457.3 million as of December 31, 1996 and 1995, respectively. At December 31, 1996 and 1995, respectively, the Company held approximately $12.2 million and $3.8 million in short-term investments needed in the settlement of investment trades early in the following year.

Final Determination of Pre-Acquisition Contingencies and Purchase Price Allocation. For each of the periods presented, the Company has made certain valuation determinations with respect to pre-acquisition contingencies or allocations. For the year ended December 31, 1996, the Company determined the following with respect to certain material acquisition contingencies or allocations: (i) the Company incurred additional costs associated with the acquisition of United Life of $2.5 million, which resulted in a corresponding increase to costs in excess of net assets acquired, (ii) the Company decreased real estate and mortgage loan loss valuations of Integon Life by $6.8 million, which resulted in a decrease in costs in excess of net assets acquired of $4.4 million and deferred tax assets of $2.2 million, and (iii) the Company increased certain policy reserves and claim reserves of Integon Life aggregating $10.0 million, which resulted in a corresponding increase to costs in excess of net assets acquired of $10.0 million.

For the year ended December 31, 1995, the Company determined a reduction in the valuation of the Series A Preferred Stock issued in conjunction with the AA Life Acquisition of $3.9 million was necessary based upon final settlement, which resulted in a corresponding reduction in costs in excess of net assets acquired.

For the year ended December 31, 1994, the Company determined: (i) it incurred additional costs amounting to $1.9 million associated with the acquisition of AA Life which resulted in a corresponding increase in costs in excess of net assets acquired and (ii) the valuation of the Series A Preferred Stock issued in conjunction with the AA Life acquisition should be increased by $4.0 million, as a result of an independent appraisal, which resulted in a corresponding increase to costs in excess of net assets acquired of $4.0 million.

Disintermediation Risk. With the acquisition of United Life and Integon Life, the Company significantly expanded its interest sensitive portfolio of products including universal life and accumulation products. The Company actively manages the difference in interest yields on assets backing interest sensitive liabilities and amounts credited to policyholder account balances so as to provide a margin or "spread". For the years ended December 31, 1996 and 1995, the Company had total interest sensitive liabilities aggregating $2,685.7 million and $1,423.7 million, respectively and obtained a spread on such liabilities of 2.1% and 1.4%, respectively. As part of the ongoing management of interest sensitive business, the Company annually undertakes "cash flow testing" sensitivities in which Management evaluates a range of interest rate scenarios under which credited interest rates and asset/liability durational matching may become mismatched. The Company believes that it has sufficient liquidity to withstand all reasonable scenarios established by Management.

M D & A continued

Cash Flows From Operations. The periods covered by Management's Discussion and Analysis of Financial Condition and Results of Operations indicate cash provided by operating activities of $152.1 million, $88.2 million and $5.6 million in 1996, 1995 and 1994, respectively. The positive cash flow from operating activities is not necessarily indicative of the Company's cash flow as $(205.2) million, $(53.2) million and $2.1 million of cash was (used) provided to fund cash flows for interest sensitive life and accumulation products during 1996, 1995 and 1994, respectively, which are classified as financing activities in accordance with generally accepted accounting principles.

Inflation. The Company sells fixed benefit, life, and accumulation products. Approximately 48.6% of the Company's total policy revenues for the year ended December 31, 1996, were derived from fixed benefit products. These products typically provide a predetermined fixed payment that will be paid under specified conditions. Fixed benefit products are not designed to provide reimbursement for medical and related costs incurred as a result of accidents and sickness. Accordingly, payment amounts are not affected by the insured's actual cost of health care services. Because of the characteristics of its fixed benefit products, the Company believes that inflation does not have a material effect on its operations.

Pending Acquisition and Related Transactions. The Company intends to file with the Securities and Exchange Commission ("SEC"), a preliminary proxy statement in which the Company, pending final review by the SEC, will be soliciting shareholder approval for the following: (i) the acquisition of the Controlling Interest in SW Financial, (ii) the acquisition of the Fickes and Stone Knightsbridge Interests, and (iii) other items including election of Directors.

The acquisition of the Controlling Interest in SW Financial will expand the Company's individual division operations with similar products, distribution channels and asset mixes.

The following unaudited pro forma selected financial data represents the Company's consolidated results of operations, as if the SW Financial transaction, United Life acquisition and other financial transactions occurred on January 1, 1996, and the pro forma financial position, as if such transactions occurred as of December 31, 1996. The unaudited selected financial data has been prepared for comparative purposes only and does not purport to be indicative of what would have occurred had the transactions been consummated as of January 1, 1996, or December 31, 1996, respectively, or the results of operations or financial position which may occur in the future.

                 (AMOUNTS IN MILLIONS, EXCEPT SHARE INFORMATION)

----------------------------------------------------------------------------------------------
                                                                        PRO FORMA      ACTUAL
                    FOR THE YEAR ENDED DECEMBER 31,                        1996         1996
---------------------------------------------------------------------  ------------ ----------
Total revenues                                                         $   984.7    $    582.7
Income before income taxes, undistributed earnings in unconsolidated
 affiliates and extraordinary charge                                       135.9         110.6

Net income before extraordinary charge applicable to common stock           76.9          90.7
Fully diluted net income before extraordinary charge per share
 applicable to common stock                                                 2.30          2.49

AS OF DECEMBER 31,
Total assets                                                           $ 6,919.5    $  4,809.3
Insurance and other liabilities                                          5,609.2       3,736.7
Long-term debt                                                             462.8         210.3
Mandatory redeemable preferred stock                                        18.1          32.9
Total shareholders' equity                                                 829.4         829.4





In anticipation of the acquisition of the Controlling Interest in SW Financial, the Company recently consummated a five-year, $450 million revolving credit facility ("revolver") with a syndicate of banks and terminated the Bank Credit Agreement. The revolver provides the Company with sufficient capacity, (i) to pay the consideration due to the controlling shareholders of SW Financial, (ii) to provide amounts needed to refinance existing indebtedness at SW Financial, and (iii) to provide liquidity for other general corporate purposes. Covenants contained in the revolver may require the Company to raise additional equity within 90 days of consummating the transactions noted above in order to maintain certain financial ratios.

M D & A continued

Borrowings under the revolver will carry variable rates of interest plus a margin which varies with the Company's implied senior unsecured indebtedness rating. Based upon PennCorp's current ratings, the revolver would reduce the Company's current borrowing rates under the formerly outstanding bank facility by approximately 35 basis points and would reduce the cost of indebtedness outstanding at SW Financial by nearly 300 basis points.

The Company anticipates, pending regulatory and shareholder approval, consummating the acquisition of the Controlling Interest in SW Financial, and the acquisition of the Fickes and Stone Knightsbridge Interests in late 1997 or early 1998.

New Accounting Pronouncements. The Financial Accounting Standard Board ("FASB") released for comment an Exposure Draft of a proposed Statement of Financial Accounting Standards, "Consolidated Financial Statements: Policy and Procedures" (the "Proposed Statement"). The Proposed Statement provides new guidelines with respect to the circumstances under which entities must report financial information on a consolidated basis. The Proposed Statement, if issued, would have been effective for fiscal years beginning after December 15, 1996. Although the Company cannot predict if, and in what form, the Proposed Statement will be issued, the Company believes that the Proposed Statement could require consolidation of Southwestern Life and Union Bankers and certain other transactions of the Company and Knightsbridge.

On March 3, 1997, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," replacing Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share." SFAS No. 128 replaces "primary" and "fully diluted" earnings per share ("EPS") under APB Opinion No. 15 with "basic" and "diluted" EPS. Unlike primary EPS, basic EPS excludes the dilutive effects of options, warrants and other convertible securities. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted EPS. However, under SFAS No. 128, the Company would use the average market price for its stock during the reporting period to determine the cost of options as opposed to the greater of the closing price at the end of the period or the average market price during the period, as currently required by APB Opinion No.
15. SFAS No. 128 is effective for years ending after December 15, 1997.

In March 1997, the FASB issued Financial Accounting Standards No. 129, "Disclosures of Information About Capital Structure" ("SFAS No. 129"). SFAS No. 129 is effective for both interim and annual financial statements issued after December 15, 1997, and clarifies the disclosure requirements related to the type, and nature, of securities contained within the Company's capital structure.

M D & A continued

RESULTS OF OPERATIONS
The following analysis should be read in conjunction with the historical financial statements of the Company and related notes thereto contained elsewhere herein. Significant financial information, percentage changes and ratios (excluding realized gains and losses on sale of investments and equity in undistributed earnings of unconsolidated affiliates) are shown in the following table:

                                       1996     1995     1994
---------------------------------      ----     ----     ----
         RATIOS TO REVENUES
         Total policy benefits         48.4%    38.9%    34.7%
         Insurance expenses            14.0     20.0     19.9
         Other operating expenses      14.8     16.8     17.6
         Interest and amortization
          of deferred debt              3.3      4.7      6.1
         issuance costs
         Pretax operating margin       19.5     19.6     21.7

Operating Ratios. Pretax operating margin declined modestly to 19.5% of revenues during 1996 from 19.6% and 21.7% in 1995 and 1994, respectively. The slight reduction was primarily due to declines in all operating ratios except for policy benefits, which offset such improvements. As the mix of insurance products shifts toward life and accumulation products versus fixed benefit products, management believes the 1996 ratios will be indicative of future ratios.

The ratio of total policy benefits to revenues increased during 1996 to 48.4% from 38.9% and 34.7% in 1995 and 1994, respectively. The increase in the ratio of total policy benefits to revenues during 1996 was primarily attributable to the continued increase in life products, relative to fixed benefit products, since benefits for life insurance products are typically greater, as a percentage of premium, than benefits for fixed benefit products. Additionally, accumulation products, such as deferred annuities, are priced to allow for the vast majority of interest earned on assets backing policy reserves to be credited to the policyholder account balance resulting in a faster growth in policy benefits than policy benefits for fixed benefit products. During 1996, the Company experienced higher than expected mortality and morbidity costs for Penn Life and OLIC, which collectively resulted in an approximately 2.0% increase in the claims incurred ratio for the Company as a whole. Also, during 1996, the Company refined the calculation certain of policy benefit reserves which collectively aggregated approximately $443.0 million. Such refinement resulted in an increase in future policy benefits of approximately $1.3 million. The refinement is anticipated to result in slightly larger increases in the change in future policy benefits in near-term reporting periods. The increase in the ratio of total policy benefits to revenues during 1995, as compared to 1994, was the result of the shift in product mix, from fixed benefit accident and sickness insurance, to accumulation and life insurance products as claims incurred ratios remained consistent between periods.

Insurance expenses dropped during 1996 to 14.0% of revenues from 20.0% and 19.9% during 1995 and 1994, respectively. The reduction resulted from increased premium volume and persistency, which has been steadily improving over the past two years, resulting in less amortization of insurance assets (primarily the present value of insurance in force) as a percentage of revenues. In addition, for the year ended December 31, 1996, certain interest sensitive blocks of business had significantly less amortization of deferred policy acquisition costs and present value of insurance in force, as compared to 1995 and 1994, due to reduced short-term profit margins from adverse mortality. The Company believes that the reduced profit margins will not impact the long-term profitability. However, should such mortality experience continue, the ultimate recoverability of deferred policy acquisition costs and present value of insurance in force could be adversely affected.

Other operating expenses declined as a percentage of revenues to 14.8% during 1996, from 16.8% and 17.6% during 1995 and 1994, respectively. This downward trend was due to the acquisitions of United Life and Integon Life, which are administered by the Company at overhead expense rates less than the business in force prior to their respective acquisitions. Despite the growing revenue base, the Company's total underlying expense infrastructure has increased only moderately. In addition, expense costs have shifted from overhead and maintenance expenses to those more closely related to the production of new business.

Interest costs fell to 3.3% of revenues during 1996, from 4.7% during 1995, and 6.1% during 1994. The Company's financings for each of its acquisitions have impacted these ratios. During 1996, the Company utilized common and preferred stock offerings to finance acquisition activities rather than debt. The weighted average interest cost for outstanding indebtedness dropped to 8.8% for the year ended December 31, 1996, from 9.0% and 9.3% for the years ended December 31, 1995, and 1994, respectively. The reduction in such interest costs was the result of the Company replacing subsidiary indebtedness with borrowings by the Company which carry substantially lower interest rates.

M D & A continued

Policy Revenues. Policy revenues increased to $348.1 million in 1996 from $301.9 and $244.4 million in 1995 and 1994, respectively. Fixed benefit policy revenues decreased by 3.1% and 1.2% to $169.3 million and $174.7 million during 1996 and 1995, respectively, after increasing by 15.9% during 1994 to $176.9 million. Increases in fixed benefit policy revenues during 1994 resulted primarily from the acquisition of Professional. During 1996 and 1995, the Company's operating focus was concentrated primarily on increasing life policy revenues to achieve a balance of life policy revenues with those of fixed benefit products. In addition, during 1996 the Company effectively ceased marketing its "instant issue" fixed benefit products, as a result of higher than anticipated loss ratios, which resulted in a $4.9 million decline in fixed benefit policy revenues.

Life policy revenues increased 43.9%, 75.0% and 37.2% to $170.0 million, $118.1 million and $67.5 million for the years ended 1996, 1995 and 1994, respectively. The acquisition of United Life in July 1996, and Integon Life in July 1995, added $72.4 million and $22.9 million of life policy revenues during 1996 and 1995, respectively. The inclusion of AA Life for the full year 1995 increased life policy revenue by $29.1 million while AA Life provided an additional $13.7 million of life policy revenues during 1994. Partially offsetting some of these increases were declines in Penn Life's policy revenues from closed blocks of business of $1.1 million, $750,000 and $1.0 million during 1996, 1995 and 1994, respectively.

Net Investment Income. The effects of a larger invested asset base and improved average portfolio yields to 7.5% in 1996 from 7.3% during 1995 and 1994, resulted in net investment income increasing 106.0%, 97.1% and 20.3% in 1996, 1995 and 1994, to $210.7 million, $102.3 million and $51.9 million, respectively. The acquisitions of United Life, which added invested assets of $1,492.9 million in July 1996, Integon Life, which added invested assets of $1,339.1 million in July 1995, and AA Life, which added invested assets of $204.3 million in August 1994, contributed to the increase in investment income. During 1996, United Life added $49.3 million of investment income and Integon Life incrementally added $57.6 million as a result of being included for the entire year. During 1995, Integon Life and AA Life incrementally added $40.1 million and $9.7 million to investment income, respectively. During 1994, AA Life and Professional provided additional investment income to the Company of $4.8 million and $2.5 million, respectively.

Other income. For purposes of presentation of the Summary of the Selected Financial Information, "other income" includes undistributed earnings in unconsolidated affiliates, income as a result of trading portfolio activity and the income generated by the third party marketing activities of Marketing One. During 1996 and 1995, income from unconsolidated affiliates aggregated $21.0 million and $4.7 million, respectively including $21.0 million and $910,000 as a result of the Company's economic interest in SW Financial during 1996 and 1995, respectively. For additional information on the operating results of SW Financial see Note 6 of Notes to Consolidated Financial Statements. During 1995, the Company included its portion of the operating results of its 49% interest in the limited partnership which owned Integon Life aggregating $3.8 million prior to the Company's consummation of the acquisition of the remaining 51% of Integon Life in July 1995.

In conjunction with the Company's acquisition and investment activities, Management is regularly presented with investment opportunities to invest in substantially undervalued securities in corporations which will likely undertake some form of restructuring. In 1995, the Company established a trading security account for such investments. The Company reported trading gains amounting to $1.3 million and $5.7 million during 1996 and 1995, respectively.

Revenues generated by Marketing One aggregated $20.0 million and $7.4 million during 1996 and 1995, respectively. Marketing One was acquired by the Company in August 1995.

Net gains/losses from sale of investments. The Company maintains an investment portfolio that focuses on maximizing investment income, without exposure to unwarranted interest rate and credit risk. The Company actively manages asset duration and liquidity risks. As a result of this strategy, the Company routinely sells positions in securities no longer meeting its criteria. Sales of securities during 1996, 1995 and 1994, resulted in the Company realizing gains of $1.3 million, $3.8 million during 1996 and 1995, respectively, and losses of $3.6 million during 1994. During 1995, the Company liquidated its holdings in Conning & Co. which resulted in a realized gain of $3.2 million. (See Note 19 of Notes to Consolidated Financial Statements contained elsewhere herein).

M D & A continued

Claims Incurred. Claims incurred increased 33.0%, 25.9% and 18.3% during 1996, 1995 and 1994, to $188.7 million, $141.9 million and $112.7 million, respectively. The increase in claims during 1996 was due to the addition of United Life, $3.3 million, the inclusion of Integon Life for the full year, $35.1 million, and adverse mortality experience at OLIC and Penn Life of $4.2 million and $2.6 million, respectively, when compared to the previously reported period. The Company believes that the modest increase in claims at OLIC and Penn Life are a statistical aberration and do not appear to be the result of poor underwriting or anti-selection. The Company is continuing to closely monitor the claims activity in each insurance subsidiary. During 1995, the increase in claims incurred attributable to Integon Life and AA Life, was $22.8 million and $10.3 million, respectively. During 1994, the impact of the AA Life acquisition and the inclusion of Professional for the entire year increased claims incurred by $18.2 million.

Insurance Related Expenses. Insurance related expenses (including commissions, amortization of deferred policy acquisition costs and amortization of the present value of insurance in force) increased 8.9%, 41.2% and 0.3% to $91.0 million, $83.6 million and $59.2 million during 1996, 1995 and 1994, respectively. During each of the periods the amortization of the present value of insurance in force increased slightly as a result of acquisitions. During 1996, and 1995, the Company utilized deferral methods comparable to those utilized in 1994 and thus the increase in amortization of deferred policy acquisition costs was the result of the growth of the blocks of new business issued since the acquisition of each subsidiary and related deferred costs. The increased insurance related expenses were also the result of somewhat higher commissions which totaled $34.7 million, $31.9 million and $30.7 million during 1996, 1995 and 1994, respectively.

Other Operating Expenses. Other operating expenses (including general operating, overhead and policy maintenance expenses) increased during 1996 to $90.1 million compared to $80.7 million during 1995 and $52.3 million during 1994. Excluding the impact of the United Life acquisition in 1996 and the inclusion of Integon Life, AA Life Marketing One for the full year period 1996 and 1995, respectively, and a non and recurring restructuring charge of $3.9 million in 1995, primarily related to the relocation of the Company's operating facility, other operating expenses decreased by $5.7 million or 11.2% during 1996 to $45.4 million for the Company's other insurance subsidiaries compared to $51.1 and $46.4 million during 1995 and 1994, respectively. The modest increase in expenses during 1995 as compared to 1994 was the result of the inclusion of AA Life for a full year partially off set by the release of $1.4 million of expense accruals originally established as part of the purchase allocations for Professional. During 1995 Professional settled certain outstanding litigation and incurred costs associated with relocation, each of which were substantially less than anticipated at the purchase date.

Also included in other operating expense is the amortization of costs in excess of net assets acquired which aggregated $8.6 million, $6.5 million and $5.2 million for 1996, 1995 and 1994, respectively.

Income Taxes. The effective tax rates for the years ended December 31, 1996, 1995 and 1994, were 37.0%, 35.0% and 36.5%, respectively. The 1996 effective rate is higher than the statutory rate of 35% primarily due to non-deductible amortization of costs in excess of net assets acquired. The decline of the effective tax rate for 1995 as compared to 1996 and 1994 is due to previously non-deductible operating losses becoming available to reduce tax on operating earnings. Effective tax rates in 1994 are higher than the statutory rate principally due to foreign taxes and non-deductible amortization of costs in excess of net assets acquired.

                  QUARTERLY CONSOLIDATED STATEMENTS OF INCOME
                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

                                 (As restated)

         In August 1997, PennCorp Financial Group, Inc. ("PennCorp", the "Company") announced that it would likely be restating its financial statements.

The Company has restated its quarterly consolidated statements of operations for each of the three month periods in the two year period ended December 31, 1996. The restatement resulted from the Company reconsidering certain accounting practices after discussions with the Securities and Exchange Commission's Division of Corporation Finance.

The significant accounting practices incorporated in the restatement are as follows:

(i)    the methodology for determining deferrable acquisition costs;
(ii)   the amortization methodology of deferred acquisition costs;
(iii)  the recognition of reserve adjustments for interest sensitive products;
(iv) the allocation of purchase consideration associated with certain acquisitions; and
(v)    the consolidation of a majority-owned subsidiary.

In addition, the Company corrected immaterial errors identified in previously issued financial statements.

The following is a summary of the quarterly consolidated statements of income for the two years ended December 31, 1996 and 1995:

(Amounts in thousands, except per share information)

                                                                           (AS RESTATED)
-------------------------------------------------------------------------------------------------------------
1996 QUARTER-ENDED                                       MARCH 31       JUNE 30     SEPTEMBER 30  DECEMBER 31
-------------------------------------------------------------------------------------------------------------
Total revenues                                          $  131,358    $   130,599    $  153,496    $167,294
                                                        ==========    ===========    ==========    ========
Net income before extraordinary charge                  $   18,664    $    21,461    $   23,260    $ 27,274
                                                        ==========    ===========    ==========    ========
Net income applicable to common stock                   $   15,157    $    18,572    $   18,702    $ 21,030
                                                        ==========    ===========    ==========    ========
Net income per share of common stock - primary          $     0.60    $      0.64    $     0.63    $   0.71
                                                        ==========    ===========    ==========    ========
Net income per share of common stock - fully diluted    $     0.56    $      0.60    $     0.60    $   0.66
                                                        ==========    ===========    ==========    ========
-------------------------------------------------------------------------------------------------------------
1995 QUARTER-ENDED                                       MARCH 31       JUNE 30     SEPTEMBER 30  DECEMBER 31
-------------------------------------------------------------------------------------------------------------
Total revenues                                          $   87,225    $    86,935    $  123,271    $127,595
                                                        ==========    ===========    ==========    ========
Net income before extraordinary charge                  $   11,083    $    14,141    $   18,896    $ 12,226
                                                        ==========    ===========    ==========    ========
Net income applicable to common stock                   $   10,217    $    13,279    $   16,938    $  9,369
                                                        ==========    ===========    ==========    ========
Net income per share of common stock - primary          $     0.50    $      0.56    $     0.71    $   0.39
                                                        ==========    ===========    ==========    ========
Net income per share of common stock - fully diluted    $       --    $        --    $     0.66    $   0.39
                                                        ==========    ===========    ==========    ========

The following pages present the effects of the restatement.

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                                 For the three month periods ended
                                                                                                 ---------------------------------
                                                                                                         March 31, 1995
                                                                                                 ---------------------------------
                                                                                                   (As reported)    (Restatement)
                                                                                                 ----------------   --------------
REVENUES:
      Premiums, principally accident and sickness                                                    $ 60,756        $ 60,756
      Interest sensitive policy product charges                                                        11,149          11,149
      Net investment income                                                                            15,616          15,616
      Other income                                                                                        145             145
      Net gains/losses from sale of investments                                                          (441)           (441)
                                                                                                     --------        --------
               Total revenues                                                                          87,225          87,225
                                                                                                     --------        --------
BENEFITS AND EXPENSES:
      Claims incurred                                                                                  32,072          32,072
      Change in liability for future policy benefits and other
          policy benefits                                                                               2,729           3,210
      Amortization of present value of insurance in force and
          deferred policy acquisition costs                                                             9,420          10,372
      Amortization of costs in excess of net assets acquired                                            1,427           1,427
      Underwriting and other administrative expenses                                                   19,443          19,369
      Interest and amortization of deferred debt issuance costs                                         5,603           5,603
      Restructuring charge                                                                               --              --
                                                                                                     --------        --------
               Total benefits and expenses                                                             70,694          72,053
                                                                                                     --------        --------
 Income before income taxes, undistributed earnings of unconsolidated
      affiliates and extraordinary charge                                                              16,531          15,172
      Income taxes                                                                                      6,034           5,558
                                                                                                     --------        --------
Net income before undistributed earnings in unconsolidated affiliates
      and extraordinary charge                                                                         10,497           9,614
      Undistributed earnings in unconsolidated affiliates                                               1,469           1,469
                                                                                                     --------        --------
Net income before extraordinary charge                                                                 11,966          11,083
      Extraordinary charge                                                                              --              --
                                                                                                     --------        --------
Net income                                                                                             11,966          11,083
      Preferred stock dividend requirements                                                               866             866
                                                                                                     --------        --------
Net income applicable to common stock                                                                $ 11,100        $ 10,217
                                                                                                     ========        ========
Primary:
      Net income applicable to common stock before extraordinary
          charge                                                                                     $   0.54        $   0.50
          Extraordinary charge                                                                          --              --
                                                                                                     --------        --------
      Net income applicable to common stock                                                          $   0.54        $   0.50
                                                                                                     ========        ========
Common shares used in computing primary earnings per share                                             20,455          20,455
                                                                                                     ========        ========
Fully diluted:
      Net income applicable to common stock before extraordinary charge
          Extraordinary charge

      Net income applicable to common stock

Common shares used in computing fully diluted earnings per share



                                                                                          For the three month periods ended
                                                                                ----------------------------------------------------
                                                                                      June 30, 1995            September 30, 1995
                                                                                ----------------------------------------------------
                                                                               (As reported) (Restatement) (As reported) Restatement
                                                                                -----------   -----------   -----------  -----------
REVENUES:
      Premiums, principally accident and sickness                               $ 57,307      $ 57,307       $ 58,309     $ 58,309
      Interest sensitive policy product charges                                   10,419        10,419         18,264       18,264
      Net investment income                                                       15,576        15,576         34,630       34,630
      Other income                                                                 3,571         3,571          7,575        8,103
      Net gains/losses from sale of investments                                       62            62            790        3,965
                                                                                --------      --------       --------     --------
               Total revenues                                                     86,935        86,935        119,568      123,271
                                                                                --------      --------       --------     --------
BENEFITS AND EXPENSES:
      Claims incurred                                                             29,674        29,674         38,903       38,903
      Change in liability for future policy benefits and other
          policy benefits                                                            (83)          397          8,667        9,147
      Amortization of present value of insurance in force and
          deferred policy acquisition costs                                       10,048        10,998         11,145       12,095
      Amortization of costs in excess of net assets acquired                       1,448         1,448          1,724        1,681
      Underwriting and other administrative expenses                              20,342        20,268         23,046       28,223
      Interest and amortization of deferred debt issuance costs                    4,403         4,403          4,488        4,423
      Restructuring charge                                                          --            --             --           --
                                                                                --------      --------       --------     --------
               Total benefits and expenses                                        65,832        67,188         87,973       94,472
                                                                                --------      --------       --------     --------
Income before income taxes, undistributed earnings of unconsolidated
          affiliates and extraordinary charge                                     21,103        19,747         31,595       28,799
      Income taxes                                                                 7,876         7,401         11,441       10,447
                                                                                --------      --------       --------     --------
Net income before undistributed earnings in unconsolidated affiliates
          and extraordinary charge                                                13,227        12,346         20,154       18,352
          Undistributed earnings in unconsolidated affiliates                      1,795         1,795            544          544
                                                                                --------      --------       --------     --------
Net income before extraordinary charge                                            15,022        14,141         20,698       18,896
      Extraordinary charge                                                          --            --             --           --
                                                                                --------      --------       --------     --------
Net income                                                                        15,022        14,141         20,698       18,896
      Preferred stock dividend requirements                                          862           862          1,958        1,958
                                                                                --------      --------       --------     --------
Net income applicable to common stock                                           $ 14,160      $ 13,279       $ 18,740     $ 16,938
                                                                                ========      ========       ========     ========
Primary:
      Net income applicable to common stock before extraordinary
          charge                                                                $   0.60      $   0.56       $   0.79     $   0.71
          Extraordinary charge                                                        --            --             --           --
                                                                                --------      --------       --------     --------
      Net income applicable to common stock                                     $   0.60      $   0.56       $   0.79     $   0.71
                                                                                ========      ========       ========     ========
Common shares used in computing primary earnings per share                        23,721        23,721         23,797       23,797
                                                                                ========      ========       ========     ========
Fully diluted:
      Net income applicable to common stock before extraordinary
          charge                                                                                             $   0.73     $   0.66
          Extraordinary charge                                                                                     --           --
                                                                                                             --------     --------
      Net income applicable to common stock                                                                  $   0.73     $   0.66
                                                                                                             ========     ========
Common shares used in computing fully diluted earnings per share                                               27,682       27,682
                                                                                                             ========     ========



                                                                                For the three month periods ended
                                                                                ---------------------------------
                                                                                        December 31, 1995
                                                                                ---------------------------------
                                                                                  (As reported)    (Restatement)
                                                                                ----------------   --------------
REVENUES:
      Premiums, principally accident and sickness                                   $ 62,638          $ 62,638
      Interest sensitive policy product charges                                       23,047            23,047
      Net investment income                                                           36,469            36,469
      Other income                                                                     1,554             5,257
      Net gains/losses from sale of investments                                          184               184
                                                                                    --------          --------
               Total revenues                                                        123,892           127,595
                                                                                    --------          --------
BENEFITS AND EXPENSES:
      Claims incurred                                                                 41,227            41,227
      Change in liability for future policy benefits and other                         6,813             7,293
          policy benefits
      Amortization of present value of insurance in force and                         17,119            18,070
          deferred policy acquisition costs                                            1,958             1,930
      Amortization of costs in excess of net assets acquired                          26,498            34,302
      Underwriting and other administrative expenses                                   5,286             5,091
      Interest and amortization of deferred debt issuance costs                        3,943             3,943
      Restructuring charge                                                          --------          --------
                                                                                     102,844           111,856
               Total benefits and expenses                                          --------          --------

Income before income taxes, undistributed earnings of unconsolidated                  21,048            15,739
          affiliates and extraordinary charge                                          6,291             4,423
      Income taxes                                                                  --------          --------

Net income before undistributed earnings in unconsolidated affiliates                 14,757            11,316
          and extraordinary charge                                                       910               910
          Undistributed earnings in unconsolidated affiliates                       --------          --------
                                                                                      15,667            12,226
Net income before extraordinary charge                                                  --                --
      Extraordinary charge                                                          --------          --------
                                                                                      15,667            12,226
Net income                                                                             2,857             2,857
      Preferred stock dividend requirements                                         --------          --------
                                                                                    $ 12,810          $  9,369
Net income applicable to common stock                                               ========          ========

Primary:
      Net income applicable to common stock before extraordinary
          charge                                                                    $   0.54          $   0.39
          Extraordinary charge                                                          --                --
                                                                                    --------          --------
      Net income applicable to common stock                                         $   0.54          $   0.39
                                                                                    ========          ========
Common shares used in computing primary earnings per share                            23,871            23,871
                                                                                    ========          ========
Fully diluted:
      Net income applicable to common stock before extraordinary
          charge                                                                     $   0.51          $   0.40
          Extraordinary charge                                                           --                --
                                                                                     --------          --------
      Net income applicable to common stock                                          $   0.51          $   0.40
                                                                                     ========          ========
Common shares used in computing fully diluted earnings per share                       29,080            29,080
                                                                                     ========          ========

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                                For the three month periods ended
                                                                                                ---------------------------------
                                                                                                         March 31, 1996
                                                                                                ---------------------------------
                                                                                                (As reported)      (Restatement)
                                                                                                ------------      ---------------
REVENUES:
      Premiums, principally accident and sickness                                                   $  64,421      $  64,421
      Interest sensitive policy product charges                                                        22,669         22,669
      Net investment income                                                                            41,334         39,834
      Other income                                                                                        (37)         4,961
      Net gains/losses from sale of investments                                                          (527)          (527)
                                                                                                    ---------      ---------
               Total revenues                                                                         127,860        131,358
                                                                                                    ---------      ---------
BENEFITS AND EXPENSES:
      Claims incurred                                                                                  44,326         44,326
      Change in liability for future
          policy benefits and other policy benefits                                                    11,490         13,369
      Amortization of present value of insurance in force and
          deferred policy acquisition costs                                                            14,859         13,939
      Amortization of costs in excess of net assets acquired                                            2,030          2,137
      Underwriting and other administrative expenses                                                   23,632         28,654
      Interest and amortization of deferred debt issuance costs                                         6,057          5,757
      Restructuring charge                                                                               --             --
                                                                                                    ---------      ---------
               Total benefits and expenses                                                            102,394        108,182
                                                                                                    ---------      ---------
Income before income taxes, undistributed earnings of unconsolidated
         affiliates and extraordinary charge                                                           25,466         23,176
      Income taxes                                                                                      9,630          8,846
                                                                                                    ---------      ---------
Net income before undistributed earnings in unconsolidated affiliates
         and extraordinary charge                                                                      15,836         14,330
         Undistributed earnings in unconsolidated affiliates                                            4,318          4,334
                                                                                                    ---------      ---------
Net income before extraordinary charge                                                                 20,154         18,664
      Extraordinary charge                                                                               (816)          (816)
                                                                                                    ---------      ---------
Net income                                                                                             19,338         17,848
      Preferred stock dividend requirements                                                             2,691          2,691
                                                                                                    ---------      ---------
Net income applicable to common stock                                                               $  16,647      $  15,157
                                                                                                    =========      =========
Primary:
      Net income applicable to common stock before extraordinary
           charge                                                                                   $    0.69      $    0.63
           Extraordinary charge                                                                         (0.03)         (0.03)
                                                                                                    ---------      ---------
      Net income applicable to common stock                                                         $    0.66      $    0.60
                                                                                                    =========      =========
Common shares used in computing primary earnings per share                                             25,483         25,483
                                                                                                    =========      =========
Fully diluted:
      Net income applicable to common stock before extraordinary
           charge                                                                                   $    0.63      $    0.59
           Extraordinary charge                                                                         (0.03)         (0.03)
                                                                                                    ---------      ---------
      Net income applicable to common stock                                                         $    0.60      $    0.56
                                                                                                    =========      =========
Common shares used in computing fully diluted earnings per share                                       30,593         30,593
                                                                                                    =========      =========


p                                                                                          For the three month periods ended
                                                                                ----------------------------------------------------
                                                                                       June 30,1996            September 30, 1996
                                                                                ----------------------------------------------------
                                                                               (As reported) (Restatement) (As reported  Restatement
                                                                                -----------   -----------   -----------  -----------
REVENUES:
      Premiums, principally accident and sickness                                $  62,759     $  62,759    $  62,237     $  62,237
      Interest sensitive policy product charges                                     22,675        22,675       22,408        22,408
      Net investment income                                                         43,081        39,753       60,878        61,820
      Other income                                                                     865         5,457        1,714         6,375
      Net gains/losses from sale of investments                                      3,955           (45)      (3,344)          656
                                                                                 ---------     ---------    ---------     ---------
               Total revenues                                                      133,335       130,599      143,893       153,496
                                                                                 ---------     ---------    ---------     ---------
BENEFITS AND EXPENSES:
      Claims incurred                                                               45,355        44,670       47,443        48,128
      Change in liability for future policy benefits and other
           policy benefits                                                          10,251        10,130       24,719        24,441
      Amortization of present value of insurance in force and
          deferred policy acquisition costs                                         13,405        13,397       13,754        15,591
      Amortization of costs in excess of net assets acquired                         1,650         1,756        2,109         2,363
      Underwriting and other administrative expenses                                24,237        29,060       22,125        28,030
      Interest and amortization of deferred debt issuance costs                      4,321         4,221        4,781         4,781
      Restructuring charge                                                              --            --           --            --
                                                                                    ------     ---------    ---------     ---------
               Total benefits and expenses                                          99,219       103,234      114,931       123,334
                                                                                    ------     ---------    ---------     ---------
Income before income taxes, undistributed earnings of unconsolidated
         affiliates and extraordinary charge                                        34,116        27,365       28,962        30,162
      Income taxes                                                                  12,288         9,943       10,875        11,363
                                                                                 ---------     ---------    ---------     ---------
Net income before undistributed earnings in unconsolidated affiliates
         and extraordinary charge                                                   21,828        17,422       18,087        18,799
         Undistributed earnings in unconsolidated affiliates                         4,089         4,039        4,477         4,461
                                                                                 ---------     ---------    ---------     ---------
Net income before extraordinary charge                                              25,917        21,461       22,564        23,260
      Extraordinary charge                                                            --            --           (322)         (322)
                                                                                 ---------     ---------    ---------     ---------
Net income                                                                          25,917        21,461       22,242        22,938
      Preferred stock dividend requirements                                          2,709         2,709        4,236         4,236
                                                                                 ---------     ---------    ---------     ---------
Net income applicable to common stock                                            $  23,208     $  18,752    $  18,006     $  18,702
                                                                                 =========     =========    =========     =========
Primary:
      Net income applicable to common stock before extraordinary
           charge                                                                $    0.80     $    0.64    $    0.62     $    0.64
           Extraordinary charge                                                       --            --          (0.01)        (0.01)
                                                                                 ---------     ---------    ---------     ---------
      Net income applicable to common stock                                      $    0.80     $    0.64    $    0.61     $    0.63
                                                                                 =========     =========    =========     =========
Common shares used in computing primary earnings per share                          29,139        29,139       29,497        29,497
                                                                                 =========     =========    =========     =========
Fully diluted:
      Net income applicable to common stock before extraordinary
           charge                                                                $    0.73     $    0.60    $    0.59     $    0.61
           Extraordinary charge                                                       --            --          (0.01)        (0.01)
                                                                                 ---------     ---------    ---------     ---------
      Net income applicable to common stock                                      $    0.73     $    0.60    $    0.58     $    0.60
                                                                                 =========     =========    =========     =========
Common shares used in computing fully diluted earnings per share                    34,256        34,256       37,102        37,102
                                                                                 =========     =========    =========     =========

                                                                                For the three month periods ended
                                                                                ---------------------------------
                                                                                       December 31, 1996
                                                                                ---------------------------------
                                                                                (As reported)      (Restatement)
                                                                                ------------        -------------
REVENUES:
      Premiums, principally accident and sickness                                   $  67,442      $  67,442
      Interest sensitive policy product charges                                        23,479         23,479
      Net investment income                                                            68,270         69,327
      Other income                                                                      3,590          5,873
      Net gains/losses from sale of investments                                         1,173          1,173
                                                                                    ---------      ---------
               Total revenues                                                         163,954        167,294
                                                                                    ---------      ---------
BENEFITS AND EXPENSES:
      Claims incurred                                                                  51,603         51,603
      Change in liability for future policy benefits and other
          policy benefits                                                              32,625         35,244
      Amortization of present value of insurance in force and
          deferred policy acquisition costs                                            10,859         13,543
      Amortization of costs in excess of net assets acquired                            2,201          2,392
      Underwriting and other administrative expenses                                   27,691         30,816
      Interest and amortization of deferred debt issuance costs                         3,820          3,820
      Restructuring charge                                                               --             --
                                                                                    ---------      ---------
               Total benefits and expenses                                            128,799        137,418
                                                                                    ---------      ---------
Income before income taxes, undistributed earnings of unconsolidated
      affiliates and extraordinary charge                                              35,155         29,876
      Income taxes                                                                     12,625         10,805
                                                                                    ---------      ---------
Net income before undistributed earnings in unconsolidated affiliates
          and extraordinary charge                                                     22,530         19,071
          Undistributed earnings in unconsolidated affiliates                           8,218          8,203
                                                                                    ---------      ---------
Net income before extraordinary charge                                                 30,748         27,274
      Extraordinary charge                                                             (1,234)        (1,234)
                                                                                    ---------      ---------
Net income                                                                             29,514         26,040
      Preferred stock dividend requirements                                             5,010          5,010
                                                                                    ---------      ---------
Net income applicable to common stock                                               $  24,504      $  21,030
                                                                                    =========      =========
Primary:
      Net income applicable to common stock before extraordinary
          charge                                                                    $    0.87      $    0.75
          Extraordinary charge                                                          (0.04)         (0.04)
                                                                                    ---------      ---------
      Net income applicable to common stock                                         $    0.83      $    0.71
                                                                                    =========      =========
Common shares used in computing primary earnings per share                             29,728         29,728
                                                                                    =========      =========
Fully diluted:
      Net income applicable to common stock before extraordinary
          charge                                                                    $    0.77      $    0.69
          Extraordinary charge                                                          (0.03)         (0.03)
                                                                                    ---------      ---------
      Net income applicable to common stock                                         $    0.74      $    0.66
                                                                                    =========      =========
Common shares used in computing fully diluted earnings per share                       38,964         38,964
                                                                                    =========      =========

                          INDEPENDENT AUDITORS' REPORT


Board of Directors Southwestern Financial Corporation:

We have audited the accompanying consolidated balance sheet of Southwestern Financial Corporation and subsidiaries as of December 31, 1996 and the related consolidated statement of income, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southwestern Financial Corporation and subsidiaries as of December 31, 1996 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ KPMG PEAT MARWICK LLP
Dallas, Texas
March 14, 1997
(except as to Note 19 which is as of November 14, 1997)

               SOUTHWESTERN FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        as of December 31, 1996 and 1995
                    (In thousands, except share information)

                                  (As restated)

                                         ASSETS                                                    1996              1995
                                                                                                -----------       -----------
                                                                                                                  (UNAUDITED)
Investments:
  Fixed maturities available for sale at fair value (cost $1,270,507 and $1,165,724) .....      $ 1,255,270       $ 1,169,478
  Equity securities available for sale at fair value (cost $959 and $2,173) ..............            1,129             2,149
  Mortgage loans on real estate, net .....................................................           59,993            99,969
  Policy loans ...........................................................................          128,551           137,466
  Cash and short-term investments ........................................................          161,895           196,370
  Collateral loans .......................................................................           21,308            41,308
  Investment in limited partnership ......................................................             --              39,600
  Real estate ............................................................................            7,649            17,955
  Other investments ......................................................................            5,553             6,879
                                                                                                -----------       -----------
    Total investments ....................................................................        1,641,348         1,711,174

Due from reinsurers ......................................................................          259,288           152,866
Accrued investment income ................................................................           20,802            21,379
Accounts and notes receivable (net of allowance of $561 and $660) ........................           13,773             2,509
Present value of insurance in force ......................................................           71,333           115,831
Deferred policy acquisition costs ........................................................           15,095              --
Deferred income taxes ....................................................................           47,954            55,277
Property and equipment, net ..............................................................            1,907             2,338
Other assets .............................................................................           16,642            26,195
Costs in excess of net assets acquired ...................................................          119,760           123,890
                                                                                                -----------       -----------
    Total assets .........................................................................      $ 2,207,902       $ 2,211,459
                                                                                                ===========       ===========

                                       LIABILITIES
Policy liabilities and accruals:
  Future policy benefits on traditional products .........................................      $   584,179       $   632,259
  Universal life and investment contract liabilities .....................................        1,088,335         1,106,447
  Policy and contract claims .............................................................           55,011            62,140
  Other policyholder funds ...............................................................           17,635            20,446
                                                                                                -----------       -----------
    Total policy liabilities and accruals ................................................        1,745,160         1,821,292
Federal income taxes payable .............................................................            9,118             3,900
Notes payable ............................................................................          159,750           160,000
Accrued expenses and other liabilities ...................................................          118,119            70,900
                                                                                                -----------       -----------
    Total liabilities ....................................................................        2,032,147         2,056,092
                                                                                                -----------       -----------

Mandatorily redeemable preferred stock:
  Series A 10%, $.01 par value, $100 redemption value; 500,000 shares authorized, 232,890
    and 210,990 issued and outstanding at December 31, 1996 and 1995, respectively .......           23,289            21,099
  5.5% preferred stock $.01 par value, $10,000 and $100 redemption value; 2,000 and
    200,000 shares authorized, 1,059 and 100,260 shares issued and outstanding at
    December 31, 1996 and 1995, respectively .............................................           10,590            10,026

                                  SHAREHOLDERS' EQUITY

Common Stock, Class A, $.01 par value; 18,000,000 shares authorized;
  3,500,000 shares issued and outstanding ................................................               35                35
Common Stock, Class B, non-voting $.01 par value; 10,000,000 shares authorized;
  8,400,000 shares issued and outstanding ................................................               84                84
Additional paid in capital ...............................................................          120,626           120,626
Unrealized gains (losses) on securities available for sale,
  net of tax (benefit) of ($4,224) and $1,300 ............................................           (8,081)            2,413
Retained earnings ........................................................................           29,212             1,084
                                                                                                -----------       -----------
    Total shareholders' equity ...........................................................          141,876           124,242
                                                                                                -----------       -----------
    Total liabilities and shareholders' equity ...........................................      $ 2,207,902       $ 2,211,459
                                                                                                ===========       ===========


          See accompanying Notes to Consolidated Financial Statements.

               SOUTHWESTERN FINANCIAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      for the Year Ended December 31, 1996
                                 (In thousands)

                                  (As restated)

Revenues:
  Premiums.......................................................................................      $ 152,803
  Interest sensitive policy product charges......................................................         44,109
  Net investment income..........................................................................        128,692
  Net gains from sale of investments.............................................................            516
  Other income, including $15,811 in earnings of limited partnership.............................         27,439
                                                                                                       ---------
    Total revenues...............................................................................        353,559
                                                                                                       ---------

Benefits and expenses:
  Policyholders benefits.........................................................................        197,844
  Amortization of present value of insurance

    in force and deferred policy acquisition costs...............................................         23,392
  Amortization of costs in excess of net assets acquired.........................................          4,130
  Underwriting and other administrative expenses.................................................         65,110
  Interest and amortization of deferred debt issuance costs......................................         14,052
                                                                                                       ---------
    Total benefits and expenses..................................................................        304,528
                                                                                                       ---------

Income before income taxes.......................................................................         49,031
Income taxes.....................................................................................         18,149
                                                                                                       ---------
    Net income...................................................................................         30,882
Preferred stock dividend requirements............................................................         (2,754)
                                                                                                       ---------
    Net income available to common shareholders..................................................      $  28,128
                                                                                                       =========


          See accompanying Notes to Consolidated Financial Statements.

               SOUTHWESTERN FINANCIAL CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                      for the year ended December 31, 1996
                                 (In thousands)

                                  (As restated)

                                                                               UNREALIZED GAIN
                                                                                  (LOSS) ON
                                      COMMON     COMMONSTOCK  ADDITIONAL PAID     SECURITIES
                                       STOCK     CLASS B      IN CAPITAL          AVAILABLE          RETAINED
                                      CLASS A                                   FOR SALE, NET        EARNINGS          TOTAL
                                    ------------ ------------ --------------- ------------------- --------------- ----------------
Balance at December 31, 1995           $ 35         $ 84         $ 120,626       $   2,413            $ 1,084        $ 124,242
Net income.................              --           --                --              --             30,882           30,882
Preferred dividends........              --           --                --              --             (2,754)          (2,754)
Unrealized loss on securities
  available for sale, net..              --           --                --         (10,494)                --          (10,494)
                                       ----         ----         ---------       ---------            -------        ---------

Balance at December 31, 1996           $ 35         $ 84         $ 120,626       $  (8,081)           $29,212        $ 141,876
                                       ====         ====         =========       =========            =======        =========


          See accompanying Notes to Consolidated Financial Statements.

               SOUTHWESTERN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      for the Year Ended December 31, 1996
                                 (In thousands)

                                  (As restated)

Cash flows from operating activities:
  Net income.....................................................................................      $   30,882
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
    Adjustments relating to universal life and investment products:
      Interest credited to account balances......................................................          56,203
      Charges for mortality and administration...................................................         (50,689)
    Capitalization of deferred policy acquisition costs..........................................         (16,806)
    Amortization of intangibles, depreciation and accretion, net.................................          29,427
    Decrease in policy liabilities, accruals and other policyholder funds........................         (54,427)
    Decrease in accrued expenses and other liabilities...........................................          (7,477)
    Increase in notes and accounts receivable and accrued

      investment income..........................................................................          (3,000)
    Increase in taxes payable....................................................................           5,218
    Deferred income taxes........................................................................          12,847
    Equity in undistributed earnings of limited partnership......................................         (15,811)
    Net gains from sales of investments..........................................................            (516)
    Other, net...................................................................................           7,916
                                                                                                       ----------
      Net cash used by operating activities......................................................          (6,233)
                                                                                                       ----------
Cash flows from investing activities:
  Sales of fixed maturities available for sale...................................................         178,306
  Maturities and other redemptions of fixed maturities available for sale........................          20,893
  Sales and principal repayments of mortgages, real estate and other investments.................          61,965
  Distributions from limited partnership.........................................................          53,520
  Purchases of fixed maturities available for sale...............................................        (323,585)
  Purchases of other investments.................................................................            (694)
                                                                                                       ----------
      Net cash used by investing activities......................................................          (9,595)
                                                                                                       ----------
Cash flows from financing activities:
  Receipts from interest sensitive products credited to policyholders' account balances..........          99,409
  Return of policyholders' account balances on interest sensitive products.......................        (117,806)
  Reduction of notes payable.....................................................................            (250)
                                                                                                       ----------
      Net cash used by financing activities......................................................         (18,647)
                                                                                                       ----------
Decrease in cash and short-term investments......................................................         (34,475)
Cash and short-term investments at beginning of period...........................................         196,370
                                                                                                       ----------
Cash and short-term investments at end of year...................................................      $  161,895
                                                                                                       ==========

Supplemental disclosures:
  Income taxes paid..............................................................................      $       84
  Interest paid..................................................................................          12,714
Non-cash financing activities:
  Preferred stock issued as dividends............................................................           2,754


          See accompanying Notes to Consolidated Financial Statements.

             SOUTHWESTERN FINANCIAL CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              December 31, 1996
            (Data with respect to December 31, 1995 is unaudited)
                                (In thousands)

                                (As restated)

1.       BASIS OF PRESENTATION

On December 14, 1995 (the acquisition date), Southwestern Financial Corporation ("SWF" the "Company"), a newly organized corporation, was formed by PennCorp Financial Group, Inc. (PennCorp) and Knightsbridge Capital Fund I, L.P. (Knightsbridge). Its wholly-owned subsidiary, Southwestern Life Acquisition Corp. (SLAC), was formed to acquire from I.C.H. Corporation (ICH), Southwestern Life Insurance Company (Southwestern Life) and its wholly-owned subsidiary, Constitution Life Insurance Company (Constitution) and its 83% owned subsidiary, ICH Funding Corp. (ICH Funding), and Union Bankers Insurance Company (Union Bankers) and its wholly-owned subsidiary, Marquette National Life Insurance Company (Marquette). In addition, a wholly-owned subsidiary of SWF acquired from ICH substantially all of the assets and liabilities of Facilities Management Installation, Inc. (FMI), which had provided management services to ICH's insurance companies. The acquisition was accounted for as a purchase in accordance with generally accepted accounting principles (GAAP) and, accordingly, the purchase price was allocated to assets and liabilities acquired based on estimates of their fair value as of the acquisition date, which became the new cost basis. Subsequently, the insurance companies were reorganized such that Constitution became the parent of Southwestern Life and Union Bankers.

SWF and its subsidiaries market and underwrite a broad range of life insurance, annuities and accident and health products to individuals through a sales force of independent agents. The insurance subsidiaries are licensed to write business in 48 states, the District of Columbia and Guam. Approximately 24% of the total direct premium of the Company's insurance subsidiaries was generated from business written in Texas. No other states accounted for more than 10% of the direct premium of the Company in 1996.

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and ICH Funding. Minority interest in ICH Funding, totaling $1,486 and $1,174 at December 31, 1996 and 1995, respectively, are included in accrued expenses and other liabilities. All significant intercompany accounts and transactions have been eliminated.

The financial statements and certain notes thereto have been restated as discussed in Note 19.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Accounts that the Company deems to be acutely sensitive to changes in estimates include deferred policy acquisition costs, future policy benefits, policy and contract claims and present value of insurance in force. In addition, the Company must determine requirements for disclosure of contingent assets and liabilities as of the date of the financial statements based upon estimates. In all instances, actual results could differ from estimates.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)      Investments

                  Fixed maturity and equity securities classified as available for sale are recorded at fair value, as they may be sold in response to changes in interest rates, prepayment risk, liquidity needs, the need or desire to increase income or capital and other economic factors. Changes in unrealized gains and losses related to securities available for sale are recorded as a separate component of shareholders' equity, net of applicable taxes and amount attributable to deferred policy acquisition costs and present value of insurance in force related to universal life and investment-type products. Mortgage-backed securities are amortized using the interest method including anticipated prepayments at the date of purchase. Significant changes in estimated cash flows from original assumptions are reflected in the period of such change. Mortgage loans on real estate are recorded at cost, adjusted for amortization of premium or discount and provision for loan losses, if necessary. Policy loans are recorded at cost. Short-term investments purchased with maturities generally less than three months are recorded at cost, which approximates market. All short-term investments are considered to be cash equivalents.

                  Real estate, substantially all of which was acquired through foreclosure, is recorded at the lower of fair value, minus estimated costs to sell, or cost. If the fair value of the foreclosed real estate minus estimated costs to sell is less than cost, a valuation allowance is provided for the deficiency. Increases in the valuation allowance are charged to income.

                  Investment in a limited partnership is reflected on the equity method.

                  Collateral loans are carried at their aggregate unpaid principal balances.

                  The Company regularly evaluates investments based on current economic conditions, past credit loss experience and other circumstances. A decline in net realizable value that is other than temporary is recognized as a realized investment loss and a reduction in the cost basis of the investment. The Company discounts expected cash flows in the computation of net realizable value of its investments, other than certain mortgage-backed securities. In those circumstances where the expected cash flows of residual interest and interest-only mortgage-backed securities, discounted at a risk-free rate of return, result in an amount less than the carrying value, a realized loss is reflected in an amount sufficient to adjust the carrying value of a given security to its fair value.

                  Realized investment gains and losses and declines in value which are other than temporary, determined on the basis of specific identification, are included in the determination of net income.

(b)      Insurance Revenue Recognition

                  Accident and health insurance premiums are recognized as revenue ratably over the time period to which premiums relate. Revenues from traditional life insurance policies represent premiums which are recognized as earned when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the lives of the policies. This association is accomplished by means of the provision for liabilities for future policy benefits and the deferral and amortization of policy acquisition costs.

                  Revenues for interest sensitive products such as universal life and annuity contracts represent charges assessed against the policyholders' account balance for the cost of insurance, surrenders and policy administration. Benefits charged to expenses include benefit claims incurred during the period in excess of policy account balances and interest credited to policy account balances.

(c)      Policy Liabilities and Accruals

                  Liabilities for future policy benefits for traditional life products generally have been computed on the net level premium method, based on estimated future investment yield, mortality, and withdrawals. For accident and health products, liabilities for future policy benefits are established equal to the excess of the present value of future benefits to or on behalf of policyholders over discounted net future premiums. Estimates used are based on the Company's experience adjusted to provide for possible adverse deviation. These estimates are periodically reviewed and compared with actual experience. Liabilities for future policy benefits for interest sensitive products include the balance that accrues to the benefit of the policyholders and amounts that have been assessed to compensate the life insurance subsidiaries for services to be provided in the future.

                  Policy and contract claims represent estimates of reported claims and claims incurred but not reported based on experience.

(d)      Accounts and Notes Receivable

                  Accounts and notes receivable consist primarily of agents' balances and premium receivable from agents and policyholders. Agents' balances are partially secured by commissions due to agents in the future and premiums receivable are secured by policy liabilities. An allowance for doubtful accounts is established, based upon specific identification and general provision, for amounts which the Company estimates will not ultimately be collected.

(e)      Deferred Policy Acquisition Costs

                  Estimated costs of acquiring new business which vary with, and are primarily related to, the production of new business, have been deferred to the extent that such costs are deemed recoverable from future revenues. Such estimated costs include commissions and certain costs of policy issuance and underwriting. Costs deferred on accident and health and traditional life policies are amortized, with interest, over the anticipated premium-paying period of the related policies in proportion to the ratio of annual premium revenue to expected total premium revenue to be received over the life of the policies. Expected premium revenue is estimated by using the same mortality, morbidity and withdrawal assumptions used in computing liabilities for future policy benefits. For interest sensitive products and limited pay life products, policy acquisition costs are amortized in relation to the emergence of anticipated gross profits over the life of the policies.

(f)      Present Value of Insurance In Force

                  The present value of insurance in force represents the anticipated gross profits to be realized from future revenues on insurance in force at the date such insurance was purchased, discounted to provide an appropriate rate of return and amortized, with interest, based on policy liability or contract rate, over the years that such profits are anticipated to be received in proportion to the estimated gross profits.

(g)      Deferred Debt Issuance Costs

                  Deferred debt issuance costs, which are included in other assets, represent costs incurred in connection with obtaining long-term debt financing which have been capitalized and are being amortized on an interest yield method over the terms of the respective debt. Deferred costs totaled $3,309 and $4,110 which are net of accumulated amortization of $801 and $0 at December 31, 1996 and 1995, respectively.

(h)      Costs in Excess of Net Assets Acquired

                  Costs in excess of the fair value of net assets acquired are amortized on a straight-line basis over 30 years. Accumulated amortization totaled $4,130 and $0 at December 31, 1996 and 1995, respectively.

(i)       Business Combinations

                  Business combinations accounted for as a purchase result in the allocation of the purchase consideration to the fair values of the assets and liabilities acquired establishing such fair values as the new accounting bases. Purchase consideration in excess of the fair value of net assets acquired is allocated to "costs in excess of net assets acquired." Should the fair value of the net assets acquired exceed the purchase consideration, such excess is utilized to reduce certain intangible assets, primarily "present value of insurance in force." Allocation of purchase price is performed in the period in which the purchase is consummated and may be preliminary as of the acquisition date. Adjustments resulting from completion of the purchase allocation process will affect the value of the assets and liabilities acquired.

(j)      Property and Equipment

                  These assets consist of electronic data processing equipment, furniture, and other equipment, and are carried at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of these assets.

(k)      Recoverability of Long-lived Assets

                  The Company continually monitors long-lived assets and certain intangible assets, such as costs in excess of net assets acquired and present value of insurance in force, for impairment. An impairment loss is recorded in the period in which the carrying value of the assets exceeds the fair value or expected future cash flows. Any amounts deemed to be impaired are charged, in the period in which such impairment was determined, as an expense against earnings. For the period presented there was no charge to earnings for the impairment of long-lived assets.

(l)      Income Taxes

                  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to (i) temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and (ii) operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(m)      Reinsurance

                  Financial reinsurance that does not transfer significant insurance risk is accounted for as a deposit and is reflected as a component of due from reinsurers. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsurance policies. Balances due to, or from, reinsurers have been reflected as assets and liabilities rather than being netted against the related account balances.

3.       INVESTMENTS

Investments in a single entity, other than obligations of the U.S. Government or agencies thereof, totaling in excess of 10% of total shareholders equity at December 31, 1996 and 1995 are listed below:

                                                                     1996                              1995
                                                       --------------------------------- -----------------------------
                                                                     PERCENT OF                       PERCENT OF
                                                       CARRYING      SHAREHOLDERS'       CARRYING     SHAREHOLDERS'
                                                       VALUE         EQUITY              VALUE        EQUITY
                                                       ------------- ------------------- ------------ ----------------
James M. Fail and Stone Capital, Inc. (formerly
   CFSB Corp.) Collateral loans .....................    $ 21,308          14.7%           $ 41,308         32.6%
Fund America Investors Corp., Ser. 93-C,
  Class B Certificates ..............................      16,250          11.2              10,908          8.6
GSSW Limited Partnership.............................          --            --              39,600         31.2

The amortized cost and estimated fair value of investments in fixed maturities available for sale at December 31, 1996 and 1995 by categories of securities are as follows:

                                                                               GROSS           GROSS           ESTIMATED
                                                               AMORTIZED       UNREALIZED      UNREALIZED      FAIR
                                                               COST            GAINS           LOSSES          VALUE
                                                              -------------- --------------- --------------- -------------
December 31, 1996:
    Mortgage-backed securities..................                 $  609,593       $ 8,153        $ (7,304)      $  610,442
    U.S. Treasury securities and obligations of
      U.S. Government corporations and agencies.                     49,598           224            (343)          49,479
    Debt securities issued by states of the United States
       and political subdivisions of the states.                     15,226            --            (388)          14,838
    Debt securities issued by foreign governments                    22,698           176            (870)          22,004
    Corporate debt securities...................                    573,392         1,429         (16,314)         558,507
                                                                 ----------       -------        --------       ----------
      Total fixed maturities available for sale.                 $1,270,507       $ 9,982        $(25,219)      $1,255,270
                                                                 ==========       =======        ========       ==========

                                                                               GROSS           GROSS           ESTIMATED
                                                               AMORTIZED       UNREALIZED      UNREALIZED      FAIR
                                                               COST            GAINS           LOSSES          VALUE
                                                              -------------- --------------- --------------- -------------
December 31, 1995:
    Mortgage-backed securities..................                $  489,810       $ 1,222         $ (615)       $  490,417
    U.S. Treasury securities and obligations of
      U.S. Government corporations and agencies.                    39,375           168             --            39,543
    Debt securities issued by states of the United States

       and political subdivisions of the states.                    15,812            --             --            15,812
    Debt securities issued by foreign governments                   18,518           212             --            18,730
    Corporate debt securities...................                   602,209         2,805            (38)          604,976
                                                                ----------       -------         ------        ----------
      Total fixed maturities available for sale.                $1,165,724       $ 4,407         $ (653)       $1,169,478
                                                                ==========       =======         ======        ==========

Included in fixed maturities available for sale at December 31, 1996 and 1995 are investments with a fair value of $78,118 and $103,284, respectively, which are not publicly traded. Included in fixed maturities available for sale at December 31, 1996 and 1995, are below investment-grade securities with amortized costs of $40,177 and $65,475, respectively, and fair values of $39,955 and $66,253, respectively.

The Company had non-income producing investments at December 31, 1996 with an amortized cost and fair value as follows:

    ------------------------------------------------------------------------------------------------------------------
                                                                                             AMORTIZED        FAIR
                                                                                             COST             VALUE
                                                                                            --------------------------
    Fixed maturities.................................................................          $    571      $    405
    Equity securities................................................................               434           620
    Mortgage loans...................................................................             1,141         1,141
    Real estate......................................................................             7,649         7,649
    Other investments................................................................               992         1,618
                                                                                               --------      --------
                                                                                               $ 10,787      $ 11,433
                                                                                               ========      ========

At December 31, 1996 net unrealized appreciation of equity securities of $170 consisted of gross unrealized gains of $207, less unrealized losses of $37. At December 31, 1995 net unrealized depreciation of $24 consisted of gross unrealized gains of $21, less unrealized losses of $45.

Following is an analysis of net gains (losses) from sale of investments for the year ended December 31, 1996:

  Fixed maturities...............................................................................      $  1,385
  Equity securities..............................................................................           (43)
  Other investments..............................................................................         1,736
  Real estate....................................................................................          (125)
  Mortgage loans.................................................................................        (2,437)
                                                                                                       --------
                                                                                                       $    516
                                                                                                       ========

For the year ended December 31, 1996, net realized gains on sale of fixed maturities consisted of gross gains of $2,923 and gross losses of $1,538.

Following are changes in unrealized appreciation (depreciation) on investments for the year ended December 31, 1996:

Investments carried at fair value:
  Fixed maturities...............................................................................      $ (18,991)
  Equity securities..............................................................................            194
  Other investments..............................................................................          1,652
                                                                                                       ---------
                                                                                                         (17,145)
Less effect on other balance sheet accounts:
  Value of business acquired and deferred acquisition costs......................................          1,362
  Deferred income taxes..........................................................................          5,524
  Minority interest in unrealized losses.........................................................           (235)
                                                                                                       ---------
Change in unrealized investment gains and losses.................................................      $ (10,494)
                                                                                                       =========


The amortized cost and estimated fair value of fixed maturities at December 31, 1996, by contractual maturity, are shown below:

                                                                                             AMORTIZED      ESTIMATED
                                                                                               COST         FAIR VALUE
                                                                                             ----------     ----------
Available for sale:
   Due in one year or less.......................................................            $   25,515     $   25,510
   Due after one year through five years.........................................               126,895        126,285
   Due after five years through ten years........................................               250,592        245,188
   Due after ten years...........................................................               257,912        247,845
                                                                                             ----------     ----------
                                                                                                660,914        644,828
   Mortgage-backed securities....................................................               609,593        610,442
                                                                                             ----------     ----------
                                                                                             $1,270,507     $1,255,270
                                                                                             ==========     ==========

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

Investments with a fair value of $121,617 and $146,888 were on deposit with certain regulatory authorities at December 31, 1996 and 1995, respectively.

Major categories of net investment income for the year ended December 31, 1996 consist of the following:

--------------------------------------------------------------------------------------------------------------------
Fixed maturities.................................................................................      $  87,348
Equity securities................................................................................             58
Mortgage loans...................................................................................         11,156
Policy loans.....................................................................................          8,011
Short-term investments...........................................................................          7,738
Collateral loans.................................................................................          2,947
Real estate......................................................................................          3,956
Investments held in trust under reinsurance treaty(a)............................................         12,130
Other investments................................................................................          1,503
Investment expenses..............................................................................         (6,155)
                                                                                                       ---------
                                                                                                       $ 128,692
                                                                                                       =========

------------------------

(a) Investments held in trust by a reinsurer with carrying values of $121,016 and $133,742 as of December 31, 1996 and 1995, respectively, are included in amounts due from reinsurers (see Note 12).

At December 31, 1996 and 1995 the Company held mortgage loans principally involving commercial real estate with carrying values and estimated fair values of $59,993 and $99,969, respectively, net of an allowance for losses of $1,000 at December 31, 1996. The average outstanding loan balances are approximately $955 and $1,134 at December 31, 1996 and 1995, respectively. At December 31, 1996 mortgage loan investments were concentrated in the following states:

                                                                                                  PERCENT OF TOTAL
                                                                      CARRYING VALUE               CARRYING TOTAL
                                                                      --------------              ----------------
         Texas.......................................................    $ 30,319                         50.5%
         Illinois....................................................       7,657                         12.8
         Oklahoma....................................................       5,631                          9.4
         Florida.....................................................       3,161                          5.3
         Kansas......................................................       3,105                          5.2
         All other...................................................      10,120                         16.8
                                                                         --------                        -----
         Balance, end of period......................................    $ 59,993                        100.0%
                                                                         ========                        =====

4.       INVESTMENT IN GSSW LIMITED PARTNERSHIP

At December 31, 1995, the limited partnership investment represented a 50% interest in a partnership, GSSW, L.P. (GSSW) formed to acquire through auction certain mortgage loans and real estate formerly held by failed savings and loan associations. Effective December 31, 1996, GSSW liquidated the general partner interests through distribution of certain assets at fair value, sold substantially all remaining investments and utilized the proceeds to buy the limited partnership interest not owned by the Company. As a result of these transactions, the Company became the parent of GSSW, realized earnings on GSSW of $13,171, received net cash distributions of $47,520 and paid PennCorp, a shareholder, a fee of $1,000 as guarantor in GSSW's sale of assets.

Following is an analysis of the investment in the GSSW limited partnership for the year ended December 31, 1996:

Balance, beginning of period.....................................................................      $  39,600
Equity in operating earnings during year.........................................................          3,640
Equity in earnings on transactions at December 31, 1996..........................................         13,171
Distributions during year........................................................................         (6,000)
Net distributions at December 31, 1996...........................................................        (47,520)
                                                                                                       ---------
Balance, end of period...........................................................................      $   2,891
                                                                                                       =========

At December 31, 1996, the accounts of GSSW are consolidated into the accompanying consolidated balance sheet.

5.       BUSINESS SEGMENT INFORMATION

The Company's only reportable segment is life insurance. Within the life insurance segment, the Company and its subsidiaries are principally engaged in the sale and underwriting of individual life and health insurance, and accumulation products, principally annuities.

Assets and related investment income are allocated based upon related insurance reserves which are backed by such assets. Other operating expenses are allocated to each segment based on a number of assumptions and estimates generally in relation to the mix of related revenues. Total revenues and income before income taxes by product for the year ended December 31, 1996 are as follows:

      Total revenues:
         Individual life products................................................................      $ 165,443
         Individual health products..............................................................        137,391
         Accumulation products...................................................................         44,427
         Corporate and eliminations..............................................................          6,298
                                                                                                       ---------
                                                                                                       $ 353,559
                                                                                                       =========
      Income before income taxes:
         Individual life products................................................................      $  27,738
         Individual health products..............................................................         18,744
         Accumulation products...................................................................         16,118
         Corporate and eliminations..............................................................        (13,569)
                                                                                                       ---------
                                                                                                       $  49,031
                                                                                                       =========

Total assets by product as of December 31, 1996 and 1995 are as follows:

------------------------------------------------------------------------------------------------------------------
                                                                                               1996       1995
                                                                                           ----------  ----------
Total assets:
  Individual life products.......................................................          $1,201,302  $1,203,181
  Individual health products.....................................................             332,118     292,942
  Accumulation products..........................................................             486,910     520,656
  Corporate and eliminations.....................................................             187,562     194,680
                                                                                           ----------  ----------
                                                                                           $2,207,902  $2,211,459
                                                                                           ==========  ==========

6.       POLICY LIABILITIES AND ACCRUALS

For interest sensitive life products and annuity products, the liability for future policy benefits is equal to the accumulated fund value. Fund values are equal to the excess premium received and interest credited to the fund value less deductions for mortality costs and expense charges. Current interest rates credited range from 4% to 8%. Mortality costs and expense charges are established by the Company based upon its experience and cost structure.

For traditional life products, the liability for future policy benefits has been computed by the net level premium method based on estimated future investment yield, mortality, and withdrawal experience. Reserve interest assumptions are graded and range from 6.25% to 7.375%. For accident and health products, liabilities for future policy benefits are established equal to the excess of the present value of future benefits to or on behalf of policyholders over future net premiums discounted at interest rates ranging primarily from 6.5% to 8.0%. The future policy benefits of traditional life products and accident and health products are determined using mortality, morbidity and withdrawal assumptions that reflect the experience of the Company modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations. The assumptions vary by plan, year of issue and duration.

Policy and contract claims include provisions for reported claims in process of settlement, valued in accordance with the terms of the related policies and contracts, as well as provisions for claims incurred and unreported based on the Company's prior experience.

While management believes the estimated amounts included in financial statements for reserves and claims are adequate, such estimates may be more or less than the amounts ultimately paid when the claims are settled.


Total policy liabilities and accruals consist of the following:


                                                                                              DECEMBER 31,     DECEMBER 31,
                                                                                                  1996             1995
                                                                                              ------------     ------------
      Future policy benefits on traditional products:
        Traditional life insurance contracts...........................................        $  344,520       $  352,809
        Traditional annuity products...................................................           105,246          114,333
        Individual accident and health.................................................           104,071          132,091
        Unearned premiums..............................................................            30,342           33,026
                                                                                               ----------       ----------
          Total future policy benefits                                                            584,179          632,259
                                                                                               ----------       ----------

      Universal life and investment contract liabilities:
        Universal life and annuities...................................................         1,086,632        1,099,697
        Guaranteed investment contracts................................................             1,703            6,750
                                                                                               ----------       ----------
          Total universal and investment contract liabilities..........................         1,088,335        1,106,447
                                                                                               ----------       ----------

      Policy and contract claims.......................................................            55,011           62,140
      Other policyholder funds.........................................................            17,635           20,446
                                                                                               ----------       ----------

          Total policy liabilities and accruals........................................        $1,745,160       $1,821,292
                                                                                               ==========       ==========

The following table presents information on changes in the liability for policy and contract claims for the year ended December 31, 1996:

Policy and contract claims at January 1..........................................................      $ 62,140
Less reinsurance recoverables....................................................................           118
                                                                                                       --------
  Net balance at January 1.......................................................................        62,022
                                                                                                       --------
Add claims incurred, net of reinsurance related to:
  Current year...................................................................................        91,496
  Prior years....................................................................................        (2,646)
                                                                                                       --------
                                                                                                         88,850
                                                                                                       --------
Deduct claims paid, net of reinsurance related to:
  Current year...................................................................................        52,240
  Prior years....................................................................................        43,774
                                                                                                       --------
                                                                                                         96,014
                                                                                                       --------
Policy and contract claims, net of related reinsurance recoverables at December 31                       54,858
Plus reinsurance recoverables....................................................................           153
                                                                                                       --------
Policy and contract claims at December 31........................................................      $ 55,011
                                                                                                       ========

As a result of changes in estimates of insured events in prior years, the liability for policy and contract claims decreased, net of reinsurance, by $2,646 in 1996.

7.       NOTES PAYABLE

The outstanding principal amounts of notes payable at December 31, 1996 and 1995 consist of the following:

                                                                                              1996       1995
                                                                                           ---------  --------
Revolving bank debt..............................................................          $  95,000  $ 95,000
Bank debt with quarterly principal requirements                                               24,750    25,000
Convertible subordinated notes issued to ICH for

  acquisition of insurance subsidiaries..........................................             40,000    40,000
                                                                                           ---------  --------
                                                                                           $ 159,750  $160,000
                                                                                           =========  ========

Interest costs under the revolving bank debt totaled $8,128 for the year ended December 31, 1996. The interest rate of the debt is based on, at the Company's option, either a floating rate (based on the base rate of the First National Bank of Chicago) plus a margin of 1.75% or a Eurodollar rate (based on the London Interbank Offered Rate or LIBOR) plus a margin of 2.75%. At December 31, 1996, the effective rate of the revolving loan was approximately 8.3%.

Interest costs under the bank term debt totaled $2,250 for the year ended December 31, 1996. The interest rate of the term debt is based on, at the Company's option, either a floating rate (based on the base rate of the First National Bank of Chicago) plus a margin of 2.25% or a Eurodollar rate (based on LIBOR) plus a margin of 3.25%. At December 31, 1996, the effective rate of the term loans was approximately 8.8%.

As part of the consideration for the acquisition of Southwestern Life, Union Bankers, Constitution and Marquette from ICH, the Company issued to ICH a $40,000 aggregate principal amount of SWF's 7.0% Convertible Subordinated Notes due 2005. The notes are convertible into an aggregate 3,200,000 shares of common stock of SWF, of which 800,000 will be Class B non-voting common stock. In the aggregate the shares upon conversion represent approximately 21.2% of SWF's fully diluted shares at closing before giving effect to certain warrants outstanding. On June 15, 1997, SWF will either (i) offer to repurchase any and all notes then outstanding at 100% of the principal amount thereof plus accrued and unpaid interest to the repurchase date (the "Interim Repurchase Offer") or
(ii) reset the interest rate on the Convertible Notes, immediately after such adjustment, to have a bid price equal to 100% of the principal amount. If SWF makes the Interim Repurchase Offer, there will be no interest rate reset on any Convertible Notes not tendered to SWF for purchase pursuant to the Interim Repurchase Offer. The Convertible Notes are unsecured obligations and are subordinate in right of payment to SWF's bank debt and all of the indebtedness of SWF. Interest costs under the Convertible Notes totaled $2,800 for the year ended December 31, 1996. The Company agreed to maintain sufficient cash and cash equivalents to fund the interest payments on the Convertible Notes for the first three years. At December 31, 1996 and December 31, 1995, restricted cash and short-term investments totaled $5,959 and $8,400, respectively.

The Company has pledged the stock of certain of its insurance subsidiaries as collateral under the bank credit facilities. In addition, the bank loans contain a number of covenants. These prohibit the Company from paying cash dividends on its preferred or common stock without the banks' consent. In addition, except for transactions in the ordinary course of business, the Company and its subsidiaries can not loan or borrow monies, acquire assets in excess of specified limits, grant liens or generally take any other action which would result in any material change in the Company or its subsidiaries without prior written consent of such banks. The Company is also required to maintain a specified minimum net worth and comply with certain financial ratios. The Company was in compliance with all applicable covenants as of December 31, 1996.

In conjunction with the bank debt, the Company entered into interest rate protection agreements in the form of a series of interest rate caps in the notional amount of $62,500 which expire May 1998. These entitle the Company to revenue should three-month LIBOR exceed the cap rate of 7.5%. At December 31, 1996, three-month LIBOR was 5.56%.

The aggregate maturities of notes payable during each of the five years after December 31, 1996 are as follows:

1997........................................................................   $   5,000
1998........................................................................      13,788
1999........................................................................      13,291
2000........................................................................      11,711
2001........................................................................      10,692
2002 and thereafter.........................................................     105,268
                                                                               ---------
                                                                               $ 159,750
                                                                               =========

8.       PREFERRED AND COMMON STOCK

On December 14, 1995, the Company issued 210,000 shares of Series A preferred stock with a liquidation value of $21,000. The Series A preferred stock accrues dividends at a rate of 10.0% per annum, compounded quarterly and is mandatorily redeemable at December 31, 2005. Dividends on the Series A preferred stock are payable in cash, or at SWF's option, are payable in kind. The Series A preferred stock is not redeemable at the option of the Company but at maturity will be required to be redeemed for approximately $56 million in cash assuming no cash dividend distributions. If the Company fails to satisfy its mandatory redemption obligation, the holders of the Series A preferred stock will be entitled to elect 49.0% of the members of the Board of SWF and, upon receipt of regulatory approval, a majority of the directors of SWF. The Series A preferred stock is senior preferred stock. The holders of the Series A preferred stock are entitled to class voting rights under certain circumstances, including in connection with a merger of SWF or a sale of all or substantially all its assets or the authorization or issuance of senior or pari passu preferred stock, and as otherwise provided by law. For the year ended December 31, 1996, 21,900 additional shares were issued with a redemption value of $2,190 in lieu of cash to satisfy dividend requirements.

In addition, certain of PennCorp's insurance subsidiaries purchased $10,000 liquidation value of 5.5% Mandatorily Redeemable Preferred Stock, par value $0.01 per share (the 5.5% Preferred Stock) of SLAC, a wholly-owned subsidiary of SWF. During 1996 SLAC was dissolved and the 5.5% Preferred Stock was exchanged for 5.5% Preferred Stock of Southwestern Life Companies, Inc. (SLC), also a wholly-owned subsidiary of SWF. The 5.5% Preferred Stock accrues dividends payable in cash or, subject to certain conditions, through the issuance of additional shares of 5.5% Preferred Stock. The 5.5% Preferred Stock is not subject to optional redemption and matures on December 31, 2005. If SLC fails to satisfy its mandatory redemption obligation or if dividends payable on the 5.5% Preferred Stock are in arrears for four or more quarterly dividend periods, the holders of the 5.5% Preferred Stock will be entitled to elect 49.0% of the members of the Board of Directors of SLC and, upon receipt of regulatory approval, a majority of the Board of Directors of SLC. The 5.5% Preferred Stock is the only preferred stock of SLC authorized for issuance. The holders of the 5.5% Preferred Stock are entitled to class voting rights under certain circumstances, including in connection with a merger of SLC or a sale of all or substantially all its assets or the authorization or issuance of senior pari passu preferred stock, and as otherwise provided by law. For the year ended December 31, 1996, 59 additional shares were issued with a redemption value of $590 in lieu of cash to satisfy dividend requirements of $564 in 1996 and $26 in 1995.

In conjunction with the acquisition of its insurance subsidiaries on December 14, 1995, SWF issued warrants to the shareholders of SWF for the purchase of up to an additional 1,785,000 shares of Class B voting common stock at an exercise price of $10.00 per share. The warrants are exercisable at any time until their expiration on December 15, 2005.

9.       INCOME TAXES

The Company and its non-insurance subsidiaries file a consolidated federal income tax return. The Company's life insurance subsidiaries also file federal income tax returns as a consolidated group.

Total income taxes for the year ended December 31, 1996 are as follows:

------------------------------------------------------------------------------------------------
Current  ....................................................................      $    5,302
Deferred . ..................................................................          12,847
                                                                                   ----------
                                                                                   $   18,149
                                                                                   ==========

Income taxes computed using the prevailing corporate tax rate of 35% are reconciled to the Company's actual income tax expense attributable to income for the year ended December 31, 1996, as follows:

    ------------------------------------------------------------------------------------------
     Tax expense computed at statutory rate..................................     $ 17,161
     Amortization of costs in excess of net assets acquired..................        1,445
     Change in deferred tax asset valuation allowance........................         (183)
     Other...................................................................         (274)
                                                                                  --------
                                                                                  $ 18,149
                                                                                  ========

Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to the deferred tax assets (liabilities) at December 31, 1996 and 1995 relate to the following:

-----------------------------------------------------------------------------------------------------------------
                                                                                              1996       1995
                                                                                           ---------  ---------
Deferred tax assets:
  Deferred policy acquisition costs..............................................          $  10,407  $  12,334
  Future policy benefits.........................................................            112,408    132,330
  Invested assets, subject to capital gains treatment............................             16,770     18,446
  Unrealized loss................................................................              4,224         --
                                                                                           ---------  ---------
                                                                                             143,809    163,110
                                                                                           ---------  ---------
Deferred tax liabilities:
  Present value of insurance in force............................................            (24,967)   (40,541)
  Other assets and liabilities...................................................            (50,280)   (45,201)
  Unrealized gain................................................................                 --     (1,300)
                                                                                           ---------  ---------
                                                                                             (75,247)   (87,042)
                                                                                           ---------  ---------
  Net deferred tax asset.........................................................             68,562     76,068
  Valuation allowance............................................................            (20,608)   (20,791)
                                                                                           ---------  ---------
                                                                                           $  47,954  $  55,277
                                                                                           =========  =========

The valuation allowance at December 31, 1996, is attributable to deferred tax assets principally arising from differences in the book and tax bases of invested assets subject to capital gains treatment that existed as of the date of acquisition of the company's insurance subsidiaries. To the extent that income tax benefits relative to such tax assets are ultimately realized, the reduction in the related valuation allowance would be allocated to reduce costs in excess of net assets acquired.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon those considerations, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 1996.

At December 31, 1996, the Company has net operating loss carryovers available of $561 related to the non-life consolidated return, of which $250 expires in 2010 and $311 expires in 2011.

10.      DEFERRED POLICY ACQUISITION COSTS AND PRESENT VALUE OF INSURANCE IN
         FORCE

Deferred policy acquisition costs represent commissions and certain costs of policy issuance and underwriting. Information relating to these costs for the year ended December 31, 1996 is as follows:

Policy acquisition costs deferred:
  Commissions................................................................      $ 11,810
  Underwriting and issue costs...............................................         4,996
Released by 80% coinsurance of Medicare business (see Note 12)...............        (1,243)
Policy acquisition costs amortized...........................................          (503)
Unrealized investment loss adjustment........................................            35
                                                                                   --------
Unamortized deferred policy acquisition costs at period end..................      $ 15,095
                                                                                   ========

As part of the purchase accounting for the Company's acquisitions, a present value of insurance in force asset is established which represents the value of the right to receive future cash flows from insurance contracts existing at the date of acquisition. Such value is the actuarially determined present value of the projected cash flows from the acquired policies, discounted at an appropriate risk rate of return.

The methods used by the Company to value the health, life and annuity products purchased are consistent with the valuation methods used most commonly to value blocks of insurance business. It is also consistent with the basic methodology generally used to value insurance assets. The method used by the Company includes identifying the future cash flows from the acquired business, the risks inherent in realizing those cash flows, the rate of return the Company believes it must earn in order to accept the risks inherent in realizing the cash flows, and determining the value of the insurance asset by discounting the expected future cash flows by the discount rate the Company requires.

The discount rate used to determine such values is the rate of return required in order to invest in the business being acquired. In selecting the rate of return, the Company considered the magnitude of the risks associated with actuarial factors described in the following paragraph, cost of capital available to the Company to fund the acquisition, compatibility with other Company activities that may favorably affect future profits, and the complexity of the acquired company.

Expected future cash flows used in determining such values are based on actuarial determinations of future premium collection, mortality, morbidity, surrenders, operating expenses and yields on assets held to back policy liabilities as well as other factors. Variances from original projections, whether positive or negative, are included in income as they occur. To the extent that these variances indicate that future cash flows will differ from those included in the original scheduled amortization of the value of the insurance in force, current and future amortization may be adjusted. Recoverability of the value of insurance in force is evaluated annually and appropriate adjustments are then determined and reflected in the financial statements for the applicable period.

Information related to the present value of insurance in force for the year ended December 31, 1996 is as follows:

Balance at December 31, 1995..................................................     $ 115,831
Released by 80% coinsurance of Medicare business (see Note 12)................       (22,936)
Accretion of interest.........................................................         4,415
Amortization..................................................................       (27,304)
Unrealized investment loss adjustment.........................................         1,327
                                                                                   ---------
  Balance at December 31, 1996................................................     $  71,333
                                                                                   =========

Expected gross amortization, based upon current assumptions and accretion of interest at a policy liability or contract rate ranging from 0% to 6.6% for the next five years of the present value of insurance in force is as follows:

                                            BEGINNING            GROSS            ACCRETION             NET
                                             BALANCE         AMORTIZATION        OF INTEREST       AMORTIZATION
                                             -------         ------------        -----------       ------------
           1997...........................   $71,333           $ 15,749            $ 3,584           $ 12,165
           1998...........................    59,168             13,043              2,978             10,065
           1999...........................    49,103             10,317              2,491              7,826
           2000...........................    41,277              8,314              2,110              6,204
           2001...........................    35,073              6,977              1,802              5,175

11.      STATUTORY ACCOUNTING AND DIVIDEND RESTRICTIONS

Pursuant to the terms of the surplus debenture issued by Constitution to the benefit of SLC, a non-insurance subsidiary of SWF, Constitution may make principal and interest payments to the extent that Constitution's surplus, excluding the statutory carrying value of Southwestern Life and Union Bankers, exceeds $1,200. Constitution's surplus at December 31, 1996 was $177,510, of which $159,074 was attributable to its ownership of Southwestern Life and Union Bankers.

The Company's cash flow is derived principally from dividends and principal and interest payments owed on the surplus debenture by Constitution. The principal source of repayment of the surplus debenture is dividends from Constitution's subsidiaries, Southwestern Life and Union Bankers. Generally, the net assets of the insurance subsidiaries available for transfer to the Company are limited to the greater of the subsidiary net gain from operations during the preceding year or 10% of the subsidiary net statutory surplus as of the end of the preceding year as determined in accordance with accounting practices prescribed or permitted by insurance regulatory authorities. Payment of dividends in excess of such amounts would generally require approval by the regulatory authorities. Based upon Constitution's net gain from operations for the year ended December 31, 1996, approximately $19,000 of dividends could be paid to its parent without prior regulatory approval.

The insurance subsidiaries prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by their respective state insurance departments. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are approved by insurance regulatory authorities; such practices differ from state to state, and may differ from company to company within a state, and may change in the future. Furthermore, the NAIC has a project to codify statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Accordingly, that project, will likely change to some extent prescribed statutory accounting practices, and may result in changes to the accounting practices that insurance enterprises use to prepare their statutory financial statements.

Statutory capital and surplus of the Company's life insurance subsidiaries as reported to regulatory authorities at December 31, 1996 and 1995 totaled approximately $177,510 and $128,729, respectively. Statutory net income of the Company's life insurance subsidiaries as reported to regulatory authorities totaled $24,919 for the year ended December 31, 1996.

12.      REINSURANCE

In the normal course of business, the Company reinsures portions of certain policies that it underwrites to limit disproportionate risks. The Company retains varying amounts of individual insurance up to a maximum retention of $500 on any life. Amounts not retained are ceded to other insurance enterprises or reinsurers on an automatic or facultative basis.

Reinsurance contracts do not relieve the Company from its obligations to policyholders. Therefore, the Company is contingently liable for recoverable unpaid claims and policyholder liabilities ceded to reinsurers in the unlikely event that assuming reinsurers are unable to meet their obligations. The Company evaluates the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. The effect of reinsurance on policy revenues earned and the related benefits incurred by such reinsurers for the year ended December 31, 1996 is as follows:

Direct policy revenues and amounts assessed against policyholders............     $ 255,352
Reinsurance assumed..........................................................         3,483
Reinsurance ceded............................................................       (61,923)
                                                                                  ---------
Net premiums and amounts earned..............................................     $ 196,912
                                                                                  =========

Policyholder benefits ceded..................................................     $  25,513
                                                                                  =========

Effective July 1, 1996, Union Bankers entered into reinsurance agreements with Cologne Life Reinsurance Company ("Cologne") to coinsure 80% of its Medicare supplement business in force on July 1, 1996 and to coinsure 80% of its Medicare policies issued on or after July 1, 1996. The Company recorded a deferred gain on the transaction of $53,893 as of July 1, 1996, which is being amortized into income over the life of the business. Since July 1, 1996, $6,445 of the deferred gain has been recognized and is included in other income. The Company is not subject to any negative experience adjustments if the ceded business is unprofitable; however, the Company may participate in a portion of future earnings from the ceded business after Cologne recovers its initial ceding commission plus interest at a specified rate. Union Bankers retained administration for the ceded block of business and is reimbursed by Cologne for administrative costs at the rate of 8.5% of ceded renewal premiums and 11.5% of ceded first year premiums.

Southwestern Life has ceded a block of annuities under a reinsurance agreement with Employees Reassurance Corporation (ERC). Such reinsurance is accounted for as a financing arrangement and is not reflected in the accompanying financial statements except for the risk fees paid to ERC. Statutory surplus provided by this treaty totaled $8,714 and $13,074 at December 31, 1996 and 1995, respectively. Risk fees paid to the reinsurer were 2% of the net amount of surplus provided and totaled $222 for the year ended December 31, 1996.

Amounts due from reinsurers included amounts due from ERC of $121,016 and $133,742 at December 31, 1996 and 1995, respectively. The underlying assets held by ERC had carrying values of $121,016 and $133,742 and fair values of $122,639 and $139,222 at December 31, 1996 and 1995, respectively.

13.      RETIREMENT AND PROFIT SHARING PLANS

The Company has a defined contribution retirement plan (Defined Contribution
Plan) for all employees who have attained age 21 and completed a year of service. Contributions to the Plan are made pursuant to salary deferral elections by participants in an amount equal to 1% to 15% of their annual compensation. In addition, the Company makes matching contributions in an amount equal to 50% of each participant's salary deferral to a maximum of 3% of annual compensation. The Defined Contribution Plan also provides for a discretionary employer profit sharing contribution, which is determined annually by the Board of Directors for the succeeding plan year. Profit sharing contributions are credited to participant's accounts on the basis of their respective compensation. Salary deferral contribution accounts are at all times fully vested, while matching contribution and profit sharing contribution accounts vest ratably from one to five years of service. All participant accounts are fully vested at death, disability or attainment of age 65. Payment of vested benefits under the Defined Contribution Plan may be elected by a participant in a variety of forms of payment. Expenses related to this plan for the years ended December 31, 1996 amounted to $696.

In addition, the Company has a bonus plan for certain key officers. The amount available to pay awards for any year is determined by a committee of senior executives of the Company and is subject to approval of the Board of Directors of the Company. Awards are based on the performance of the Company and the performance of eligible participants. The Company accrued or paid $1,700 under this plan during the year ended December 31, 1996.

The Company provides certain health care and life insurance benefits for retired employees. Employees meeting certain age and length of service requirements become eligible for these benefits. The Company's obligation for accrued postretirement health and welfare benefits is unfunded. Following is an analysis of the change in the liability for accrued postretirement benefits for the year ended December 31, 1996:


Accrued postretirement benefits, beginning of year..........................  $ 12,821
                                                                              --------
Recognition of components of net periodic postretirement benefit cost:
  Service cost..............................................................       244
  Interest cost.............................................................       834
                                                                              --------
  Net periodic postretirement benefit cost..................................     1,078
Benefit payments............................................................    (1,213)
                                                                              --------
Net change..................................................................      (135)
                                                                              --------
Accrued postretirement benefits, end of year................................  $ 12,686
                                                                              ========

The liability for accrued postretirement benefits includes the following at December 31, 1996:

Accumulated postretirement benefit obligation:
  Retirees..................................................................  $ 10,884
  Active eligible...........................................................     1,194
  Active ineligible.........................................................       831
                                                                              --------
                                                                                12,909
Unrecognized actuarial loss.................................................      (223)
                                                                              --------
Accrued postretirement benefits.............................................  $ 12,686
                                                                              ========

For measurement purposes, an 6.5% annual rate increase in the health care cost trend rate was assumed for 1997; the rate was assumed to decrease gradually to 4.5% by the year 2015 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement health care benefit obligation as of December 31, 1996 by $645 and the aggregate of the service and interest components of net periodic postretirement health care benefit cost for 1996 by $127. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5%.

14.      RELATED PARTY TRANSACTIONS

The Company and its subsidiaries have management and services agreements with entities affiliated with Knightsbridge, a shareholder. In connection with an Advisory and Management Services Agreement with Knightsbridge Management, L.L.C., the Company pays an annual fee of $1,500 plus expenses. Each insurance subsidiary has an Investment Management Agreement with Knightsbridge Consultants, L.L.C. For the year ended December 31, 1996, fees incurred totaled $1,658.

The Company agreed to pay PennCorp, a shareholder, $1,000 in conjunction with the GSSW transaction (see Note 4).

15.      OTHER COMMITMENTS AND CONTINGENCIES

The Company and its subsidiaries are obligated under operating leases, primarily for office space. Rent expense, net of sublease income, was $2,058 in 1996.

Minimum lease commitments are:

1997.........................................................................     $ 1,720
1998.........................................................................         148
1999.........................................................................         148
2000.........................................................................         148
2001.........................................................................         136
                                                                                  -------
  Total minimum payments required............................................     $ 2,300
                                                                                  =======

The Company's office lease expires November 1997. The Company is currently negotiating a new ten year lease arrangement.

Certain lawsuits have been brought against the Company's life insurance subsidiaries in the normal course of the insurance business involving the settlement of various matters and seeking compensatory and in some cases punitive damages. Management believes that the ultimate settlement of all such litigation will not have a materially adverse effect on the Company's consolidated financial position or results of operation.

The life insurance companies are required to be members of various state insurance guaranty associations in order to conduct business in those states. These associations have the authority to assess member companies in the event that an insurance company conducting business in that state is unable to meet its policyholder obligations. In some states, these assessments can be partially recovered through a reduction in future premium taxes. The insurance subsidiaries paid assessments of $1,357 in 1996. Based on information currently available, the insurance subsidiaries have accrued $3,194 at December 31, 1996 for future assessments, net of future premium tax reductions.

16.      OTHER OPERATING INFORMATION

Underwriting and other administrative expenses for the year ended December 31, 1996 are as follows:

Non-deferrable commission expense.......................................      $ 22,437
Taxes, licenses and fees................................................         9,214
General and administrative expenses.....................................        39,241
Expense allowance on reinsurance ceded..................................        (5,782)
                                                                              --------
  Underwriting and other administrative expenses........................      $ 65,110
                                                                              ========

17.      FINANCIAL INSTRUMENTS

The following is a summary of the carrying value and estimated fair value of the Company's financial instruments at December 31, 1996 and 1995:

                                                                                  1996                           1995
                                                                        -------------------------      --------------------------
                                                                                        ESTIMATED                       ESTIMATED
                                                                         CARRYING         FAIR          CARRYING          FAIR
                                                                           VALUE          VALUE           VALUE           VALUE
                                                                        ----------     ----------      ----------      ----------
     Assets:
       Cash and short-term investments.............................     $  161,895     $  161,895      $  196,370      $  196,370
       Fixed maturities............................................      1,255,270      1,255,270       1,169,478       1,169,478
       Equity securities...........................................          1,129          1,129           2,149           2,149
       Mortgage loans..............................................         59,993         59,993          99,969          99,969
       Policy loans................................................        128,551        128,551         137,466         137,466
       Collateral loans............................................         21,308         21,308          41,308          41,308
       Investment in limited partnership...........................             --             --          39,600          39,600
       Other investments...........................................          5,553          5,553           6,879           6,879
       Interest rate cap...........................................            145             --             218              --
       Agent and premium receivables...............................         13,773         13,773           2,509           2,509
     Liabilities: .................................................
       Notes payable................................. .............        159,750        159,750         160,000         160,000
       Universal life and investment contract liabilities .........      1,088,335      1,088,335       1,106,447       1,106,447

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

   Cash and Short-term Investments, Agent and Premium Receivables: The carrying value of short-term investments and amounts receivable approximate their fair value due to the short-term maturity of these instruments.

   Fixed Maturities and Equities Available for Sale: Fair values for fixed maturities available for sale are based on quoted market prices, where available. For fixed maturities not actively traded, fair values are estimated using values obtained from independent pricing services or are estimated based on expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments. The fair values for equity securities are based on quoted market prices.

   Mortgage and Collateral Loans: The fair values for mortgage and collateral loans are estimated using discounted cash flow analyses, based on interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations.

   Investment in limited partnership: Fair values of the Company's investments in limited partnership at December 31, 1995 is based on the estimated fair value of the partnership assets and liabilities, assuming a liquidation of the partnership and distribution of proceeds to the partners.

   Other Investments: The fair value of Company's investment in residual interests in mortgage-backed securities was obtained from an independent broker-dealer. The fair values of other miscellaneous invested assets have not been estimated due to their relative immateriality.

   Interest rate cap: The fair value of the interest rate cap is $0 as the current interest rate is below the cap rate.

   Policy Loans: Policy loans are an integral part of life insurance policies which the Company has in force and, in the Company's opinion, cannot be valued separately. These loans typically carry an interest rate that is tied to the crediting rate applied to the related policy and contract reserves.

   Notes Payable: Fair values of the Company's bank obligations approximate carrying values due to the variable interest structure. The fair value of the Company's note payable to ICH Corporation is based on the Company's implicit incremental borrowing rate from the fair value of the Company's bank obligations.

   Universal Life and Investment Contract Liabilities: The carrying value and fair values for the Company's liabilities under universal life and investment-type insurance contracts are the same as the interest rates credited to these products are periodically adjusted by the Company to reflect market conditions. The fair values of liabilities under all insurance contracts are taken into consideration in the overall management of interest rate risk, which minimizes exposure to changing interest rates through the matching of investment maturities with amounts due under insurance contracts.

18.      SUBSEQUENT EVENTS (UNAUDITED)

In early 1997, PennCorp entered into an agreement to acquire all of the outstanding SWF common stock held by Knightsbridge and certain other parties. Assuming completion of the transaction, SWF would become a wholly-owned subsidiary of PennCorp. The transaction is subject to the approval of the shareholders of PennCorp.

In August 1997, PennCorp acquired from ICH the Company's 7.0% Convertible Subordinated Notes in the aggregate principal amount of $40,000. In addition, the Company acquired from ICH the remaining 17% interest in ICH funding and certain other assets and released ICH from indemnification obligations relative to certain tax, litigation and other matters.

19.      RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

The Company has restated its financial statements for the year ended December 31, 1996. The restatement resulted from the Company reconsidering certain accounting practices.

The significant accounting practices incorporated in the restatement are as follows:

(i) the recognition of investment income (approximately $182 reduction in net income for the year ended December 31, 1996); and

(ii) the allocation of purchase consideration (approximately $99 increase in net income for the year ended December 31, 1996).

                 PENNCORP FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

Financial Statements:
Reference is made to data appearing in Exhibit 99.1, and to the Independent Auditors' Report appearing therein.

                            SCHEDULES: *
     ----------------------------------------------------------------
     Independent Auditors' Report - Financial Statement Schedules


     Schedule I     Summary of Investments -
                    Other than Investments in Related Parties........
     Schedule II    Condensed Financial Information of Registrant....
     Schedule III   Supplementary Insurance Information..............
     Schedule IV    Reinsurance......................................
     Schedule V     Valuation and Qualifying Accounts................


* All other schedules have been omitted as they are not applicable or not required, or the information is given in the financial statements, notes hereto or in other schedules.

                                   SCHEDULE I
                         PENNCORP FINANCIAL GROUP, INC.

       Summary of Investments - Other Than Investments in Related Parties
                                December 31, 1996
                             (Dollars in thousands)

                                  (As restated)

                                                                                                               AMOUNT AT
                                                                                                              WHICH SHOWN
                                                                                                  MARKET        IN THE
                 TYPE OF INVESTMENT                                                   COST         VALUE     BALANCE SHEET
----------------------------------------------------                              -----------   ----------   -------------
Fixed Maturities held for investment:
     Bonds:
          United States Government agencies and authorities                       $        --   $       --    $       --
          States, municipals and political subdivisions                                    --           --            --
          Foreign governments                                                              --           --            --
          Other Special Revenue                                                            --           --            --
          Public Utilities                                                                 --           --            --
          All other corporate bonds                                                    87,330       89,759        87,330
     Redeemable preferred stock                                                            --           --            --
                                                                                  -----------   ----------    ----------

               Total fixed maturities held for investments                        $    87,330   $   89,759    $   87,330
                                                                                  -----------   ----------    ----------
Fixed maturities held for sale:
     Bonds:
          United States Government agencies and authorities                           915,300      928,640       928,640
          States, municipals and political subdivisions                                77,661       78,285        78,285
          Foreign governments                                                          80,491       88,670        88,670
          Other Special Revenue                                                       720,208      729,204       729,204
          Public Utilities                                                            101,858      105,253       105,253
          All other corporate bonds                                                 1,044,980    1,063,107     1,063,107
     Redeemable preferred stock                                                           770          766           766
                                                                                  -----------   ----------    ----------

               Total fixed maturities held for sale                               $ 2,941,268   $2,993,925    $2,993,925
                                                                                  -----------   ----------    ----------

Fixed maturities trading:
      Bonds:
           Other Special Revenue                                                       31,021       31,140        31,140

Equity securities                                                                      17,511       20,867        20,867
Mortgage loans and real estate                                                        264,732      269,141       264,732
Policy Loans                                                                          145,976      145,976       145,976
Short term investments                                                                 63,113       63,113        63,113
Other investments                                                                      48,062       48,062        48,062
                                                                                  -----------   ----------    ----------

               Total investments                                                  $ 3,599,013   $3,661,983    $3,655,145
                                                                                  ===========   ==========    ==========

                 See accompanying independent auditors' report

                                   SCHEDULE II

                         PENNCORP FINANCIAL GROUP, INC.
                              (PARENT COMPANY ONLY)

                         CONDENSED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (Dollars in thousands)

                                  (As restated)


                                                                                   1996     1995      1994
                                                                                --------- --------  --------
Revenue:
       Interest income from subsidiaries                                        $ 35,525  $ 27,680  $  9,773
       Other interest income                                                       2,428       638        30
       Other income                                                                  423     3,985       288
                                                                                --------  --------  --------
            Total revenue                                                         38,376    32,303    10,091
                                                                                --------  --------  --------

Operating expenses:
       General and administrative expenses                                         2,493     2,257       784
       Interest and amortization of deferred debt issuance costs                  17,920    15,938    16,756
                                                                                --------  --------  --------
            Total operating expenses                                              20,413    18,195    17,540
                                                                                --------  --------  --------

            Income (loss) before income taxes, equity in undistributed
                            earnings of subsidiaries and extraordinary charge     17,963    14,108    (7,449)
Income tax expense (benefit)                                                         251     4,139    (2,507)
                                                                                --------  --------  --------

            Net income (loss) before equity in undistributed earnings of
                            subsidiaries and extraordinary charge                 17,712     9,969    (4,942)

Equity in undistributed earnings of subsidiaries                                  72,305    46,377    43,432
                                                                                --------  --------  --------

            Net income before extraordinary charge                                90,017    56,346    38,490

Extraordinary charge, net of tax benefit of ($932, $ - ,$ - )                     (1,730)       --        --
                                                                                --------  --------  --------

            Net Income                                                          $ 88,287  $ 56,346  $ 38,490
                                                                                ========  ========  ========



                 See accompanying independent auditors' report

                                   SCHEDULE II

                         PENNCORP FINANCIAL GROUP, INC.
                              (PARENT COMPANY ONLY)

                            CONDENSED BALANCE SHEETS
                        AS OF DECEMBER 31, 1996 AND 1995
                             (Dollars in thousands)

                                  (As restated)



                                                                       1996        1995
                                                                   -----------  ---------
                                     ASSETS
Investments:
       Investment in subsidiaries                                  $   830,946  $ 560,736
       Notes receivable from subsidiaries                              235,146    183,364
                                                                   -----------  ---------
            Total investments                                        1,066,092    744,100

Cash and short term investments                                          2,099      1,713
Accrued investment income due from subsidiaries                          3,918     18,808
Deferred debt issuance costs                                             2,482      3,824
Furniture and fixtures                                                     463        499
Other assets                                                            10,728      5,217
                                                                   -----------  ---------
                                                                   $ 1,085,782  $ 774,161
                                                                   ===========  =========
                                  LIABILITIES

Notes payable                                                          206,646    250,000
Due to subsidiaries                                                     12,778     13,322
Accrued expenses and other liabilities                                   4,117     21,704
                                                                   -----------  ---------
            Total liabilities                                          223,541    285,026
                                                                   -----------  ---------


Mandatory redeemable preferred stock, Series B                          14,689     13,307
Mandatory redeemable preferred stock, Series C                          18,175     16,700

                              SHAREHOLDERS' EQUITY

$3.375 Convertible preferred stock                                     110,513    110,513
$3.50 Series II convertible preferred stock                            139,157         --
Common stock                                                               286        229
Additional paid in capital                                             393,156    220,482
Treasury stock                                                          (3,370)    (3,370)
Retained earnings                                                      186,032    117,987
Unrealized foreign currency translation adjustment                     (14,961)   (15,529)
Unrealized gains on securities available for sale                       20,064     30,353
Notes receivable from officers and employees for stock purchases        (1,500)    (1,537)
                                                                   -----------  ---------
            Total shareholders' equity                                 829,377    459,128
                                                                   -----------  ---------
            Total liabilities and shareholders' equity             $ 1,085,782  $ 774,161
                                                                   ===========  =========



                See accompanying independent auditors' report

                                   SCHEDULE II

                         PENNCORP FINANCIAL GROUP, INC.
                              (PARENT COMPANY ONLY)

                      CONDENSED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (Dollars in thousands)

                                  (As restated)


                                                                      1996        1995       1994
                                                                   ----------  ----------  -------
Cash flows from operating activities:
       Net earnings                                                $   88,287  $   56,346  $  38,490

       Adjustments to reconcile net earnings to net cash
            provided (used) in operating activities:
                 Amortization of intangibles and depreciation           1,238       1,121        786
                 Equity in undistributed earnings of subsidiaries     (72,305)    (46,377)   (43,432)
                 Increase (decrease) in liabilities and due
                   to subs                                               (544)      7,898    (24,532)

                 Other                                                     79     (23,754)      (733)
                                                                   ----------  ----------  ---------
                      Net cash provided (used) by operations           16,755      (4,766)   (29,421)
                                                                   ----------  ----------  ---------

Cash flows from investing activities:
       Cash expended in acquisition of business                            --     (18,363)   (47,343)
       Purchase of affiliate                                               --    (115,454)        --
       Cash provided from sale of business                                 --          --     27,107
       Issuance of surplus note to subsidiary                        (155,000)         --    (19,732)
       Principal payment on surplus note                              100,000          --         --
       Dividend received from subsidiary                               11,283       1,603      1,200
       Capital contribution to subsidiary                            (208,708)    (54,399)   (15,601)
       Other                                                               --          --      1,004
                                                                   ----------  ----------  ---------
                      Net cash used by investing activities          (252,425)   (186,613)   (53,365)
                                                                   ----------  ----------  ---------

Cash flows from financing activities:
       Issuance of notes payable                                      230,000     101,500     30,000
       Issuance of common stock                                       155,450      51,210         --
       Issuance of preferred stock                                    139,157     110,513     33,034
       Purchase of treasury stock                                          --      (2,984)      (232)
       Reduction of notes payable                                    (273,353)    (30,000)    (1,500)
       Redemption of preferred stock                                       --     (33,415)        --
       Dividends paid                                                 (15,198)     (4,950)      (765)
       Cost of debt refinancing                                            --          --       (159)
                                                                   ----------  ----------  ---------
                      Net cash provided by financing activities       236,056     191,874     60,378
                                                                   ----------  ----------  ---------

Increase (decrease) in cash                                               386         495    (22,408)
Cash at beginning of year                                               1,713       1,218     23,626
                                                                   ==========  ==========  =========
Cash at end of year                                                $    2,099  $    1,713  $   1,218
                                                                   ==========  ==========  =========

Supplemental Disclosure:
       Interest paid                                               $   16,921  $   15,308  $  14,310
                                                                   ==========  ==========  =========
       Taxes paid                                                  $      200          --         --
                                                                   ==========  ==========  =========
Non-cash financing activities:
       Securities issued in conjunction with acquisition           $   14,999  $   28,750         --
                                                                   ==========  ==========  =========
       Note transferred in purchase of affiliate                           --  $   28,538         --
                                                                   ==========  ==========  =========


                 See accompanying independent auditors' report

                                  SCHEDULE III

                         PENNCORP FINANCIAL GROUP, INC.

                       SUPPLEMENTARY INSURANCE INFORMATION
                  Years ended December 31, 1996, 1995 and 1994
                                 (In thousands)

                                  (As restated)



                               FUTURE POLICY    OTHER                                   BENEFITS,    AMORTIZATION
                  DEFERRED       BENEFITS,      POLICY                               CLAIMS, LOSSES   OF DEFERRED
                   POLICY     LOSSES, CLAIMS  CLAIMS AND                     NET           AND,         POLICY        OTHER
                 ACQUISITION     AND LOSS      BENEFITS       PREMIUM     INVESTMENT    SETTLEMENT    ACQUISITION    OPERATING
    SEGMENT         COSTS        EXPENSES      PAYABLE        REVENUE       INCOME       EXPENSES        COSTS       EXPENSES
--------------   -----------  --------------  ----------    ----------     ---------    ----------    -----------    ---------
1994
Fixed benefit    $  79,100      $  299,137      $  2,080     $ 176,950     $  22,018    $  89,377      $  6,791      $ 54,959
Life                51,906         451,363        35,643        67,472        29,832       13,944         3,147        22,858
                 ---------      ----------      --------     ---------     ---------    ---------      --------      --------
Total            $ 131,006      $  750,500      $ 37,723     $ 244,422     $  51,850    $ 103,321      $  9,938      $ 77,817
                 =========      ==========      ========     =========     =========    =========      ========      ========


1995
Fixed benefit    $  93,735      $  286,977      $  3,179     $ 174,708     $  22,946    $  64,465      $ 15,580      $ 52,240
Life                80,243       1,093,922         4,453       119,062        55,457       77,468         9,741        47,144
Accumulation        11,592         801,251        31,379         8,119        23,888       19,890         3,686         6,721
                 ---------      ----------      --------     ---------     ---------    ---------      --------      --------
Total            $ 185,570      $2,182,150      $ 39,011     $ 301,889     $ 102,291    $ 161,923      $ 29,007      $106,105
                 =========      ==========      ========     =========     =========    =========      ========      ========


1996
Fixed benefit    $ 127,091      $  291,281      $  2,787     $ 169,311     $  22,730    $  60,931      $ 16,446      $ 55,161
Life               105,063       1,207,775         4,599       169,974        88,220      135,134        12,010        48,706
Accumulation        20,274       2,026,970        33,043         8,805        99,784       67,648         2,288        12,693
                 ---------      ----------      --------     ---------     ---------    ---------      --------      --------
Total            $ 252,428      $3,526,026      $ 40,429     $ 348,090     $ 210,734    $ 271,911      $ 30,744      $116,560
                 =========      ==========      ========     =========     =========    =========      ========      ========


                 See accompanying independent auditors' report

                                   SCHEDULE IV

                         PENNCORP FINANCIAL GROUP, INC.

                                   REINSURANCE
                  Years ended December 31, 1996, 1995 and 1994
                                 (In thousands)


                                                                                             PERCENTAGE
                                                      CEDED TO     ASSUMED                    OF AMOUNT
                                          GROSS        OTHER      FROM OTHER                   ASSUMED
                                          AMOUNT      COMPANIES   COMPANIES    NET AMOUNT      TO NET
                                        ----------   ----------  -----------   -----------  -------------
Year ended December 31, 1994:
     Life insurance in force            $13,460,398  $1,079,869  $   436,615   $12,817,144
                                        ===========  ==========  ===========   ===========

Premiums:
     Accident and health insurance      $   177,512  $      562  $         0   $   176,950        0.0%
     Life insurance/accumulation             72,655       5,948          765        67,472        1.1%
                                        -----------  ----------  -----------   -----------
                                        $   250,167  $    6,510  $       765   $   244,422
                                        ===========  ==========  ===========   ===========


Year ended December 31, 1995:
     Life insurance in force            $25,913,359  $3,621,309  $   404,852   $22,696,902
                                        ===========  ==========  ===========   ===========

Premiums:
     Accident and health insurance      $   175,517  $    1,036  $       227   $   174,708        0.1%
     Life insurance/accumulation            135,176      10,075        2,080       127,181        1.6%
                                        -----------  ----------  -----------   -----------
                                        $   310,693  $   11,111  $     2,307   $   301,889
                                        ===========  ==========  ===========   ===========


Year ended December 31, 1996:
     Life insurance in force            $31,498,035  $5,884,609  $ 1,779,439   $27,392,865
                                        ===========  ==========  ===========   ===========

Premiums:
     Accident and health insurance      $   169,727  $      416  $         0   $   169,311        0.0%
     Life insurance/accumulation            189,098      11,639        1,320       178,779        0.7%
                                        -----------  ----------  -----------   -----------
                                        $   358,825  $   12,055  $     1,320   $   348,090
                                        ===========  ==========  ===========   ===========

                 See accompanying independent auditors' report

                                   SCHEDULE V

                         PENNCORP FINANCIAL GROUP, INC.

                        VALUATION AND QUALIFYING ACCOUNTS
                  Years ended December 31, 1996, 1995 and 1994
                                 (in thousands)

                                  (As restated)



                                              BALANCE AT       CHARGE TO             CHARGE TO                          BALANCE AT
                                              BEGINNING        COST AND              TO OTHER                             END OF
                                              OF PERIOD        EXPENSES              ACCOUNTS           DEDUCTIONS        PERIOD
                                        -----------------  -----------------  --------------------  -----------------  ------------
1996:
Mortgage loans on real estate                   4,211 (a)                                                                  4,211
Allowance for bond losses                         189 (a)                                                                    189
Unearned loan charges                             266 (a)                                                                    266
Accounts and notes receivable                   8,388            4,082                                     5,942           6,528

1995:
Mortgage loans on real estate                    2,314 (b)                                                  2,314               -
Accounts and notes receivable                   8,392              615                                       619           8,388

1994:
Accounts and notes receivable                   8,182              873                                       663           8,392


(a) Amount recorded as a purchase GAAP adjustment in conjunction with the acquisition of United Life
(b) Amount recorded as a purchase GAAP adjustment in conjunction with the acquisition of Integon Life.


                 See accompanying independent auditors' report

                         PENNCORP FINANCIAL GROUP, INC.
              STATEMENT RE RATIO OF EARNINGS TO FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

              For the Years Ended December 31, 1996, 1995 and 1994

                                 (As restated)

                                                                  1996       1995       1994
                                                                 --------   --------   -------
Income before income taxes, undistributed earnings in
     unconsolidated affiliates and extraordinary charge....      $110,579   $ 79,457   $60,653
Adjustments to earnings:
     Fixed charges.........................................        21,333     23,236    20,650
     Interest capitalized..................................           --        --        --
     Preferred stock dividend requirements
          of majority owned subsidiaries...................           --        --        --
                                                                 --------   --------   -------
Total earnings and fixed charges...........................      $131,912   $102,693   $81,303
                                                                 ========   ========   =======
Fixed charges:
     Interest expensed.....................................      $ 17,741   $ 18,729   $17,404
     Amortization of deferred debt costs and
          original issue discount..........................         1,238      1,051       870
     Rental expense........................................         2,354      3,456     2,375
                                                                 --------   --------   -------
Total fixed charges........................................      $ 21,333   $ 23,236   $20,550
                                                                 ========   ========   =======
Preferred Stock Requirements:
     Preferred stock dividends.............................      $ 14,646   $  6,540   $ 1,151
     Gross up for taxes....................................         7,710      3,174       582
                                                                 --------   --------   -------
Total preferred stock requirements.........................      $ 22,356   $  9,714   $ 1,733
                                                                 ========   ========   =======

Ratio of earnings to fixed charges.........................          6.18%      4.42%     3.94%
                                                                 --------   --------   -------

Combined ratio of earnings to fixed charges
     and preferred stock dividend requirements.............          3.02%      3.12%     3.63%
                                                                 --------   --------   -------

                 PENNCORP FINANCIAL GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                  (As restated)

                                                                                          (UNAUDITED)
                                                                                         ----------- -----------
                                                                                           MARCH 31, DECEMBER 31,
                                                                                             1997        1996
                                                                                         ----------- -----------
ASSETS:
Investments:
     Fixed maturities:
         Held for investment, at amortized cost                                          $    49,384    $   87,330
         Available for sale, at fair value                                                 2,924,941     2,993,925
     Equity securities available for sale, at fair value                                      22,647        20,867
     Trading securities, at market                                                                --        31,140
     Mortgage loans on real estate                                                           269,106       264,732
     Policy loans                                                                            145,232       145,976
     Short term investments                                                                  142,976        63,113
     Other investments                                                                        53,868        48,062
                                                                                         -----------    ----------
         Total investments                                                                 3,608,154     3,655,145
Cash                                                                                           5,386        39,464
Accrued investment income                                                                     41,263        48,360
Accounts and notes receivable                                                                 54,734        47,295
Investments in unconsolidated affiliates                                                     130,382       140,526
Present value of insurance in force                                                          343,853       339,010
Deferred policy acquisition costs                                                            273,940       252,428
Costs in excess of net assets acquired                                                       146,103       148,080
Other assets                                                                                 139,225       139,015
                                                                                         -----------    ----------
         Total assets                                                                    $ 4,743,040    $4,809,323
                                                                                         ===========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
     Policy liabilities and accruals                                                     $ 3,511,800    $3,566,455
     Notes payable                                                                           245,186       210,325
     Income taxes, primarily deferred                                                         44,163        55,840
     Accrued expenses and other liabilities                                                  146,724       114,462
                                                                                         -----------    ----------
         Total liabilities                                                                 3,947,873     3,947,082
                                                                                         -----------    ----------
Mandatorily redeemable preferred stock:
     Series B, $.01 par value, $100 initial redemption value; authorized, issued and
         outstanding -0- at March 31, 1997, and 127,500 at December 31, 1996                      --        14,689
     Series C, $.01 par value, $100 initial redemption value; authorized,
         issued and outstanding 178,500 at March 31, 1997, and December 31, 1996              18,584        18,175
Shareholders' Equity:
     $3.375 Convertible Preferred Stock, $.01 par value, $50 redemption value;
         authorized issued and Outstanding 2,300,000 at March 31, 1997, and
         December 31, 1996                                                                   110,513       110,513
     $3.50 Series II Convertible Preferred Stock, $.01 par value, $50 redemption value; authorized issued and outstanding 2,875,000 at March 31, 1997,
         and December 31, 1996                                                               139,157       139,157
     Common stock, $.01 par value; authorized 50,000,000; issued and outstanding
         28,766,055 at March 31, 1997, and 28,647,714 at December 31, 1996                       288           286
     Additional paid-in capital                                                              394,020       393,156
     Unrealized foreign currency translation losses                                          (16,788)      (14,961)
     Unrealized gains (losses) on securities available for sale                              (34,245)       20,064
     Retained earnings                                                                       192,045       186,032
     Treasury  shares                                                                         (6,907)       (3,370)
     Notes receivable secured by common stock                                                 (1,500)       (1,500)
                                                                                         -----------    ----------
                                                                                             776,583       829,377
                                                                                         -----------    ----------
                                                                                         $ 4,743,040    $4,809,323
                                                                                         ===========    ==========

SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS.

                 PENNCORP FINANCIAL GROUP, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
                                   (UNAUDITED)

                                  (As restated)

                                                                       THREE MONTH PERIODS ENDED
                                                                               MARCH 31,
                                                                         1997             1996
                                                                      -----------      -----------
REVENUES:
     Premiums, principally accident and sickness                      $    66,477      $    64,421
     Interest sensitive product policy charges                             23,226           22,669
     Net investment income                                                 68,546           39,834
     Other income                                                           6,040            4,961
     Net gains (losses) from sale of investments                            3,827             (527)
                                                                      -----------      -----------
              Total revenues                                              168,116          131,358
                                                                      -----------      -----------
BENEFITS AND EXPENSES:
     Claims incurred                                                       44,655           44,326
     Change in liability for future policy benefits and
         other policy benefits                                             30,108           13,369
     Amortization of present value of insurance in force
         and deferred policy acquisition costs                             20,819           13,939
     Amortization of costs in excess of net assets
         acquired                                                           2,278            2,137
     Underwriting and other administrative expenses                        30,536           28,654
     Interest and amortization of deferred debt issuance costs              4,387            5,757
     Restructuring charge                                                  19,071             --
                                                                      -----------      -----------
              Total benefits and expenses                                 151,854          108,182
                                                                      -----------      -----------
Income before income taxes, undistributed earnings in
     unconsolidated affiliates and extraordinary charge                    16,262           23,176
              Income taxes                                                  7,557            8,846
                                                                      -----------      -----------
Net income before undistributed earnings in unconsolidated
     affiliates and extraordinary charge                                    8,705           14,330
              Undistributed earnings in unconsolidated affiliates           3,658            4,334
                                                                      -----------      -----------

Net income before extraordinary charge                                     12,363           18,664
              Extraordinary charge                                           --               (816)
                                                                      -----------      -----------
Net income                                                                 12,363           17,848
              Preferred stock dividend requirements                         4,927            2,691
                                                                      -----------      -----------
Net income applicable to common stock                                 $     7,436      $    15,157
                                                                      ===========      ===========
PER SHARE INFORMATION:
Primary:
     Net income applicable to common stock before extraordinary
        charge                                                        $      0.25      $      0.63

              Extraordinary charge, net of income taxes                      --              (0.03)
                                                                      -----------      -----------
     Net income applicable to common stock                            $      0.25             0.60
                                                                      ===========      ===========
Common shares used in computing primary earnings per share                 29,703           25,483
                                                                      ===========      ===========
Fully diluted:
     Net income applicable to common stock before extraordinary
         charge                                                       $      0.25      $      0.59

              Extraordinary charge, net of income taxes                      --              (0.03)
                                                                      -----------      -----------
     Net income applicable to common stock                            $      0.25      $      0.56
                                                                      ===========      ===========
Common shares used in computing fully diluted earnings per share           29,703           30,593
                                                                      ===========      ===========

SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS.

                 PENNCORP FINANCIAL GROUP, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                  (As restated)

                                                                        -----------------------------
                                                                          THREE MONTH PERIODS ENDED
                                                                                  MARCH 31,
                                                                        -----------------------------
                                                                            1997              1996
                                                                        -----------       -----------
Net cash provided (used) by operating activities                        $    88,907       $    (3,619)
                                                                        -----------       -----------
Cash flows from investing activities:
     Purchases of invested assets                                          (327,134)         (426,683)
     Sales of invested assets                                               302,420           246,015
     Maturities of invested assets                                           47,474            39,495
     Other, primarily short term investments, net                           (89,068)          127,764
                                                                        -----------       -----------
         Net cash used by investing activities                              (66,308)          (13,409)
                                                                        -----------       -----------
Cash flows from financing activities:
     Issuance of common stock                                                   866           155,759
     Treasury stock purchase                                                 (3,538)             --
     Additional borrowings                                                  135,000              --
     Reduction in notes payable                                            (100,139)         (137,000)
     Redemption of preferred stock                                          (14,706)             --
     Dividends on preferred and common stock                                 (5,879)           (3,332)
     Receipts from interest sensitive policies credited to
         policyholder account Balances                                       51,380            27,644
     Return of policyholder account balances on interest
        sensitive products                                                 (116,787)          (42,378)
     Other, net                                                              (2,874)             --
                                                                        -----------       -----------
         Net cash provided (used) by financing activities                   (56,677)              693
                                                                        -----------       -----------
Decrease in cash                                                            (34,078)          (16,335)
Cash at beginning of period                                                  39,464            40,325
                                                                        -----------       -----------
Cash at end of period                                                   $     5,386       $    23,990
                                                                        ===========       ===========
Supplemental disclosures:
     Income taxes paid                                                  $     1,820       $       829
                                                                        ===========       ===========
     Interest paid                                                      $     2,275       $     2,757
                                                                        ===========       ===========


SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS.

                 PENNCORP FINANCIAL GROUP, INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                (As restated)

(1)      BASIS OF PRESENTATION

PennCorp Financial Group. Inc. (the "Company" or "PennCorp") is an insurance holding company. The Company commenced operations with the acquisition of Pennsylvania Life Insurance Company ("PLIC") and Executive Fund Life Insurance Company (which was merged into PLIC effective July 1, 1996) and Pacific Life and Accident Insurance Company ("PLAIC") on August 23, 1990. Through its wholly-owned life insurance subsidiaries, PLIC and its wholly-owned subsidiary, PennCorp Life Insurance Company (collectively referred to as "Penn Life"), Peninsular Life Insurance Company ("Peninsular"), Professional Insurance Corporation ("Professional"), Pioneer Security Life Insurance Company ("Pioneer Security") and its wholly-owned subsidiaries American-Amicable Life Insurance Company of Texas and Pioneer American Insurance Company (Pioneer Security and its subsidiaries collectively referred to as "AA Life"), Salem Life Insurance Corporation ("Salem Life") and its wholly-owned subsidiaries Integon Life Insurance Corporation ("ILIC"), Georgia International Life Insurance Company and Occidental Life Insurance Company of North Carolina ("OLIC") (Salem Life and its wholly-owned subsidiaries collectively referred to as "Integon Life"), United Life and Annuity Insurance Company ("United Life"), Marketing One, Inc. ("Marketing One"), a third party marketing organization, and PLAIC, the Company offers a broad range of accident and sickness, life, and accumulation insurance products to individuals through a sales force that is contractually exclusive to certain of the Company's subsidiaries and through general agents.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. The accompanying financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the periods presented. Such adjustments are of a normal and recurring nature. All significant intercompany accounts and transactions have been eliminated. All dollar amounts presented hereafter, except share information, are stated in thousands.

The financial statements and notes thereto have been restated as discussed in
Note 8.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Accounts that the Company deems to be acutely sensitive to changes in estimates include deferred policy acquisition costs, future policy benefits, policy and contract claims and present value of insurance in force. In addition, the Company must determine requirements for disclosure of contingent assets and liabilities as of the date of the financial statements based upon estimates. In all instances, actual results could differ from estimates.

(2)      PENDING ACQUISITION AND RELATED TRANSACTIONS

The Company, pending final review by the Securities and Exchange Commission ("SEC") of the Joint Proxy Statement and Prospectus, will be soliciting shareholder approval for the following: (i) the merger of the Company and Washington National Corporation, (ii) the acquisition of the Controlling Interest in Southwestern Financial Corporation and Subsidiaries ("SW Financial"), (iii) the acquisition of the Fickes and Stone Knightsbridge Interests, and (iv) other items.

Under the terms of the restated merger agreement, Washington National Corporation shareholders will receive the right to receive $29.50 per share of consideration in the form of cash, PennCorp Common Stock, or a combination of cash and PennCorp Common Stock. The aggregate consideration to be received by the Washington National Corporation shareholders will be approximately $377,000, of which $100,000, with the right by PennCorp to increase the portion of the purchase price consideration to a maximum of 45% of the transaction value, will be subject to cash elections

PennCorp will receive its right to acquire the SW Financial through the assignment by Fickes and Stone and Knightsbridge ("the Controlling Parties") of certain rights including common stock and common stock equivalents of SW Financial. The Controlling Parties will receive aggregate cash consideration ranging from $67,500 to $69,600 (not including expenses) depending upon the outcome of certain contingencies.

In addition, PennCorp has proposed to acquire the Fickes and Stone Knightsbridge Interests for total consideration in the form of estimated annual payments of $330 due April 15, 1997, each year through 2001 and the issuance by PennCorp of 173,160 shares of PennCorp Common Stock to each of Fickes and Stone on April 15, 2001.

It is anticipated that PennCorp common shareholders will vote on the above transactions in July 1997, and, subject to shareholder approval, the Company intends to consummate such transactions as expeditiously as possible (see Note
7).

(3)      SOUTHWESTERN FINANCIAL CORPORATION AND SUBSIDIARIES

Through its direct and indirect investment in SW Financial, accounted for utilizing the equity method, the Company owns 78.0% of the economic interest in SW Financial.

Financial information for SW Financial is provided below:

                      CONSOLIDATED CONDENSED BALANCE SHEET

                                                                     (AS RESTATED)
----------------------------------------------------------------------------------------------
                                                            MARCH 31, 1997   DECEMBER 31, 1996
                                                            --------------   -----------------
                                                             (UNAUDITED)
ASSETS:
       Invested assets                                       $  1,599,081      $  1,641,348
       Insurance assets                                           359,671           107,230
       Other assets                                               205,508           459,324
                                                             ------------      ------------
             Total assets                                    $  2,164,260      $  2,207,902
                                                             ============      ============

LIABILITIES AND SHAREHOLDERS' EQUITY:
       Policy liabilities                                    $  1,734,438      $  1,745,160
       Long-term debt                                             158,500           159,750
       Other liabilities                                          109,175           127,237
       Mandatory redeemable preferred stock                        34,607            33,879
       Shareholders' equity                                       127,540           141,876
                                                             ------------      ------------
             Total liabilities and shareholders' equity      $  2,164,260      $  2,207,902
                                                             ============      ============


                   CONSOLIDATED CONDENSED STATEMENT OF INCOME
                                   (UNAUDITED)

                                                            (AS RESTATED)
------------------------------------------------------------------------------------
                                                        THREE MONTHS ENDED
                                                 -----------------------------------
                                                 MARCH 31, 1997       MARCH 31, 1996
                                                 --------------       --------------
REVENUES:
       Policy revenues                            $      37,500      $      62,708
       Net investment income                             31,895             32,950
       Net gains from sale of investments                    15                511
       Other income                                       6,184              3,664
                                                  -------------      -------------
             Total revenues                              75,594             99,833
                                                  -------------      -------------

BENEFITS AND EXPENSES:
       Policyholder benefits                             45,282             64,930
       Amortization                                       6,022              6,014
       Underwriting and other administrative
         expenses                                        11,578             15,107
       Interest and related debt costs                    3,436              3,575
                                                  -------------      -------------
             Total benefits and expenses                 66,318             89,626
                                                  -------------      -------------

Income before income taxes                                9,276             10,207
             Income tax expense                           3,653              3,788
                                                  -------------      -------------

Net income                                                5,623              6,419
             Preferred stock dividend                       728                667
                                                  -------------      -------------
requirements

Net income applicable to common stockholders      $       4,895      $       5,752
                                                  =============      =============

(4)     RESTRUCTURING CHARGES

In the third quarter of 1996, the Company initiated a strategic business evaluation designed to realign the underlying business units into operating divisions.

The evaluation considered each of the current operating companies, including the anticipated merger of the Company and Washington National Corporation and the purchase of the Controlling Interest in SW Financial, and (a) their impact on the Company's current and long-term profitability potential, (b) the ability to absorb operations related to future acquisitions, and (c) market focus.

As a result of this effort, at the end of the first quarter of 1997 management authorized and committed the Company to implement the new divisional structure, including the closure of all foreign operations except for Canada, and recorded a cumulative pre-tax restructuring charge of $19,071. It is probable that the final determination of the pending merger of the Company and Washington National Corporation and the purchase of the Controlling Interest in Southwestern Financial Corporation and Subsidiaries will result in certain additional charges which cannot be definitively determined at this time.

The restructuring charge recognizes: (a) severance and related benefits incurred due to staff reductions ($5,355), (b) estimated holding costs of vacated facilities ($6,166), (c) the write-off of certain fixed assets and other impaired assets ($1,526), (d) estimated contract termination costs ($23), and
(e) the Company's investment in certain foreign operations which will be closed ($6,001). As of March 31, 1997, $346 of severance and related benefits has been charged against these restructuring accruals.

The Company estimates approximately $1,981 of pre-tax incremental costs associated with the restructuring were incurred during the three months ended March 31, 1997, and estimates an additional $3,300 will be incurred through March 31, 1998. These incremental costs will benefit future operations and do not qualify for accrual. Examples of these incremental costs include employee travel, relocation and training, and the physical move of fixed assets.

(5)      REDEMPTION OF PREFERRED STOCK AND CERTAIN EQUITY TRANSACTIONS

On March 15, 1997, the Company redeemed all of the previously outstanding Series B Mandatory redeemable preferred stock at its stated redemption value of $14,705.

During the period certain employees and agents exercised stock options and warrants resulting in the issuance of 118,341 shares of the Company's Common Stock. The result of such exercises was to increase common stock and additional paid in capital by $2 and $864, respectively. On January 11, 1997, the Company repurchased 100,000 shares for an aggregate purchase price of $35.38 per share resulting in a $3,538 increase in the value of treasury stock held.

As part of an amended purchase agreement, effective February 12, 1997, with the former parent company of United Life, PennCorp committed to purchase 483,839 shares of the Company's Common Stock at a price to be determined.

(6)      NEW ACCOUNTING PRONOUNCEMENTS

In February 1997, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 supersedes and simplifies the existing computation, presentation and disclosure requirements for earnings per share outlined under Accounting Principles Board Opinion No. 15, "Earnings Per Share". Under the new methodology, "basic" earnings per share will replace "primary" earnings per share and will exclude the dilutive effect of common stock equivalents. SFAS No. 128 also revises the calculation of "fully diluted" earnings per share with "diluted" earnings per share. This change is not anticipated to have a material impact on reported fully diluted earnings per share calculated under the Company's current capital structure.

SFAS No. 128 is effective for both interim and annual financial statements issued after December 15, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and restate all prior periods presented. Earlier application is not permitted, however disclosure of pro forma earnings per share amounts computed utilizing the standards established by SFAS No. 128 is permitted in the notes to the financial statements for periods ending prior to the effective date. Pro forma earnings per share for the three month periods ended March 31, 1997 and 1996, are as follows:

            MARCH 31, 1997  MARCH 31, 1996
            --------------  --------------
Basic           $ 0.26          $ 0.63
Diluted         $ 0.25          $ 0.56

In March 1997, the FASB issued Financial Accounting Standards No. 129, "Disclosures of Information About Capital Structure" ("SFAS No. 129"). SFAS No. 129 is effective for both interim and annual financial statements issued after December 15, 1997, and clarifies the disclosure requirements related to the type, and nature, of securities contained within the Company's capital structure.

7.       SUBSEQUENT EVENTS

The Company completed its purchase from UCFC, the former parent of United Life, 483,839 shares of the Company's Common Stock for an aggregate purchase price of $17,902 plus accrued interest through the closing date, June 9, 1997, of $295. The value of treasury shares held increased $17,902 as a result of this transaction.

On August 5, 1997, the Company purchased $40,000 of SW Financial Subordinated Notes (the "SW Financial Notes") from the liquidating trust for the creditors of ICH Corporation, SW Financial's former parent. SW Financial had issued the SW Financial Notes as part of the acquisition consideration paid to the liquidating trust. The SW Financial Notes were purchased by the Company at par in anticipation of the acquisition of the Controlling Interest in SW Financial. Interest due under the SW Financial Notes is currently set at 7.0%, per annum.

On August 30, 1997, the Washington National Merger agreement terminated.

On September 1, 1997 the Company purchased $25,000 of ACO Acquisition Corp. (subsequently re-named Acordia, Inc. ("Acordia")) subordinated indebtedness and $20,000 of ACO Brokerage Holdings Corporation ("ACO"), an affiliate of Acordia, preferred stock. The Acordia subordinated notes pay interest on a current basis at 12.5%, per annum, payable in semi-annual installments. The ACO preferred stock dividends are payable in cash (subject to certain restrictions), or in-kind at the option of ACO, at a rate of 17 percent. Acordia is an insurance broker specializing in the marketing of commercial property and casualty programs. Acordia is 28.6% owned by Knightsbridge. PennCorp received fees aggregating $1,100 from Acordia for its underwriting and participation in the subordinated notes and preferred stock. KM received sponsor fees and other fees aggregating $1,714 from Acordia for its role in consummating the Acordia acquisition.

On November 14, 1997, the Company filed, on Form 8-K, restated financial statements for the years ended December 31, 1994, 1995 and 1996 and the three month period ended March 31, 1997 and the three month and six month periods ended June 30, 1997. For additional information see Note 8.

8.       RESTATEMENT OF CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The Company has restated its consolidated condensed financial statements for three month periods ended March 31, 1997 and 1996, as well as each of the years in the three year period ended December 31, 1996. The restatement resulted from the Company reconsidering certain accounting practices after discussions with the Securities and Exchange Commission's Division of Corporation Finance.

The significant accounting practices incorporated in the restatement are as follows:

(i)      the methodology for determining deferrable acquisition costs;
(ii)     the amortization methodology of deferred acquisition costs;
(iii) the recognition of reserve adjustments for interest sensitive products;
(iv) the allocation of purchase consideration associated with certain acquisitions, and
(v)      the consolidation of a majority-owned subsidiary.

In addition, the Company corrected immaterial errors identified in previously issued financial statements.

The following page presents the effects of the restatement for the three month periods ended March 31, 1997, and 1996.

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                    For the three month periods ended
                                                                             -----------------------------------------------------
                                                                                March 31, 1997                March 31, 1996
                                                                             -----------------------------------------------------
                                                                            (As reported) (Restatement) (As reported)  (Restatement)
                                                                             -----------   -----------   -----------    -----------
REVENUES:
      Premiums, principally accident and sickness                            $ 66,477     $  66,477     $  64,421      $  64,421
      Interest sensitive policy product charges                                23,226        23,226        22,669         22,669
      Net investment income                                                    68,894        68,546        41,334         39,834
      Other income                                                              6,040         6,040           (37)         4,961
      Net gains/losses from sale of investments                                 3,827         3,827          (527)          (527)
                                                                             --------     ---------     ---------      ---------
               Total revenues                                                 168,464       168,116       127,860        131,358
                                                                             --------     ---------     ---------      ---------
BENEFITS AND EXPENSES:
      Claims incurred                                                          44,655        44,655        44,326         44,326
      Change in liability for future policy benefits and other
           policy benefits                                                     29,706        30,108        11,490         13,369
      Amortization of present value of insurance in force and
           deferred policy acquisition costs                                   19,369        20,819        14,859         13,939
      Amortization of costs in excess of net assets acquired                    2,064         2,278         2,030          2,137
      Underwriting and other administrative expenses                           30,849        30,536        23,632         28,654
      Interest and amortization of deferred debt issuance costs                 4,387         4,387         6,057          5,757
      Restructuring charge                                                     19,071        19,071          --             --
                                                                             --------     ---------     ---------      ---------
               Total benefits and expenses                                    150,101       151,854       102,394        108,182
                                                                             --------     ---------     ---------      ---------
Income before income taxes, undistributed earnings of unconsolidated
      affiliates and extraordinary charge                                      18,363        16,262        25,466         23,176
      Income taxes                                                              8,217         7,557         9,630          8,846
                                                                             --------     ---------     ---------      ---------
Net income before undistributed earnings in unconsolidated affiliates
      and extraordinary charge                                                 10,146         8,705        15,836         14,330
      Undistributed earnings in unconsolidated affiliates                       3,741         3,658         4,318          4,334
                                                                             --------     ---------     ---------      ---------
Net income before extraordinary
           charge                                                              13,887        12,363        20,154         18,664
           Extraordinary charge                                                   --            --           (816)          (816)
                                                                             --------     ---------     ---------      ---------
Net income                                                                     13,887        12,363        19,338         17,848
      Preferred stock dividend requirements                                     4,927         4,927         2,691          2,691
                                                                             --------     ---------     ---------      ---------
Net income applicable to common stock                                        $  8,960     $   7,436     $  16,647      $  15,157
                                                                             ========     =========     =========      =========
Primary:
      Net income applicable to common stock before extraordinary
           charge                                                            $   0.30     $    0.25     $    0.69      $    0.63
           Extraordinary charge                                                   --            --          (0.03)         (0.03)
                                                                             --------     ---------     ---------      ---------
      Net income applicable to common stock                                  $   0.30     $    0.25     $    0.66      $    0.60
                                                                             ========     =========     =========      =========
Common shares used in computing primary earnings per share                     29,703        29,703        25,483         25,483
                                                                             ========     =========     =========      =========
Fully diluted:
      Net income applicable to common stock before extraordinary
           charge                                                            $   0.30     $    0.25     $    0.63      $    0.59
           Extraordinary charge                                                   --            --          (0.03)         (0.03)
                                                                             --------     ---------     ---------      ---------
      Net income applicable to common stock                                  $   0.30     $    0.25     $    0.60      $    0.56
                                                                             ========     =========     =========      =========
Common shares used in computing fully diluted earnings per share               29,703        29,703        30,593         30,593
                                                                             ========     =========     =========      =========




                      CONSOLIDATED CONDENSED BALANCE SHEET

                                                         ----------------------------
                                                             As of March 31, 1997
                                                         ----------------------------
                                                        (As reported)    (Restatement)
                                                         -----------      -----------
ASSETS:
      Investments and cash                                $3,748,405       $3,743,922
      Insurance assets                                       689,376          659,056
      Other assets                                           331,834          340,062
                                                          ----------       ----------
           Total assets                                   $4,769,615       $4,743,040
                                                          ==========       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
      Insurance liabilities                               $3,507,425       $3,511,800
      Long-term debt                                         245,186          245,186
      Other liabilities                                      204,682          190,887
      Redeemable preferred stock                              18,584           18,584
      Shareholders' equity                                   793,738          776,583
                                                          ----------       ----------
           Total liabilities and shareholders' equity     $4,769,615       $4,743,040
                                                          ==========       ==========

               REVIEW BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The March 31, 1997 and 1996, financial statements included in this filing have been reviewed by KPMG Peat Marwick LLP., independent certified public accountants, in accordance with established professional standards and procedures for such a review.

The report of KPMG Peat Marwick LLP commenting upon their review is included on the following page.


                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

                       Independent Auditors' Review Report

The Board of Directors and Shareholders of PennCorp Financial Group, Inc.

We have reviewed the accompanying consolidated condensed balance sheet of PennCorp Financial Group, Inc. and subsidiaries as of March 31, 1997, and the related consolidated statements of income and consolidated condensed statements of cash flows for the three-month periods ended March 31, 1997 and 1996. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of PennCorp Financial Group, Inc. as of December 31, 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated February 28, 1997 (except as to Note 19 which is as of November 14, 1997), we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the financial information set forth in the accompanying consolidated condensed balance sheet as of December 31, 1996 is fairly presented, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ KPMG PEAT MARWICK LLP
Raleigh, North Carolina
May 15, 1997
(except as to Note 8 which is
as of November 14, 1997)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (As restated)

This "Management's Discussion and Analysis of Financial Condition and Results of Operations" should be read in conjunction with the comparable discussion filed as Exhibit 99.3 to this Form 8-K.

The following discussion should also be read in conjunction with the preceding unaudited consolidated condensed financial statements and related notes.

INTRODUCTION

In August 1997, PennCorp Financial Group, Inc. ("PennCorp", the "Company") announced that it would likely be restating its financial statements for each of the years in the three year period ended December 31, 1996. The discussion below reflects the restated amounts for the periods presented. Further information regarding the restatement is provided in Note 8 of the Notes to Unaudited Consolidated Condensed Financial Statements contained elsewhere herein.

CAUTIONARY STATEMENT

Cautionary Statement for purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The statements below that relate to future plans, events or performances are forward-looking statements that involve a number of risks or uncertainties. Among those items that could adversely affect the Company's financial condition, results of operations and cash flows are the following: changes in regulations affecting insurance companies, interest rates, the federal income tax code (to the extent the Company's product mix includes tax deferred accumulation products), the ratings assigned to the Company's insurance subsidiaries by independent rating organizations such as A.M. Best (which the Company believes are particularly important to the sale of annuity and other accumulation products) and unanticipated litigation. There can be no assurance that other factors not currently anticipated by management will not also materially and adversely affect the Company's results of operations.

GENERAL

The Company, through its operating subsidiaries, is a low cost provider of accumulation, life, and fixed benefit accident and sickness insurance products throughout the United States and Canada. The Company's products are sold through several distribution channels, including exclusive agents, general agents, financial institutions, and payroll deduction programs, and are targeted primarily to lower and middle-income individuals in rural and suburban areas. These products are primarily small premium accident and sickness insurance policies with defined fixed benefit amounts, traditional whole life and universal life insurance with low face amounts and accumulation products such as single premium deferred annuities.

The Company's financial condition and results of operations for the periods covered by this and future "Management's Discussion and Analysis of Financial Condition and Results of Operations" are or will be affected by several common factors, each of which is discussed below.

Restructuring Charges. As a result of the tremendous growth the Company has experienced, the diversification of the underlying business units resulting from acquisitions over time and the need for the Company to be able to rapidly integrate future acquisitions, the Company began a strategic business evaluation during the third quarter of 1996. During the period ended March 31, 1997, the Company completed its review of the existing business units and commenced a plan to fully establish operating divisions. The Company thoughtfully considered the impact the pending merger with Washington National Corporation and the acquisition of the Controlling Interest in Southwestern Financial Corporation and Subsidiaries may have on the divisional structure. However, certain portions of the Company's restructuring plan will not be definitive until the consummation of the pending merger, acquisition and related transactions. As a result, it is probable that this Company may incur certain additional restructuring charges as the final determination of the time of consummation of the merger with Washington National Corporation and the acquisition of the Controlling Interest in Southwestern Financial Corporation and Subsidiaries ("SW Financial") are known (See Note 7 of the Notes to Unaudited Consolidated Condensed Financial Statements contained elsewhere herein).

During the first quarter of 1997 management authorized and committed the Company to implement the new divisional structure, including the closure of all foreign operations except for Canada. As a result the Company recorded a cumulative pre-tax restructuring charge of $19.1 million. The restructuring charge recognizes: (a) severance and related benefits incurred due to staff reductions ($5.4 million), (b) estimated holding costs of vacated facilities ($6.2 million), (c) the write-off of certain fixed assets and other impaired assets ($1.5 million), (d) estimated contract termination costs ($23,000), and (e) the Company's investment in certain foreign operations which will be closed ($6.0 million). As of March 31, 1997, $346,000 of severance and related benefits has been charged against these restructuring accruals.

The Company estimates approximately $2.0 of pre-tax incremental costs associated with the restructuring were incurred during the three months ended March 31, 1997, and estimates an additional $3.3 million will be incurred through March 31, 1998. These incremental costs will benefit future operations and do not qualify for accrual. Examples of these incremental costs include employee travel, relocation and training, and the physical move of fixed assets.

For the period ended March 31, 1997, the following table eliminates from the reported results of the Company the related impact of the restructuring charges which the Company believes to be material in order to improve the comparability of such information.

                                                                                     (AS RESTATED)
---------------------------------------------------------------------------------------------------------------------------------
                                                                             THREE MONTHS ENDED               THREE MONTHS ENDED
                                                                               MARCH 31, 1997                 MARCH 31, 1996
                                                               ---------------------------------------------- --------------
                                                                              RESTRUCTURING     AS REPORTED
                                                             AS REPORTED          COSTS            (NET)        AS REPORTED
                                                             -----------      -------------     ------------    -----------
OPERATING INFORMATION:
 Total revenues                                               $ 168,116                          $ 168,116       $ 131,358
                                                              ---------                          ---------       ---------
 Benefits and expenses
  Claims incurred                                                44,655                             44,655          44,326
  Change in liability for future policy benefits
   and other policy benefits                                     30,108                             30,108          13,369
  Amortization of present value of insurance in
   force and deferred policy acquisition costs                   20,819                             20,819          13,939
  Amortization of costs in excess of net assets acquired          2,278                              2,278           2,137
  Underwriting and other administrative expenses                 30,536            1,981            28,555          28,654
  Interest and amortization of deferred debt issuance costs       4,387                              4,387           5,757
  Restructuring charge                                           19,071           19,071                 -               -
                                                              ---------                          ---------       ---------
    Total benefits and expenses                                 151,854                            130,802         108,182
                                                              ---------                          ---------       ---------

 Income before income taxes, undistributed
  earnings in unconsolidated affiliates and
     extraordinary charge                                        16,262                             37,314          23,176
    Income tax expense                                            7,557                             13,857           8,846
                                                              ---------                          ---------       ---------
 Net income before undistributed earnings in
  unconsolidated affiliates and extraordinary charge              8,705                             23,457          14,330
    Undistributed earnings in unconsolidated affiliates           3,658                              3,658           4,334
                                                              ---------                          ---------       ---------
 Net income before extraordinary charge                          12,363                             27,115          18,664
    Extraordinary charge, net of income taxes                         -                                  -            (816)
                                                              ---------                          ---------       ---------
 Net income                                                      12,363                             27,115          17,848
    Preferred stock dividend requirements                         4,927                              4,927           2,691
                                                              ---------                          ---------       ---------
 Net income applicable to common stock                        $   7,436                          $  22,188       $  15,157
                                                              =========                          =========       =========

Pending Merger, Acquisition and Related Transactions. On January 22, 1997, the Company filed with the Securities and Exchange Commission ("SEC"), a preliminary PennCorp Financial Group, Inc. and Washington National Corporation Joint Proxy Statement and Prospectus ("Joint Proxy Statement") in which the Company, pending final review by the SEC, will be soliciting shareholder approval for the following transactions: (i) the merger with Washington National Corporation,
(ii) the acquisition of the Controlling Interest in Southwestern Financial Corporation and Subsidiaries, (iii) the acquisition of the Fickes and Stone Knightsbridge Interests, and (iv) other items.

The merger with Washington National Corporation and the acquisition of the Controlling Interest in Southwestern Financial Corporation and Subsidiaries will expand the Company's individual and payroll sales division operations with similar products, distribution channels and asset mixes.

The Company anticipates, pending regulatory and shareholder approval, consummating the merger with Washington National Corporation, the acquisition of the Controlling Interest in Southwestern Financial Corporation and Subsidiaries, and the acquisition of the Fickes and Stone Knightsbridge Interests in July 1997 (See Note 7 of the Notes to Unaudited Consolidated Condensed Financial Statements contained elsewhere herein).

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

The Company's liquidity requirements are funded primarily by its insurance subsidiaries. The insurance subsidiaries' principal sources of cash are premiums and investment income. The insurance subsidiaries' primary uses of cash are policy claims, commissions, operating expenses, income taxes and payments to the Company for principal and interest due under surplus debentures, tax sharing payments and dividends. Both sources and uses of cash are reasonably predictable.

During the three month period ended March 31, 1997 the Company received $2.7 million in interest payments or dividends from its subsidiary and paid $4.6 million and $1.4 million in interest on preferred stock and common stock dividends respectively. The Company utilized funds available under its revolving credit facility to fund the shortfall. For periods beginning in 1998, under current statutory limitations, the Company believes that it will receive sufficient cash flow from the Surplus Note Companies and their respective subsidiaries to satisfy its cash requirements. As a result of the Company's decision to retain capital and surplus at the insurance subsidiary level, and with the contemplated realignment of the insurance subsidiaries into operating divisions, the Company believes that its insurance subsidiaries have excess capital and surplus. The Company's own established targets for estimated risk-based capital requirements indicate that the insurance divisions could make available approximately $50.0 million to $60.0 million to PennCorp, subject to applicable regulatory approvals.

During the three months ended March 31, 1997, cash provided by operations was $88.9 million compared to cash used by operations of $3.6 million for the three-month period ended March 31, 1996. United Life provided $26.4 million, consisting primarily of investment income. When including interest sensitive products cash flows for both periods and excluding the effect of United Life, cash used by operations was $2.9 million for the three month period ended March 31, 1997 compared to cash used by operations of $18.3 million for the three month period ended March 31, 1996. The improvement in cash flows from operations resulted primarily from improvements at Integon Life.

RESULTS OF OPERATIONS

Policy Revenue. Total policy revenue for the three months ended March 31, 1997, increased 3% to $89.7 million from $87.1 million for the comparable period ended March 31, 1996. The increase is primarily the result of the acquisition of United Life which added $1.3 million of life policy revenues. The Company continues to focus on balancing life policy revenues with those of fixed benefit products.

Net Investment Income. Net investment income for the three months ended March 31, 1997 was $68.5 million compared to $39.8 million for the three months ended March 31, 1996. Of the $28.7 million increase in investment income, $28.0 million of the increase was attributable to the addition of United Life.

Other Income. Other income for the three-month periods ended March 31, 1997 and 1996, includes revenues derived primarily from Marketing One. In addition, for the three-month period ended March 31, 1996 included in other income were losses aggregating $500,000 as a result of the Company's investment trading activities.

Claims Incurred. Claims incurred for the three months ended March 31, 1997 increased slightly to $44.7 million from $44.3 million for the three-month period ended March 31, 1996. The increase in claims incurred is attributable to $2.0 million of claims from United Life. In addition to United Life, additional claims incurred resulted from a modest deterioration in fixed benefit product claims for Penn Life and OLIC resulting in $2.6 million increase. Offsetting such increase were declines for its life insurance lines of business of $4.2 million. The Company considers such minor deviations between periods to be normal.

Underwriting and Other Administrative Expenses. For the three-month period ended March 31, 1997, underwriting and other administrative expenses increased 6.3% to $30.5 million from $28.7 million for the three months ended March 31, 1996. The increase is primarily attributable to the inclusion of $3.0 million of expenses from United Life costs associated with the restructuring. Expenses for all other operating subsidiaries combined dropped $2.4 million as the result of an expense base that was nearly unchanged despite the growth in policy revenues.

Interest and Related Debt Costs. For the three-month period ended March 31, 1997, interest and amortization of deferred debt issuance costs declined to $4.4 million from $5.8 million for the comparable 1996 period. This decline was the result of the repayment of $100.0 million of bridge financing and $37.0 million of subsidiary debt financing in March, 1996 from proceeds from the Company's February, 1996 Common Stock offering. Weighted average indebtedness outstanding for the three-month period ended March 31, 1997 was approximately $34.0 million less at an interest cost that was approximately 150 basis points less than the comparable 1996 period. The Company has utilized its less costly revolving bank credit facility to repurchase approximately $38.0 million of Senior Subordinated Notes, resulting in a 220 basis point arbitrage.

Income Taxes. The effective tax rate for the three months ended March 31, 1997 was 46.5% compared to 38.2% for the three months ended March 31, 1996. Excluding the impact of $19.1 million in restructuring charges, which derived tax benefits totaling $6.3 million, the Company's effective tax rate would have been 37.1% for the three months ended March 31, 1997. The modest decline in the adjusted effective tax rate of 37.1% is less than the comparable prior period as the result of less foreign source income, which is taxed at a higher statutory rate, to the Company's total pre-tax income.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

                        COMPUTATION OF EARNINGS PER SHARE
                              (Amount in Thousands)

                                  (As restated)



                                                                         -----------------------------
                                                                           THREE MONTH PERIODS ENDED
                                                                                   MARCH 31,
                                                                         -----------------------------
                                                                             1997              1996
                                                                         -----------       -----------
Primary net income applicable to common stock:
Net income applicable to common stock                                    $     7,436       $    15,157
       Extraordinary charge                                                     --                 816
                                                                         -----------       -----------
                                                                         $     7,436       $    15,973
                                                                         ===========       ===========

Fully diluted net income applicable to common stock:
   Net income applicable to common stock                                 $     7,436       $    15,157
       Extraordinary charge                                                     --                 816
       Common stock equivalents:
          Convertible preferred stock dividend requirements                     --               1,941
                                                                         -----------       -----------

                                                                         $     7,436       $    17,914
                                                                         ===========       ===========

                                                                         -----------------------------
                                                                           THREE MONTH PERIODS ENDED
                                                                                   MARCH 31,
                                                                         -----------------------------
                                                                             1997              1996
                                                                         -----------       -----------
Primary:
Shares outstanding beginning of period                                        28,648            22,880
Issuance of 5,131 shares on March 5, 1996                                       --               1,466
Incremental shares applicable to Stock Warrants/Stock Options                  1,335             1,327
Treasury shares                                                                 (280)             (190)
                                                                         -----------       -----------
                                                                              29,703            25,483
                                                                         ===========       ===========

Fully diluted:
Shares outstanding beginning of period                                        28,648            22,880
Issuance of 5,131 shares on March 5, 1996                                       --               1,466
Incremental shares applicable to Stock Warrants/Stock Options                  1,335             1,349
Treasury shares                                                                 (280)             (190)
Conversion of 2,300 shares of $3.375 Convertible Preferred
    Stock at a rate of 2.2123 common shares to 1 preferred share                --               5,088
Conversion of 2,875 shares of $3.50 Series II Convertible Preferred
    Stock at a rate of 1.4327 common shares to 1 preferred share                --                --
                                                                         -----------       -----------

                                                                              29,703            30,593
                                                                         ===========       ===========

                 PENNCORP FINANCIAL GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                  (As restated)

                                                                      (UNAUDITED)
                                                                    --------------     ----------
                                                                       JUNE 30,       DECEMBER 31,
                                                                         1997             1996
                                                                    --------------     ----------
ASSETS:
Investments:
    Fixed maturities:

         Held for investment, at amortized cost                       $       --       $   87,330
         Available for sale, at fair value                             3,065,548        2,993,925
    Equity securities available for sale, at fair value                   13,398           20,867
    Trading securities, at fair value                                         --           31,140
    Mortgage loans on real estate                                        258,344          264,732
    Policy loans                                                         146,127          145,976
    Short-term investments                                                83,589           63,113
    Other investments                                                     45,151           48,062
                                                                      ----------       ----------
         Total investments                                             3,612,157        3,655,145
Cash                                                                       4,172           39,464
Accrued investment income                                                 47,282           48,360
Accounts and notes receivable                                             56,610           47,295
Investment in unconsolidated affiliate                                   142,640          140,526
Present value of insurance in force                                      318,800          339,010
Deferred policy acquisition costs                                        288,181          252,428
Costs in excess of net assets acquired                                   142,170          148,080
Other assets                                                             177,625          139,015
                                                                      ----------       ----------
         Total assets                                                 $4,789,637       $4,809,323
                                                                      ==========       ==========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
    Policy liabilities and accruals                                   $3,459,180       $3,566,455
    Notes payable                                                        270,046          210,325
    Income taxes, primarily deferred                                      68,401           55,840
    Other liabilities                                                    148,105          114,462
                                                                      ----------       ----------
         Total liabilities                                             3,945,732        3,947,082
                                                                      ----------       ----------
Mandatorily redeemable preferred stock:
    Series B, $.01 par value, $100 initial redemption value;
      authorized, issued and outstanding -0- at June 30, 1997,
      and 127,500 at December 31, 1996                                        --           14,689
    Series C, $.01 par value, $100 initial redemption value;
      authorized, issued and outstanding 178,500 at June 30,
      1997, and December 31, 1996                                         19,002           18,175
Shareholders' Equity:
    $3.375 Convertible Preferred Stock, $.01 par value, $50
      redemption value; authorized issued and outstanding
      2,300,000 at June 30, 1997, and December 31, 1996                  110,513          110,513
    $3.50 Series II Convertible Preferred Stock, $.01 par
      value, $50 redemption value; authorized issued and
      outstanding 2,875,000 at June 30, 1997, and
      December 31, 1996                                                  139,157          139,157
    Common stock, $.01 par value; authorized 50,000,000;
      Issued and outstanding 28,800,631 at June 30, 1997,
      And 28,647,714 at December 31, 1996                                    288              286
    Additional paid-in capital                                           396,651          393,156
    Unrealized foreign currency translation losses                       (16,918)         (14,961)
    Unrealized gains on securities available for sale                     16,544           20,064
    Retained earnings                                                    204,977          186,032
    Treasury shares                                                      (24,809)          (3,370)
    Notes receivable secured by common stock                              (1,500)          (1,500)
                                                                      ----------       ----------
         Total shareholders' equity                                      824,903          829,377
                                                                      ----------       ----------
         Total liabilities and shareholders' equity                   $4,789,637       $4,809,323
                                                                      ==========       ==========

SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS.

                 PENNCORP FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
                                   (UNAUDITED)

                                  (As restated)


                                                                    ----------------------------  ---------------------------
                                                                     THREE MONTH PERIODS ENDED      SIX MONTH PERIODS ENDED
                                                                              JUNE 30,                     JUNE 30,
                                                                    ----------------------------  ---------------------------
                                                                         1997           1996           1997          1996
                                                                    -------------  -------------  ------------- -------------
REVENUES:
    Premiums, principally accident and sickness                       $  62,243      $  62,759      $ 128,720     $ 127,180
    Interest sensitive product policy charges                            23,050         22,675         46,276        45,344
    Net investment income                                                68,218         39,753        136,764        79,587
    Other income                                                          5,391          5,457         11,431        10,418
    Net gains from sale of investments                                    4,706            (45)         8,533          (572)
                                                                      ---------      ---------      ---------     ---------
             Total revenues                                             163,608        130,599        331,724       261,957
                                                                      ---------      ---------      ---------     ---------
BENEFITS AND EXPENSES:
    Claims incurred                                                      50,555         44,670         95,210        88,996
    Change in liability for future policy benefits and
        other policy benefits                                            24,344         10,130         54,452        23,499
    Amortization of present value of insurance in force
        and deferred policy acquisition costs                            20,735         13,397         41,554        27,336
    Amortization of costs in excess of net assets
        acquired                                                          2,617          1,756          4,895         3,893
    Underwriting and other administrative expenses                       29,707         29,060         60,243        57,714
    Interest and amortization of deferred debt issuance costs             5,430          4,221          9,817         9,978
    Restructuring charge                                                   --             --           19,071          --
                                                                      ---------      ---------      ---------     ---------
             Total benefits and expenses                                133,388        103,234        285,242       211,416
                                                                      ---------      ---------      ---------     ---------
    Income before income taxes, undistributed earnings in
        Unconsolidated affiliates and extraordinary charge               30,220         27,365         46,482        50,541
             Income taxes                                                10,897          9,943         18,454        18,789
                                                                      ---------      ---------      ---------     ---------
    Net income before undistributed earnings in unconsolidated
       affiliates and extraordinary charge                               19,323         17,422         28,028        31,752
             Undistributed earnings (losses) in unconsolidated
                 affiliates                                              (1,240)         4,039          2,418         8,373
                                                                      ---------      ---------      ---------     ---------
    Net income before extraordinary charge                               18,083         21,461         30,446        40,125
             Extraordinary charge                                          --             --             --            (816)
                                                                      ---------      ---------      ---------     ---------
    Net income                                                           18,083         21,461         30,446        39,309
             Preferred stock dividend requirements                        4,874          2,709          9,801         5,400
                                                                      ---------      ---------      ---------     ---------
    Net income applicable to common stock                             $  13,209      $  18,752      $  20,645     $  33,909
                                                                      =========      =========      =========     =========
ER SHARE INFORMATION:

Primary:
    Net income applicable to common stock before
        extraordinary charge                                          $    0.46      $    0.64      $    0.71     $    1.27
             Extraordinary charge                                          --             --             --           (0.03)
                                                                      ---------      ---------      ---------     ---------
    Net income applicable to common stock                             $    0.46      $    0.64      $    0.71     $    1.24
                                                                      =========      =========      =========     =========

Common shares used in computing primary earnings per share
   (in thousands)                                                        28,860         29,139         28,991        27,301
                                                                      =========      =========      =========     =========
Fully diluted:
    Net income applicable to common stock before
        extraordinary charge                                          $    0.46      $    0.60      $    0.71     $    1.19
             Extraordinary charge                                          --             --             --           (0.03)
                                                                      ---------      ---------      ---------     ---------
    Net income applicable to common stock                             $    0.46      $    0.60      $    0.71     $    1.16
                                                                      =========      =========      =========     =========


Common shares used in computing fully diluted earnings per share
   (in thousands)                                                        28,860         34,256         28,991        32,419
                                                                      =========      =========      =========     =========

SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS.

                 PENNCORP FINANCIAL GROUP, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                  (As restated)

                                                                                     SIX MONTH PERIODS ENDED JUNE 30,
                                                                                ------------------------------------------
                                                                                         1997                  1996
                                                                                --------------------  --------------------
Net cash provided by operating activities                                             $  46,710             $  18,788
                                                                                      ---------             ---------
Cash flows from investing activities:
    Purchases of invested assets                                                       (782,317)             (665,393)
    Sales of invested assets                                                            663,906               369,328
    Maturities of invested assets                                                       123,594                45,515
    Other, primarily short term investments, net                                         16,119               262,413
                                                                                      ---------             ---------
         Net cash provided by investing activities                                       21,302                11,863
                                                                                      ---------             ---------
Cash flows from financing activities:
    Issuance of common stock                                                              3,497               155,759
    Treasury stock purchase                                                             (21,440)                   --
    Additional borrowings                                                               160,000                20,000
    Reduction in notes payable                                                         (100,139)             (157,000)
    Redemption of preferred stock                                                       (14,706)                   --
    Dividends on preferred stock and common stock                                       (11,762)               (8,186)
    Receipts from interest sensitive policies credited to policyholder account
         balances                                                                       106,379                51,695
    Return of policyholder account balances on interest sensitive products             (229,378)             (117,352)
    Other, net                                                                            4,245                 2,249
                                                                                      ---------             ---------
         Net cash used by financing activities                                         (103,304)              (52,835)
                                                                                      ---------             ---------
Decrease in cash                                                                        (35,292)              (22,184)
Cash at beginning of period                                                              39,464                40,325
                                                                                      ---------             ---------
Cash at end of period                                                                 $   4,172             $  18,141
                                                                                      =========             =========
Supplemental disclosures:
    Income taxes paid                                                                 $   2,427             $   3,183
                                                                                      =========             =========
    Interest paid                                                                     $   8,061             $   9,418
                                                                                      =========             =========


SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS.

                 PENNCORP FINANCIAL GROUP, INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                (As restated)

(1)      BASIS OF PRESENTATION
PennCorp Financial Group. Inc. (the "Company" or "PennCorp") is an insurance holding company. The Company commenced operations with the acquisition of Pennsylvania Life Insurance Company ("PLIC") and Executive Fund Life Insurance Company (which was merged into PLIC effective July 1, 1996) and Pacific Life and Accident Insurance Company ("PLAIC") on August 23, 1990. Through its wholly-owned life insurance subsidiaries, PLIC and its wholly-owned subsidiary, PennCorp Life Insurance Company (collectively referred to as "Penn Life"), Peninsular Life Insurance Company ("Peninsular"), Professional Insurance Corporation ("Professional"), Pioneer Security Life Insurance Company ("Pioneer Security") and its wholly-owned subsidiaries American-Amicable Life Insurance Company of Texas and Pioneer American Insurance Company (Pioneer Security and its subsidiaries collectively referred to as "AA Life"), Salem Life Insurance Corporation ("Salem Life") and its wholly-owned subsidiaries Integon Life Insurance Corporation ("ILIC"), Georgia International Life Insurance Company and Occidental Life Insurance Company of North Carolina ("OLIC") (Salem Life and its wholly-owned subsidiaries collectively referred to as "Integon Life"), United Life and Annuity Insurance Company ("United Life"), Marketing One, Inc. ("Marketing One"), a third party marketing organization, and PLAIC, the Company offers a broad range of accident and sickness, life, and accumulation insurance products to individuals through a sales force that is contractually exclusive to certain of the Company's subsidiaries and through general agents.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. The accompanying financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the periods presented. Such adjustments are of a normal and recurring nature. All significant intercompany accounts and transactions have been eliminated. All dollar amounts presented hereafter, except share information, are stated in thousands.

The financial statements and certain notes thereto have been restated as discussed in Note 8.


The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Accounts that the Company deems to be acutely sensitive to changes in estimates include deferred policy acquisition costs, future policy benefits, policy and contract claims and present value of insurance in force. In addition, the Company must determine requirements for disclosure of contingent assets and liabilities as of the date of the financial statements based upon estimates. In all instances, actual results could differ from estimates.

As a result of the Company's decision to exit the private placement bond sector, the Company transferred all of its remaining assets in the fixed maturities held for investment portfolio to its fixed maturities available for sale portfolio as of April 1, 1997. In accordance with Statement of Financial Accounting Standards No. 115, the Company marked all assets subject to the transfer to fair value resulting in a net increase in shareholders' equity, net of applicable income taxes, of $1.8 million.

(2)      PENDING MERGER, ACQUISITION, AND RELATED TRANSACTIONS
On November 25, 1996, the Company and Washington National Corporation ("Washington National") entered into a merger agreement. Under the agreement, Washington National will become a wholly-owned subsidiary of PennCorp and each holder of Washington National common stock will receive common stock of PennCorp, subject to the right to elect to receive a portion of the merger consideration in cash. The merger agreement expires by its terms on August 30, 1997.

As of August 14, 1997, the Company has not yet received clearance from the Securities and Exchange Commission ("SEC") to release the Joint Proxy Statement and Prospectus to shareholders of PennCorp and Washington National for approval of the merger. Accordingly, it is not possible to mail the proxy statement to the respective shareholders, hold the required special meetings of stockholders, and complete the merger by August 30, 1997. However, the Company and Washington National are holding discussions concerning an extension of the August 30, 1997, expiration date for completion of the merger (See Note 7).

The Company's pending acquisitions of the Controlling Interest in Southwestern Financial Corporation and Subsidiaries ("SW Financial") and the Fickes and Stone Knightsbridge Interests, as well as the annual stockholder's meeting, are also being delayed pending completion of the SEC's Preliminary Joint Proxy Statement and Prospectus review process relating to those transactions, including a review of the Company's historical financial statements.

(3)      SOUTHWESTERN FINANCIAL CORPORATION AND SUBSIDIARIES

Through its direct and indirect investment in SW Financial, accounted for utilizing the equity method, the Company owns approximately 78.0% of the economic interest in SW Financial.

Financial information for SW Financial is provided below:

                      CONSOLIDATED CONDENSED BALANCE SHEETS

                                                                (AS RESTATED)
--------------------------------------------------------------------------------------------
                                                    JUNE 30, 1997          DECEMBER 31, 1996
                                              -----------------------  ---------------------
                                                                 (UNAUDITED)

ASSETS:
        Invested assets                              $1,623,291               $1,641,348
        Insurance assets                                109,631                  107,230
        Other assets                                    432,433                  459,324
                                                     ----------               ----------
             Total assets                            $2,165,355               $2,207,902
                                                     ==========               ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
        Policy liabilities                           $1,727,559               $1,745,160
        Long-term debt                                  157,250                  159,750
        Other liabilities                               102,263                  127,237
        Mandatory redeemable preferred
          Stock                                          35,351                   33,879
        Shareholders' equity                            142,932                  141,876
                                                     ----------               ----------
              Total liabilities and
                shareholders' equity                 $2,165,355               $2,207,902
                                                     ==========               ==========

                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                                              (AS RESTATED)
--------------------------------------------------------------------------------------------------------------------------------
                                               THREE MONTH PERIODS ENDED                       SIX MONTH PERIODS ENDED
                                    ---------------------------------------------  ---------------------------------------------
                                         JUNE 30, 1997           JUNE 30, 1996          JUNE 30, 1997           JUNE 30, 1996
                                    ----------------------  ---------------------- ----------------------  ---------------------
REVENUES:
        Policy revenues                    $ 36,118                $ 62,108               $ 73,618                $124,816
        Net investment income                31,333                  31,633                 63,228                  64,583
        Net gains (losses) from sale of
          investments                           535                    (520)                   550                      (9)
        Other income                          5,514                   3,851                 11,698                   7,515
                                           --------                --------               --------                --------
            Total revenues                   73,500                  97,072                149,094                 196,905
                                           --------                --------               --------                --------
BENEFITS AND EXPENSES:
        Policyholder benefits                54,960                  63,459                100,242                 128,389
        Amortization                          5,865                   5,951                 11,887                  11,965
        Underwriting and other
          administrative expenses            10,234                  14,683                 21,812                  29,790
        Interest and related debt costs       3,444                   3,435                  6,880                   7,010
                                           --------                --------               --------                --------
            Total benefits and expenses      74,503                  87,528                140,821                 177,154
                                           --------                --------               --------                --------
Income (loss) before income taxes            (1,003)                  9,544                  8,273                  19,751
        Income taxes                            146                   3,418                  3,799                   7,206
                                           --------                --------               --------                --------
Net income (loss)                            (1,149)                  6,126                  4,474                  12,545
        Preferred stock dividend
          requirements                          744                     680                  1,472                   1,347
                                           --------                --------               --------                --------
Net income (loss) applicable to
common stock                               $ (1,893)               $  5,446               $  3,002                $ 11,198
                                           ========                ========               ========                ========

(4)      RESTRUCTURING CHARGE
As a result of the initiative to implement an operating division structure, the Company recorded a cumulative pre-tax restructuring charge of $19,071 during the three month period ended March 31, 1997.

For the three month and six month periods ended June 30, 1997, $1,898 and $2,393, respectively, of severance and related benefits as well as holding costs of vacated facilities have been charged against the restructuring accrual.

The Company estimates approximately $1,595 and $3,576 of pre-tax incremental costs associated with the restructuring were incurred during the three month and six month periods ended June 30, 1997, respectively, and included in the Company's results of operations.

(5)      REDEMPTION OF PREFERRED STOCK AND CERTAIN EQUITY TRANSACTIONS
On March 15, 1997, the Company redeemed all of the previously outstanding Series B mandatory redeemable preferred stock at its stated redemption value of $14,706.

During the six month period ended June 30, 1997, certain employees and agents exercised stock options and warrants resulting in the issuance of 164,644 shares of the Company's Common Stock. The result of such exercises was to increase common stock and additional paid in capital by $2 and $3,495, respectively.

On January 11, 1997, the Company repurchased 100,000 shares of the Company's Common Stock for an aggregate purchase price of $35.38 per share resulting in a $3,538 increase in the value of treasury shares held.

Effective February 12, 1997, the Company purchased from United Companies Financial Corporation ("UCFC"), the former parent of United Life, 483,839 shares of the Company's Common Stock for an aggregate purchase price of $17,902 plus accrued interest through the closing date, June 9, 1997, of $295. The value of treasury shares held increased $17,902 as a result of this transaction.

(6)      NEW ACCOUNTING PRONOUNCEMENTS
In February 1997, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 supersedes and simplifies the existing computation, presentation and disclosure requirements for earnings per share outlined under Accounting Principles Board Opinion No. 15, "Earnings Per Share".

SFAS No. 128 is effective for both interim and annual financial statements issued after December 15, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and restate all prior periods presented. Earlier application is not permitted, however disclosure of pro forma earnings per share amounts computed utilizing the standards established by SFAS No. 128 is permitted in the notes to the financial statements for periods ending prior to the effective date. Pro forma earnings per share for the three month and six month periods ended June 30, 1997 and 1996, are as follows:

                       THREE MONTH PERIOD ENDED       SIX MONTH PERIOD ENDED
------------------------------------------------- ------------------------------
                  JUNE 30, 1997    JUNE 30, 1996   JUNE 30, 1997   JUNE 30, 1996
------------------------------------------------- ------------------------------
Basic                   $ 0.47         $ 0.67          $ 0.73          $ 1.30
                        ======         ======          ======          ======
Diluted                 $ 0.45         $ 0.60          $ 0.71          $ 1.17
                        ======         ======          ======          ======

In March 1997, the FASB issued Financial Accounting Standards No. 129, "Disclosures of Information About Capital Structure" ("SFAS No. 129"). SFAS No. 129 is effective for both interim and annual financial statements issued after December 15, 1997, and clarifies the disclosure requirements related to the type, and nature, of securities contained within the Company's capital structure. The Company anticipates no changes to present disclosures will be required under SFAS No. 129.

The FASB issued SFAS No. 130, "Reporting Comprehensive Income", in June 1997. SFAS No. 130 is effective for annual and interim periods ending after December 15, 1997, although early adoption is permitted. This statement establishes standards for reporting and displaying comprehensive income and its components and requires all items to be recognized under accounting standards as comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Examples of items that will be included in the Company's presentation of comprehensive income, in addition to net income, are unrealized foreign currency translation gains and losses as well as unrealized gains and losses on securities available for sale. The Company is currently evaluating the necessary changes to its disclosures.

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", was also issued in June 1997 and is effective for annual and interim periods ending after December 31, 1997, although early adoption is permitted. This statement establishes standards for the methodology public entities use to report information about operating segments in annual financial statements and selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate operating information is available and is periodically evaluated by management. The statement requires that companies disclose operating segment data on the same basis utilized internally for evaluating segment performance and determining the allocation of corporate resources. Disclosure requirements include operating segment profit or loss, certain specific revenue and expense items, operating segment assets, as well as various reconciliations of total operating segment information to amounts in the consolidated financial statements. The Company is currently evaluating the appropriate disclosure changes in conjunction with the implementation of the operating division structure initiated in the first quarter of 1997.

(7)      SUBSEQUENT EVENTS
On August 5, 1997, the Company purchased $40,000 of SW Financial Subordinated Notes (the "SW Financial Notes") from the liquidating trust for the creditors of ICH Corporation, SW Financial's former parent. SW Financial had issued the SW Financial Notes as part of the acquisition consideration paid to the liquidating trust. The SW Financial Notes were purchased by the Company at par in anticipation of the acquisition of the Controlling Interest in SW Financial. Interest due under the SW Financial Notes is currently set at 7.0%, per annum.

On August 30, 1997, the Washington National Merger agreement terminated.

On September 1, 1997 the Company purchased $25,000 of ACO Acquisition Corp. (subsequently re-named Acordia, Inc. ("Acordia")) subordinated indebtedness and $20,000 of ACO Brokerage Holdings Corporation ("ACO"), an affiliate of Acordia, preferred stock. The Acordia subordinated notes pay interest on a current basis at 12.5%, per annum, payable in semi-annual installments. The ACO preferred stock dividends are payable in cash (subject to certain restrictions), or in-kind at the option of ACO, at a rate of 17 percent. Acordia is an insurance broker specializing in the marketing of commercial property and casualty programs. Acordia is 28.6% owned by Knightsbridge. PennCorp received fees aggregating $1,100 from Acordia for its underwriting and participation in the subordinated notes and preferred stock. KM received sponsor fees and other fees aggregating $1,714 from Acordia for its role in consummating the Acordia acquisition.

On November 14, 1997, the Company filed, on Form 8-K, restated financial statements for the years ended December 31, 1994, 1995 and 1996 and the three month period ended March 31, 1997 and the three month and six month periods ended June 30, 1997. For additional information see Note 8.

(8)      RESTATEMENT OF CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
The Company has restated its consolidated condensed financial statements for three and six month periods ended June 30, 1997 and 1996, as well as each of the years in the three year period ended December 31, 1996. The restatement resulted from the Company reconsidering certain accounting practices after discussions with the Securities and Exchange Commission's Division of Corporation Finance.

The significant accounting practices incorporated in the restatement are as follows:

(i)      the methodology for determining deferrable acquisition costs;
(ii)     the amortization methodology of deferred acquisition costs;
(iii)    the recognition of reserve adjustments for interest sensitive products;
(iv)     the allocation of purchase consideration associated with certain acquisitions; and
(v)      the consolidation of a majority-owned subsidiary.

In addition, the Company corrected immaterial errors identified in previously issued financial statements.

The following page presents the effects of the restatement for the three and six month periods ended June 30, 1997, and 1996.

                        CONSOLIDATED STATEMENTS OF INCOME

----------------------------------------------------------------------------------------------------------------------------
                                                                                  For the three month periods ended
                                                                                June 30, 1997           June 30, 1996
                                                                           ----------------------    -----------------------
                                                                        (As reported) (Restatement)(As reported)(Restatement)
----------------------------------------------------------------------------------------------------------------------------
REVENUES:
      Premiums, principally accident and sickness                          $  62,243    $  62,243    $  62,759   $  62,759
      Interest sensitive policy product charges                               23,050       23,050       22,675      22,675
      Net investment income                                                   68,218       68,218       43,081      39,753
      Other income                                                             5,391        5,391          865       5,457
      Net gains/losses from sale of investments                                4,706        4,706        3,955         (45)
                                                                           ----------------------    ---------------------
               Total revenues                                                163,608      163,608      133,335     130,599
                                                                           ----------------------    ---------------------
BENEFITS AND EXPENSES:
      Claims incurred                                                         50,555       50,555       45,355      44,670
      Change in liability for future policy benefits and other
          policy benefits                                                     23,902       24,344       10,251      10,130
      Amortization of present value of insurance in force and
          deferred policy acquisition costs                                   19,611       20,735       13,405      13,397
      Amortization of costs in excess of net assets acquired                   3,056        2,617        1,650       1,756
      Underwriting and other administrative expenses                          30,020       29,707       24,237      29,060
      Interest and amortization of deferred debt issuance costs                5,430        5,430        4,321       4,221
      Restructuring charge                                                        --           --           --          --
                                                                           ----------------------    ---------------------
               Total benefits and expenses                                   132,574      133,388       99,219     103,234
                                                                           ----------------------    ---------------------
Income before income taxes, undistributed earnings of unconsolidated
      affiliates and extraordinary charge                                     31,034       30,220       34,116      27,365
      Income taxes                                                            11,268       10,897       12,288       9,943
                                                                           ----------------------    ---------------------
Net income before undistributed earnings in unconsolidated affiliates
      and extraordinary charge                                                19,766       19,323       21,828      17,422
      Undistributed earnings in unconsolidated affiliates                     (1,181)      (1,240)       4,089       4,039
                                                                           ----------------------    ---------------------
Net income before extraordinary charge                                        18,585       18,083       25,917      21,461
      Extraordinary charge                                                        --           --           --          --
                                                                           ----------------------    ---------------------
Net income                                                                    18,585       18,083       25,917      21,461
      Preferred stock dividend requirements                                    4,874        4,874        2,709       2,709
                                                                           ----------------------    ---------------------
Net income applicable to common stock                                      $  13,711    $  13,209    $  23,208   $  18,752
                                                                           ======================    =====================
Primary:
      Net income applicable to common stock before extraordinary
          charge                                                           $    0.48    $    0.46    $    0.80   $    0.64
          Extraordinary charge                                                    --           --           --          --
                                                                           ----------------------    ---------------------
      Net income applicable to common stock                                $    0.48    $    0.46    $    0.80   $    0.64
                                                                           ======================    =====================
Common shares used in computing primary earnings per share                    28,860       28,860       29,139      29,139
                                                                           ======================    =====================

Fully diluted:
      Net income applicable to common stock before extraordinary
          charge                                                           $    0.48    $    0.46    $    0.73   $    0.60
          Extraordinary charge                                                    --           --           --          --
                                                                           ----------------------    ---------------------

      Net income applicable to common stock                                $    0.48    $    0.46    $    0.73   $    0.60
                                                                           ======================    =====================
Common shares used in computing fully diluted earnings per share              28,860       28,860       34,256      34,256
                                                                           ======================    =====================

-----------------------------------------------------------------------------------------------------------------------------
                                                                                   For the six month periods ended
                                                                                June 30, 1997           June 30, 1996
                                                                           ----------------------    -----------------------
                                                                        (As reported) (Restatement)(As reported)(Restatement)
-----------------------------------------------------------------------------------------------------------------------------

REVENUES:
      Premiums, principally accident and sickness                          $ 128,720   $ 128,720   $ 127,180    $ 127,180
      Interest sensitive policy product charges                               46,276      46,276      45,344       45,344
      Net investment income                                                  137,112     136,764      84,415       79,587
      Other income                                                            11,431      11,431         828       10,418
      Net gains/losses from sale of investments                                8,533       8,533       3,428         (572)
                                                                           ---------------------   ----------------------
               Total revenues                                                332,072     331,724     261,195      261,957
                                                                           ---------------------   ----------------------
BENEFITS AND EXPENSES:
      Claims incurred                                                         95,210      95,210      89,681       88,996
      Change in liability for future policy benefits and other
          policy benefits                                                     53,608      54,452      21,741       23,499
      Amortization of present value of insurance in force and
          deferred policy acquisition costs                                   38,980      41,554      28,264       27,336
      Amortization of costs in excess of net assets acquired                   5,120       4,895       3,680        3,893
      Underwriting and other administrative expenses                          60,869      60,243      47,869       57,714
      Interest and amortization of deferred debt issuance costs                9,817       9,817      10,378        9,978
      Restructuring charge                                                    19,071      19,071          --           --
                                                                           ---------------------   ----------------------
               Total benefits and expenses                                   282,675     285,242     201,613      211,416
                                                                           ---------------------   ----------------------
Income before income taxes, undistributed earnings of unconsolidated
      affiliates and extraordinary charge                                     49,397      46,482      59,582       50,541
      Income taxes                                                            19,485      18,454      21,918       18,789
                                                                           ---------------------   ----------------------
Net income before undistributed earnings in unconsolidated affiliates
      and extraordinary charge                                                29,912      28,028      37,664       31,752
      Undistributed earnings in unconsolidated affiliates                      2,560       2,418       8,407        8,373
                                                                           ---------------------   ----------------------
Net income before extraordinary charge                                        32,472      30,446      46,071       40,125
      Extraordinary charge                                                        --          --        (816)        (816)
                                                                           ---------------------   ----------------------
Net income                                                                    32,472      30,446      45,255       39,309
      Preferred stock dividend requirements                                    9,801       9,801       5,400        5,400
                                                                           ---------------------   ----------------------
Net income applicable to common stock                                      $  22,671   $  20,645   $  39,855    $  33,909
                                                                           =====================   ======================
Primary:
      Net income applicable to common stock before extraordinary
          charge                                                           $    0.78   $    0.71   $    1.49    $    1.27
          Extraordinary charge                                                    --          --       (0.03)       (0.03)
                                                                           ---------------------   ----------------------
      Net income applicable to common stock                                $    0.78   $    0.71   $    1.46    $    1.24
                                                                           =====================   ======================
Common shares used in computing primary earnings per share                    28,991      28,991      27,301       27,301
                                                                           =====================   ======================

Fully diluted:
      Net income applicable to common stock before extraordinary
          charge                                                           $    0.78   $    0.71   $    1.37    $    1.19
          Extraordinary charge                                                    --          --       (0.03)       (0.03)
                                                                           ---------------------   ----------------------
      Net income applicable to common stock                                $    0.78   $    0.71   $    1.34    $    1.16
                                                                           =====================   ======================
Common shares used in computing fully diluted earnings per share              28,991      28,991      32,419       32,419
                                                                           =====================   ======================



                      CONSOLIDATED CONDENSED BALANCE SHEET

-----------------------------------------------------------------------
                                               As of June 30, 1997
                                           --------------------------
                                         (As reported)    (Restatement)
-----------------------------------------------------------------------
ASSETS:
      Investments and cash                 $3,762,745      $3,758,969
      Insurance assets                        678,871         654,263
      Other assets                            383,040         376,405
                                           --------------------------
           Total assets                    $4,824,656      $4,789,637
                                           ==========================

LIABILITIES AND SHAREHOLDERS' EQUITY:
      Insurance liabilities                $3,466,029      $3,459,180
      Long-term debt                          270,046         270,046
      Other liabilities                       227,010         216,506
      Redeemable preferred stock               19,002          19,002
      Shareholders' equity                    842,569         824,903
                                           --------------------------
           Total liabilities and
             shareholders' equity          $4,824,656      $4,789,637
                                           ==========================

               REVIEW BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The June 30, 1997 and 1996, financial statements included in this filing have been reviewed by KPMG Peat Marwick LLP, independent certified public accountants, in accordance with established professional standards and procedures for such a review.

The report of KPMG Peat Marwick LLP commenting upon their review is included on the following page.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

                       Independent Auditors' Review Report

The Board of Directors and Shareholders of PennCorp Financial Group, Inc.

We have reviewed the accompanying consolidated condensed balance sheet of PennCorp Financial Group, Inc. and subsidiaries as of June 30, 1997, the consolidated condensed statements of income for the three and six-month periods ended June 30, 1997 and 1996, and the consolidated condensed statements of cash flows for the six-month periods ended June 30, 1997 and 1996. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of PennCorp Financial Group, Inc. as of December 31, 1996 and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated February 28, 1997 (except as to Note 19 which is as of November 14, 1997), we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the financial information set forth in the accompanying consolidated condensed balance sheet as of December 31, 1996 is fairly presented, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/KPMG PEAT MARWICK LLP
Raleigh, North Carolina
August 14, 1997
(except as to Note 8
which is as of November 14, 1997)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (As restated)

This "Management's Discussion and Analysis of Financial Condition and Results of Operations" should be read in conjunction with the comparable discussion filed as Exhibit 99.3 to this Form 8-K.

The following discussion should also be read in conjunction with the preceding consolidated condensed financial statements and related notes.

INTRODUCTION
In August 1997, PennCorp Financial Group, Inc. ("PennCorp", the "Company") announced that it would likely be restating its financial statements for each of the years in the three year period ended December 31, 1996. The discussion below reflects the restated amounts for the periods presented. Further information regarding the restatement is provided in Note 8 of the Notes to Unaudited Consolidated Condensed Financial Statements contained elsewhere herein.

CAUTIONARY STATEMENT
Cautionary Statement for purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The statements below that relate to future plans, events or performances are forward-looking statements that involve a number of risks or uncertainties. Among those items that could adversely affect the Company's financial condition, results of operations and cash flows are the following: changes in regulations affecting insurance companies, interest rates, the federal income tax code (to the extent the Company's product mix includes tax deferred accumulation products), the ratings assigned to the Company's insurance subsidiaries by independent rating organizations such as A.M. Best (which the Company believes are particularly important to the sale of annuity and other accumulation products) and unanticipated litigation. There can be no assurance that other factors not currently anticipated by management will not also materially and adversely affect the Company's results of operations.

GENERAL
The Company, through its operating subsidiaries, is a low cost provider of accumulation, life, and fixed benefit accident and sickness insurance products throughout the United States and Canada. The Company's products are sold through several distribution channels, including exclusive agents, general agents, financial institutions, and payroll deduction programs, and are targeted primarily to lower and middle-income individuals in rural and suburban areas. These products are primarily small premium accident and sickness insurance policies with defined fixed benefit amounts, traditional whole life and universal life insurance with low face amounts and accumulation products such as single premium deferred annuities.

The Company's financial condition and results of operations for the periods covered by this and future "Management's Discussion and Analysis of Financial Condition and Results of Operations" are or will be affected by several common factors, each of which is discussed below.

Restructuring Charges. As a result of the tremendous growth the Company has experienced, the diversification of the underlying business units resulting from acquisitions over time and the need for the Company to be able to rapidly integrate future acquisitions, the Company began a strategic business evaluation during the third quarter of 1996. During the period ended March 31, 1997, the Company completed its review of the existing business units and commenced a plan to fully establish operating divisions. The Company thoughtfully considered the impact the pending merger with Washington National Corporation and the acquisition of the Controlling Interest in Southwestern Financial Corporation and Subsidiaries may have on the divisional structure. However, certain portions of the Company's restructuring plan will not be definitive until the consummation of the pending merger, acquisition and related transactions. As a result, it is probable that the Company will incur certain additional restructuring charges as the final determination of the time of consummation of the merger with Washington National Corporation and the acquisition of the Controlling Interest in Southwestern Financial Corporation and Subsidiaries ("SW Financial") are known (see Note 7 of Notes to Unaudited Consolidated Condensed Financial Statements contained elsewhere herein).

As a result of the initiative to implement an operating division structure, the Company recorded a cumulative pre-tax restructuring charge of $19.1 million during the three month period ended March 31, 1997.

For the three month and six month periods ended June 30, 1997, $1.9 million and $2.4 million, respectively, of severance and related benefits as well as holding costs of vacated facilities have been charged against the restructuring accrual. The Company estimates approximately $1.6 million and $3.6 million of pre-tax incremental costs associated with the restructuring were incurred during the three month and six month periods ended June 30, 1997, respectively, and included in the Company's results of operations.

The following tables reflect pro forma results of operations eliminating the impact of the restructuring costs incurred by the Company for the three month and six month periods ended June 30, 1997:

                                                                               (AS RESTATED)
-----------------------------------------------------------------------------------------------------------------
                                                                                                    THREE MONTH
                                                       THREE MONTH PERIOD ENDED                    PERIOD ENDED
                                                             JUNE 30, 1997                         JUNE 30, 1996
                                       -------------------------------------------------------  -----------------
                                                            RESTRUCTURING
                                           AS REPORTED           COSTS       AS REPORTED (NET)      AS REPORTED
                                       -----------------   ----------------  -----------------  -----------------
Operating Information:
  Total revenues:                           $163,608                              $163,608           $130,599
                                            --------                              --------           --------
  Benefits and expenses:
    Claims incurred                           50,555                --              50,555             44,670
    Change in liability for
      future policy benefits and other
      policy benefits                         24,344                --              24,344             10,130
    Amortization of present value of
      insurance in force and deferred
      policy acquisition costs                20,735                --              20,735             13,397
    Amortization of costs in excess of
      net assets acquired                      2,617                --               2,617              1,756
    Underwriting and other administrative
      expenses                                29,707             1,595              28,112             29,060
    Interest and amortization of deferred
      debt issuance costs                      5,430                --               5,430              4,221
    Restructuring charge                          --                --                  --                 --
                                            --------                              --------           --------
      Total benefits and expenses            133,388                               131,793            103,234
                                            --------                              --------           --------
Income before income taxes,
  undistributed earnings in
  unconsolidated affiliates and
  extraordinary charge                        30,220                                31,815             27,365
       Income taxes                           10,897                                11,558              9,943
                                            --------                              --------           --------
Net income before undistributed
  earnings in unconsolidated affiliates
  and extraordinary charge                    19,323                                20,257             17,422
       Undistributed earnings in
         unconsolidated affiliates            (1,240)               --              (1,240)             4,039
                                            ---------                             ---------          --------
Net income before extraordinary charge        18,083                                19,017             21,461
       Extraordinary charge                       --                --                  --                 --
                                            --------                              --------           --------
Net income                                    18,083                                19,017             21,461
       Preferred stock dividend
         requirements                          4,874                                 4,874              2,709
                                            --------                              --------           --------
Net income applicable to common stock       $ 13,209                              $ 14,143           $ 18,752
                                            ========                              ========           ========
Per Share Information:
  Primary:
     Net income applicable to common
       stock before extraordinary
       charge                               $   0.46                              $   0.49           $   0.64
         Extraordinary charge                     --                                    --                 --
                                            --------                              --------           --------
     Net income applicable to
       common stock                         $   0.46                              $   0.49           $   0.64
                                            ========                              ========           ========
     Weighted average primary
       shares outstanding (in
       thousands)                             28,860                                28,860             29,139
                                            ========                              ========           ========
   Fully diluted:
     Net income applicable to
       common stock before extra-
       ordinary charge                      $   0.46                              $   0.49           $   0.60
         Extraordinary charge                     --                                    --                 --
                                            --------                              --------           --------
     Net income applicable to
       common stock                             0.46                              $   0.49           $   0.60
                                            ========                              ========           ========
     Weighted average fully diluted
       shares outstanding (in
       thousands)                             28,860                                38,203             34,256
                                            ========                              ========           ========

                                                                               (AS RESTATED)
-----------------------------------------------------------------------------------------------------------------
                                                                                                     SIX MONTH
                                                        SIX MONTH PERIOD ENDED                    PERIOD ENDED
                                                             JUNE 30, 1997                         JUNE 30, 1996
                                       -------------------------------------------------------  -----------------
                                                            RESTRUCTURING
                                           AS REPORTED           COSTS       AS REPORTED (NET)      AS REPORTED
                                       -----------------   ----------------  -----------------  -----------------
Operating Information:
  Total revenues:                           $331,724                              $331,724           $261,957
                                            --------                              --------           --------
  Benefits and expenses:
    Claims incurred                           95,210                 --             95,210             88,996
    Change in liability for
      future policy benefits and other
      policy benefits                         54,452                 --             54,452             23,499
    Amortization of present value of
      insurance in force and deferred
      policy acquisition costs                41,554                 --             41,554             27,336
    Amortization of costs in excess of
      net assets acquired                      4,895                 --              4,895              3,893
    Underwriting and other administrative
      expenses                                60,243              3,576             56,667             57,714
    Interest and amortization of deferred
      debt issuance costs                      9,817                 --              9,817              9,978
    Restructuring charge                      19,071             19,071                 --                 --
                                            --------                              --------           --------
        Total benefits and expenses          285,242                 --            262,595            211,416
                                            --------                              --------           --------
Income before income taxes,
  undistributed earnings in
  unconsolidated affiliates and
  extraordinary charge                        46,482                                69,129             50,541
        Income taxes                          18,454                                25,341             18,789
                                            --------                              --------           --------
Net income before undistributed
  earnings in unconsolidated affiliates
  and extraordinary charge                    28,028                                43,788             31,752
       Undistributed earnings in
         unconsolidated affiliates             2,418                 --              2,418              8,373
                                            --------                              --------           --------
Net income before extraordinary charge        30,446                                46,206             40,125
       Extraordinary charge                       --                 --                 --               (816)
                                            --------                              --------           --------
Net income                                    30,446                                46,206             39,309
       Preferred stock dividend
         requirements                          9,801                 --              9,801              5,400
                                            --------                              --------           --------
Net income applicable to common stock       $ 20,645                              $ 36,405           $ 33,909
                                            ========                              ========           ========
Per Share Information:
  Primary:
     Net income applicable to common
       stock before extraordinary
       charge                               $   0.71                              $   1.26           $   1.27
          Extraordinary charge                    --                                    --              (0.03)
                                            --------                              --------           --------
     Net income applicable to
       common stock                         $   0.71                              $   1.26           $   1.24
                                            ========                              ========           ========
     Weighted average primary
       shares outstanding (in
       thousands)                             28,991                                28,991             27,301
                                            ========                              ========           ========
   Fully diluted:
     Net income applicable to
       common stock before extra-
       ordinary charge                      $   0.71                              $   1.18           $   1.19
           Extraordinary charge                   --                                    --              (0.03)
                                            --------                              --------           --------
     Net income applicable to
       common stock                         $   0.71                              $   1.18           $   1.16
                                            ========                              ========           ========
     Weighted average fully diluted
       shares outstanding (in
       thousands)                             28,991                                38,303             32,419
                                            ========                              ========           ========

Preacquisition Contingencies and Allocations. In June 1997, the Company settled various outstanding contingencies arising out of the purchase of United Life with its former owner United Companies Financial Corporation ("UCFC"). As a result of such settlement, UCFC will repurchase certain residential mortgage loans originated by UCFC and currently warehoused by United Life upon the occurrence of foreclosure on the underlying property. Under terms of the arrangement, UCFC will repurchase the foreclosed properties for the full value of the underlying principal and accrued interest.

In addition, as part of the settlement the Company repurchased 483,839 shares of PennCorp Common Stock held by UCFC for $17.9 million.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES
Liquidity. The Company's liquidity requirements are funded primarily by its insurance subsidiaries. The insurance subsidiaries' principal sources of cash are premiums and investment income. The insurance subsidiaries' primary uses of cash are policy claims, commissions, operating expenses, income taxes and payments to the Company for principal and interest due under surplus debentures, tax sharing payments and dividends. Both sources and uses of cash are reasonably predictable.

During the six month period ended June 30, 1997 the Company received $21.2 million in interest payments or dividends from its subsidiaries and paid $8.1 million, $8.9 million and $2.8 million in interest and preferred stock and common stock dividends, respectively. For the remainder of 1997, the Company believes that it may need to utilize funds available under its revolving credit facility to fund a modest shortfall in available cash. For periods beginning in 1998, under current statutory limitations, the Company believes that it will receive sufficient cash flow from its subsidiaries to satisfy its cash requirements. As a result of the Company's decision to retain capital and surplus at the insurance subsidiary level, and with the realignment of the insurance subsidiaries into operating divisions, the Company believes that its insurance subsidiaries have excess capital and surplus. The Company's own established targets for estimated risk-based capital requirements indicate that the insurance divisions could make available approximately $50.0 million to $60.0 million to PennCorp, subject to applicable regulatory approvals.

Cash Flow. During the six-month period ended June 30, 1997, cash provided by operations was $46.7 million compared to $18.8 million for the six month period ended June 30, 1996. United Life provided $45.2 million in 1997, consisting primarily of investment income. Excluding United Life for the six month period of 1997, cash flow from operations declined by $17.3 million when compared to the six month period ended June 30, 1996. This decline was primarily the result of payments associated with restructuring costs and higher claim payments during the period as compared to the six month period ended June 30, 1996.

Pending Merger, Acquisition, and Related Transactions. On November 25, 1996, the Company and Washington National entered into a merger agreement. Under the agreement, Washington National will become a wholly-owned subsidiary of PennCorp and each holder of Washington National common stock will receive common stock of PennCorp, subject to the right to elect to receive a portion of the merger consideration in cash. The merger agreement expires by its terms on August 30, 1997.

As of August 14, 1997, the Company has not yet received clearance from the SEC to release the Joint Proxy Statement and Prospectus to shareholders of PennCorp and Washington National for approval of the merger. Accordingly, it is not possible to mail the proxy statement to the respective shareholders, hold the required special meetings of stockholders, and complete the merger by August 30, 1997. However, the Company and Washington National are holding discussions concerning an extension of the August 30, 1997, expiration date for completion of the merger (see note 7 of Notes to Unaudited Consolidated Condensed Financial Statements contained elsewhere herein).

The Company's pending acquisitions of the Controlling Interest in SW Financial and Fickes and Stone Knightsbridge Interests, as well as the annual stockholder's meeting, are also being delayed pending completion of the SEC's Preliminary Joint Proxy Statement and Prospectus review process relating to those transactions, including a review of the Company's historical financial statements.

RESULTS OF OPERATIONS
Policy Revenue. Total policy revenue for the six-month period ended June 30, 1997, increased 1.4% to $175.0 million from $172.5 million for the comparable period ended June 30, 1996. Life product revenue increased $2.9 million as a result of the inclusion of United Life which added $4.1 of additional life revenue while fixed benefit accident and sickness product revenue declined modestly. The decline in policy revenue from accident and sickness products was primarily attributable to the Company's decision during 1995 to discontinue new business production of certain disability income products. Policy revenue from foreign operations (primarily Canada) increased 7.1% or approximately $1.5 million. Policy revenue expressed in Canadian dollars increased 7.6% or $2.1 million (Canadian).

For the three month period ended June 30, 1997 total policy revenues were relatively constant at $85.3 million compared to $85.4 million for the three-month period ended June 30, 1996. For the three month period ended June 30, 1997, United Life added $2.0 million of policy revenues. Policy revenues from fixed benefit products offset the increases in life products as policy revenues from Penn Life and Professional declined $1.4 million.

Net Investment Income. Net investment income for the six months ended June 30, 1997, was $136.8 million compared to $79.6 million for the six months ended June 30, 1996. Of the $57.2 million increase in investment income, $55.3 million of the increase was attributable to the addition of United Life. Offsetting the increase as a result of the United Life acquisition was the loss of investment income at Integon Life as the result of the liquidation of assets resulting from surrenders on a closed block of accumulation products. In the aggregate, the Company liquidated $123.0 million of assets to fund surrender activity. Yield based upon weighted average amount of invested assets outstanding each period was approximately 7.5% and 7.6% for the six month periods ended June 30, 1997 and 1996, respectively. Offsetting the minor decline in investment yield was earnings on a slightly larger investment asset base resulting in $1.8 million of additional income.

Net investment income for the three-month period ending June 30, 1997, increased substantially to $68.2 million from $39.8 million for the comparable period in 1996. Substantially all the increase was attributable to United Life which positively impacted investment income by $27.6 million. Offsetting the impact of United Life were declines in Integon Life investment income of $4.7 million. In addition, slightly higher yields on the portfolio, excluding United Life, which increased to 7.7% from 7.3% resulting in approximately $1.4 million of additional investment income for the three month period ended June 30, 1997, compared to the three month period ended June 30, 1996.

Other income. Included in other income for the three month and six month periods ended June 30, 1997, was income resulting from the Company's bank marketing distribution channel, Marketing One. Such revenue amounted to $4.9 million and $10.1 million for the three month and six month periods ended June 30, 1997, as compared to $5.0 million and $9.6 million for comparable 1996 periods.

In conjunction with the Company's acquisition and investment activities, management is regularly presented with investment opportunities to invest in substantially undervalued securities in corporations which will likely undertake some form of restructuring. In 1995, the Company established a trading security account for such investments. Included in other income for the six and three month periods ended June 30, 1996, are gains and (losses) of ($219,000) and $295,000 resulting from such activities. The Company substantially liquidated its trading portfolio during 1997 and had no gains or losses associated with the liquidation.

Claims Incurred. Claims incurred for the six month period ended June 30, 1997 increased 7.0% to $95.2 million from $89.0 million for the six-month period ended June 30, 1996, primarily as the result of the inclusion of United Life which resulted in $3.9 million of additional claims. In addition, OLIC life claims increased $3.0 million and fixed benefit product claims increased $700,000 during the first six months of 1997 when compared to the first six months of 1996. Although OLIC continues to incur higher life claims than historical averages, the Company does not believe that current claim patterns indicate permanent adverse mortality, but rather a short term elevation in the incidence of mortality. During the period, OLIC ceased actively marketing new business on an individual basis. Integon Life claims declined $2.6 million for the six month period ended June 30, 1997 when compared to the comparable period for 1996. During 1996 Integon Life realized higher than anticipated mortality primarily as a result of business underwritten during the two year period prior to acquisition by PennCorp.

For the three month period ended June 30, 1997, claims incurred increased 13.2% to $50.6 million from $44.7 million for the comparable period in 1996. As noted above, the increase in claims was primarily the result of United Life, $1.8 million and OLIC, $1.9 million. Other modest increases in incurred claims for Professional and Penn Life were partially offset by a decline in Integon Life incurred claims.

Underwriting and Other Administrative Expenses. Excluding the impact of the restructuring charges incurred during the six month period ended June 30, 1997, underwriting and other administrative expenses declined slightly to $56.7 million from $57.7 million for the six-month period ended June 30, 1996. The decline is primarily attributable to the inclusion of $5.6 million of expenses as a result of the acquisition of United Life, offset by the decline in the Company's Raleigh-based operations expense structure of $6.6 million. The decline is a result of the savings emerging from the restructuring of Professional, OLIC and Integon Life.

Excluding the impact of the restructuring charges, underwriting and other administrative expenses decreased by $948,000 to $28.1 million for the three month period ended June 30, 1997 when compared to $29.1 million for the same period of 1996. Approximately $3.1 million was attributable to the inclusion of United Life. Offsetting the increases was a decline in the Company's Raleigh-based operations expense structure of $5.9 million. As stated above, the decline is the result of the savings emerging from the divisional restructuring. In addition, during the three month period ended June 30, 1997, certain non-insurance subsidiaries incurred additional expenses of approximately $1.8 million primarily associated with administrative systems conversion costs.

Interest and Related Debt Costs. For the six-month period ended June 30, 1997, interest and amortization of deferred debt issuance costs decreased to $9.8 million from $10.0 million for the comparable 1996 period. This decrease was the result of the Company eliminating subsidiary indebtedness which carried significantly higher cost of funds than credit facility borrowings available to the Company at the parent company level. In addition, the Company utilized funds available under its revolving credit facility to repurchase approximately $35.0 million of its 9 1/4% Senior Subordinated Notes due 2003 (the "Notes") resulting in a positive interest arbitrage of approximately 180 basis points. The actions noted above result in the Company realizing approximately $345,000 in interest cost savings. During the six month period ended June 30, 1996, the Company had weighted average borrowings of $8.5 million more than the comparable period ended June 30, 1997. Such additional borrowings resulted in additional interest costs of $255,000.

For the three month period ended June 30, 1997 and 1996, interest costs were $5.4 million and $4.2 million respectively. The increase in costs as a result of the increase in average borrowings outstanding amounted to approximately $836,000. In addition, as a result of the final settlement of contingencies arising out of the acquisition of United Life, the Company incurred $295,000 of interest costs due to delays in repurchasing the Company's Common Stock held by UCFC. Also impacting interest costs were the subsidiary refinancings and the repurchase of the $35.0 million of Notes which resulted in an aggregate decline of $160,000 in interest costs.

Income Taxes. The effective tax rates for the three month and six month periods ended June 30, 1997, were approximately 36.1% and 39.7%, respectively, compared to 36.3% and 37.2% for the three month and six month periods ended June 30, 1996, respectively. Excluding the impact of $19.1 million of restructuring charges as well as incremental costs associated with the restructuring of $3.6 million, which combined derived an income tax benefit of $6.9 million, the Company's effective tax rate would have been 36.7% for the six month period ended June 30, 1997. The effective rate for all periods presented is higher than the statutory tax rate primarily due to the non-deductibility of the amortization of costs in excess of net assets acquired.

Equity in Undistributed Earnings of Unconsolidated Affiliates. For the six month periods ended June 30, 1997 and 1996, the Company recognized $2.4 million and $8.4 million of earnings as a result of its economic interest in SW Financial. During the period, SW Financial suffered losses on certain health lines of business aggregating $10.0 million. In addition, for the six month period ended June 30, 1997, SW Financial's operating results were negatively impacted by $1.3 million and $1.1 million due to increased goodwill amortization as a result of final purchase allocations made during 1996 and lost investment income resulting from declining reinvestment rates, respectively.

For the three month periods ended June 30, 1997 and 1996, the Company recognized a loss of $1.2 million as compared to a gain of $4.0 million from SW Financial. Three month variances trend with six month variances as SW Financial primarily realized the impacts described above during the three month period ended June 30, 1997.

SW Financial continues to monitor emerging losses on certain of its health products and anticipates that it will likely incur additional losses for the remainder of 1997. Management of SW Financial is currently evaluating various action plans with respect to this business in order to mitigate the emerging loss experience. In addition, SW Financial intends to continue to implement its action plan to reduce losses on certain interest sensitive product portfolios and closely monitor the impact of such actions relative to anticipated results. The Company believes that such action will likely positively impact SW Financial's results of operations, as a result of a reduction in future policy benefits, by approximately $20.0 million during the remainder of 1997.

Pro Forma Analysis of the Results of Operations. The following pro forma results of operations has been prepared to aid in comparative analysis of the six month periods ended June 30, 1997 and 1996. The pro forma results contained on the following page eliminate the impact of certain losses and non-comparative charges associated with the Company's economic interest in SW Financial. Also included is the reclassification of amortization of the present value of insurance in force and deferred policy acquisition costs associated with gains on the sale of invested assets during the six month period ended June 30, 1997. The Company did not "unlock" amortization of present value of insurance in force or deferred policy acquisition costs during 1996 for realized investment gains.

                                                  ------------------------------------------------------------------------
                                                                            SIX MONTH PERIOD ENDED
                                                                                JUNE 30, 1997
                                                  ------------------------------------------------------------------------
                                                                                    AS
                                                                  RESTRUCTURING  REPORTED        COMPARATIVE   COMPARATIVE
                                                  AS REPORTED        COSTS         (NET)         ADJUSTMENTS    PRO FORMA
                                                  -----------     ------------   ---------       -----------    ---------
OPERATING INFORMATION:
    Revenues:
       Premiums, principally accident
         and sickness                              $ 128,720             --      $ 128,720             --       $ 128,720
       Interest sensitive product
         policy charges                               46,276             --         46,276             --          46,276
       Net investment income                         136,764             --        136,764             --         136,764
       Other income                                   11,431             --         11,431             --          11,431
       Net gains from sale of investments              8,533             --          8,533          1,902           6,631
                                                   ---------                     ---------                      ---------
    Total revenues:                                $ 331,724                     $ 331,724                      $ 329,822
                                                   ---------                     ---------                      ---------

    Benefits and expenses:
       Claims incurred                                95,210             --         95,210             --          95,210
       Change in liability for future
         policy benefits and other
         policy benefits                              54,452             --         54,452             --          54,452
       Amortization of present value of
         insurance in force and deferred
         policy acquisition costs                     41,554             --         41,554          1,902          39,652
       Amortization of costs in excess
         of net assets acquired                        4,895             --          4,895             --           4,895
       Underwriting and other administrative
         expenses                                     60,243          3,576         56,667             --          56,667
       Interest and amortization of deferred
         debt issuance costs                           9,817             --          9,817             --           9,817
       Restructuring charge                           19,071         19,071             --             --              --
                                                   ---------                     ---------                      ---------
             Total benefits and expenses             285,242                       262,595                        260,693
                                                   ---------                     ---------                      ---------

    Income before income taxes, undistributed
      earnings in unconsolidated affiliates
      and extraordinary charge                        46,482                        69,129                         69,129
             Income taxes                             18,454             --         25,341             --          25,341
                                                   ---------                     ---------                      ---------
    Net income before undistributed earnings
      in unconsolidated affiliates and
      extraordinary charge                            28,028                        43,788                         43,788
             Undistributed earnings in
               unconsolidated affiliates               2,418             --          2,418          7,084           9,502
                                                   ---------                     ---------                      ---------
    Net income before extraordinary charge            30,446                        46,206                         53,290
             Extraordinary charge                         --             --             --             --              --
                                                   ---------                     ---------                      ---------
    Net income                                        30,446                        46,206                         53,290
             Preferred stock dividend
               requirements                            9,801             --          9,801             --           9,801
                                                   =========                     =========                      =========
    Net income applicable to common stock          $  20,645                     $  36,405                      $  43,489
                                                   =========                     =========                      =========

PER SHARE INFORMATION:
    Primary:
       Net income applicable to common
         stock before extraordinary charge         $    0.71                     $    1.26                      $    1.50
          Extraordinary charge                            --                            --                             --
                                                   =========                     =========                      =========
       Net income applicable to common stock       $    0.71                     $    1.26                      $    1.50
                                                   =========                     =========                      =========

       Weighted average primary shares
         outstanding (in thousands)                   28,991                        28,991                         28,991
                                                   =========                     =========                      =========

    Fully diluted:
       Net income applicable to common stock
         before extraordinary charge               $    0.71                     $    1.18                      $    1.37
          Extraordinary charge                            --                            --                             --
                                                   =========                     =========                      =========
       Net income applicable to common stock       $    0.71                     $    1.18                      $    1.37
                                                   =========                     =========                      =========

       Weighted average fully diluted shares
         outstanding (in thousands)                   28,991                        38,303                         38,303
                                                   =========                     =========                      =========



                                                 ----------------------
                                                 SIX MONTH PERIOD ENDED
                                                     JUNE 30, 1996
                                                 ----------------------
                                                      AS REPORTED
                                                 ----------------------
OPERATING INFORMATION:
    Revenues:
       Premiums, principally accident
         and sickness                                  $ 127,180
       Interest sensitive product
         policy charges                                   45,344
       Net investment income                              79,587
       Other income                                       10,418
       Net gains from sale of investments                   (572)
                                                       ---------
    Total revenues:                                    $ 261,957
                                                       ---------

    Benefits and expenses:
       Claims incurred                                    88,996
       Change in liability for future
         policy benefits and other
         policy benefits                                  23,499
       Amortization of present value of
         insurance in force and deferred
         policy acquisition costs                         27,336
       Amortization of costs in excess
         of net assets acquired                            3,893
       Underwriting and other administrative
         expenses                                         57,714
       Interest and amortization of deferred
         debt issuance costs                               9,978
       Restructuring charge                                   --
                                                       ---------
             Total benefits and expenses                 211,416
                                                       ---------

    Income before income taxes, undistributed
      earnings in unconsolidated affiliates
      and extraordinary charge                            50,541
             Income taxes                                 18,789
                                                       ---------
    Net income before undistributed earnings
      in unconsolidated affiliates and
      extraordinary charge                                31,752
             Undistributed earnings in
               unconsolidated affiliates                   8,373
                                                       ---------
    Net income before extraordinary charge                40,125
             Extraordinary charge                           (816)
                                                       ---------
    Net income                                            39,309
             Preferred stock dividend
               requirements                                5,400
                                                       =========
    Net income applicable to common stock              $  33,909
                                                       =========

PER SHARE INFORMATION:
    Primary:
       Net income applicable to common
         stock before extraordinary charge             $    1.27
          Extraordinary charge                             (0.03)
                                                       =========
       Net income applicable to common stock           $    1.24
                                                       =========

       Weighted average primary shares
         outstanding (in thousands)                       27,301
                                                       =========

    Fully diluted:
       Net income applicable to common stock
         before extraordinary charge                   $    1.19
          Extraordinary charge                             (0.03)
                                                       =========
       Net income applicable to common stock           $    1.16
                                                       =========

       Weighted average fully diluted shares
         outstanding (in thousands)                       32,419
                                                       =========

During the period SW Financial incurred losses aggregating approximately $10.0 million as the result of additional analysis on certain health insurance lines of business. SW Financial anticipates it may incur additional losses for the remainder of 1997 on the health line of business until its policy conversion and rate increase program is fully implemented. During the six month period ended June 30, 1997, SW Financial increased, by $2.1 million, policy liabilities on interest sensitive policies above such amounts for the comparative period ended June 30, 1996. As the result of the initiation of a management action plan associated with this block of business, it is highly unlikely that such reserves will be necessary to cover future losses. In addition, SW Financial incurred $1.3 million of additional goodwill amortization during the six month period ended June 30, 1997, as compared to the six month period ended June 30, 1996. Such amortization was the result of final purchase allocations by SW Financial. The aggregate impact of such items was to reduce SW Financial's income from operations by $13.4 million resulting in the Company's results of operations being negatively impacted by $7.1 million.

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                             (AMOUNTS IN THOUSANDS)

                                  (As restated)


                                                           ------------------------------------- ------------------------------
                                                                THREE MONTH PERIODS ENDED              SIX MONTH PERIODS ENDED
                                                                        JUNE 30,                              JUNE 30,
                                                           ------------------------------------- ------------------------------
                                                                  1997               1996               1997           1996
                                                           -----------------  -----------------  -----------------  -----------
Primary net income applicable to common stock:
Net income applicable to common stock                           $13,209            $18,752            $20,645        $33,909
       Extraordinary charge                                          --                 --                 --            816
                                                                -------            -------            -------        -------
                                                                $13,209            $18,752            $20,645        $34,725
                                                                =======            =======            =======        =======

Fully diluted net income applicable to common stock:
   Net income applicable to common stock                        $13,209            $18,752            $20,645        $33,909
       Extraordinary charge                                          --                 --                 --            816
       Common stock equivalents:
          Convertible preferred stock dividend requirements          --              1,941                 --          3,882
                                                                -------            -------            -------        -------
                                                                $13,209            $20,693            $20,645        $38,607
                                                                =======            =======            =======        =======


                                                             -------------------------------------  -------------------------------
                                                                    THREE MONTH PERIODS ENDED            SIX MONTH PERIODS ENDED
                                                                            JUNE 30,                             JUNE 30,
                                                             -------------------------------------  -------------------------------
                                                                    1997                1996               1997             1996
                                                             -----------------   -----------------  -----------------  ------------
Primary:
Shares outstanding beginning of period                              28,648              22,880             28,648           22,880
Issuance of 5,131 shares on March 5, 1996                               --               5,131                 --            3,299
Incremental shares applicable to Stock Warrants/Stock Options          975               1,318                987            1,312
Treasury shares                                                       (763)               (190)              (644)            (190)
                                                                  --------            --------           --------         --------
                                                                    28,860              29,139             28,991           27,301
                                                                  ========            ========           ========         ========

Fully diluted:
Shares outstanding beginning of period                              28,648              22,880             28,648           22,880
Issuance of 5,131 shares on March 5, 1996                               --               5,131                 --            3,299
Incremental shares applicable to Stock Warrants/Stock Options          975               1,347                987            1,342
Treasury shares                                                       (763)               (190)              (644)            (190)
Conversion of 2,300 shares of $3.375 Convertible Preferred
    Stock at a rate of 2.2123 common shares to 1 preferred share        --               5,088                 --            5,088
Conversion of 2,875 shares of $3.50 Series II Convertible
    Preferred Stock at a rate of 1.4327 common shares to 1
        preferred share                                                 --                  --                987               --
                                                                  --------            --------           --------         --------
                                                                    28,860              34,256             28,991           32,419
                                                                  ========            ========           ========         ========